Exhibit 1
EXECUTION VERSION
BUSINESS COMBINATION AGREEMENT
BY AND AMONG
ENDURANCE ACQUISITION CORP.,
SATIXFY MS,
AND
SATIXFY COMMUNICATIONS LTD.
DATED AS OF MARCH 8, 2022

A-i

A-ii

A-iii

ANNEXES AND EXHIBITS
Annex A Key Employees
Annex B Reorganization Covenants
Exhibit A Form of Subscription Agreement
Exhibit B Form of Sponsor Letter Agreement
Exhibit C Form of Transaction Support Agreement
Exhibit D A&R Shareholders’ Agreement
Exhibit E Form of Warrant Assumption Agreement
Exhibit F Form of Company Second A&R Articles of Association
Exhibit G Form of PIPE Warrant Agreement
Exhibit H Form of Plan of Merger
Exhibit I A&R Registration Rights Agreement
Schedule A Supporting Company Shareholders
Schedule B Price Adjustment Participants and Price Adjustment Pro Rata Portion

A-iv

BUSINESS COMBINATION AGREEMENT
This BUSINESS COMBINATION AGREEMENT (this “Agreement”), dated as of March 8, 2022 (the “Agreement Date”), is entered into by and among Endurance Acquisition Corp., a Cayman Islands exempted company (“SPAC”), SatixFy MS, a Cayman Islands exempted company and a direct, wholly owned subsidiary of the Company (“Merger Sub”), and SatixFy Communications Ltd., a limited liability company organized under the laws of the State of Israel (the “Company”). SPAC, Merger Sub and the Company shall be referred to herein from time to time individually as a “Party” and collectively as the “Parties.” Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.1.
WHEREAS, SPAC is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or assets;
WHEREAS, Merger Sub is a newly formed, wholly owned, direct Subsidiary of the Company that was formed for purposes of consummating the transactions contemplated by this Agreement and the Ancillary Documents (the “Transactions”);
WHEREAS, following the Capital Restructuring, subject to the terms and conditions hereof and in accordance with the Companies Act, on the Closing Date, Merger Sub will merge with and into SPAC (the “Merger”), with SPAC surviving the Merger as a direct, wholly owned Subsidiary of the Company.
WHEREAS, as of the Effective Time by virtue of the Merger and upon the terms and subject to the conditions set forth in this Agreement, all Eligible SPAC Shares shall be automatically converted into the right to receive the Merger Consideration.
WHEREAS, prior to the Closing, (a) the Company shall effect the Company Preferred Share Conversion in accordance with, and based on the applicable conversion ratios of each class of Company Preferred Shares set forth in the Company’s Amended and Restated Articles of Association (the “Current Company Articles”) and (b) immediately following the Conversion, the Company will effect the Pre-Closing Recapitalization in accordance with Section 2.1(c) hereof.
WHEREAS, immediately following the Pre-Closing Recapitalization and prior to (and conditioned upon) the Effective Time, each Company Warrant issued and outstanding at such time (and excluding, for the avoidance of doubt, any Company Warrant that has been exercised prior to such time in accordance with its terms either for Company Shares or a cash payment in accordance with the terms thereof) shall be automatically net-share exercised on a cashless basis into Company Ordinary Shares in accordance with the terms of the agreements governing the Company Warrants.
WHEREAS, at the Closing, in connection with the Merger, the Company and Continental (or its applicable Affiliate) will enter into that certain Assignment, Assumption, Amended and Restated Warrant Agreement (the “Warrant Assumption Agreement”), substantially in the form attached hereto as Exhibit E, whereby the Company shall assume and amend and restate the terms of the Warrant Agreement and each of the SPAC Warrants will automatically become an Assumed Warrant and all rights with respect to SPAC Class A Shares underlying the SPAC Warrants will be automatically converted into rights with respect to Company Ordinary Shares and thereupon assumed by the Company;
WHEREAS, the board of directors of SPAC (the “SPAC Board”) has unanimously: (a) determined that it is in the best interests of SPAC to enter into this Agreement and the Ancillary Documents to which SPAC is or will be a party; (b) approved this Agreement, the Ancillary Documents to which SPAC is or will be a party and the transactions contemplated hereby and thereby (including the Merger) and (c) recommended, upon the terms and subject to the conditions set forth in this Agreement, the approval of the SPAC Shareholder Proposals by the holders of SPAC Shares entitled to vote thereon;
WHEREAS, the board of directors of Merger Sub has unanimously: (a) determined that it is in the best interests of Merger Sub to enter into this Agreement and the Ancillary Documents to which Merger Sub is or will be a party; and (b) approved this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger);

WHEREAS, the Company, acting in its capacity as the sole shareholder of Merger Sub, has approved this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the Transactions contemplated hereby and thereby (including the Merger) (the “Merger Sub Shareholder Approval”);
WHEREAS, the board of directors of the Company (the “Company Board”) has (i) unanimously: (a) determined that the transactions contemplated by this Agreement and the Ancillary Documents to which the Company is or will be a party are fair to, advisable and in the best interests of the Company and its shareholders and (b) approved this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger) and (ii) recommended, upon the terms and subject to the conditions set forth in this Agreement, among other things, the approval of the Initial Company Shareholder Proposals and the Company Preferred Shareholder Proposal and will recommend, among other things, the approval of the Additional Company Shareholder Proposals, by the holders of Company Shares entitled to vote thereon at the Company Shareholder Meeting;
WHEREAS, concurrently with the execution of this Agreement, the Company and each of the parties (the “Subscribers”) subscribing for that number of units (the “PIPE Units”) consisting of (i) one Company Ordinary Share and (ii) one-half of one Company Warrant (each, a “PIPE Warrant”) pursuant to a warrant agreement (as amended or modified from time to time, the “PIPE Warrant Agreement”) in substantially the form attached hereto as Exhibit G thereunder have entered into certain subscription agreements, dated as of the date hereof (as amended or modified from time to time, collectively, the “Subscription Agreements”), in substantially the form attached hereto as Exhibit A, pursuant to which, among other things, each Subscriber has agreed to subscribe for and purchase from the Company on the Closing Date concurrent with the Closing, and the Company has agreed to issue and sell to each such Subscriber on the Closing Date concurrent with the Closing, the number of PIPE Units set forth in the applicable Subscription Agreement in exchange for the purchase price set forth therein, on the terms and subject to the conditions set forth in the applicable Subscription Agreement (the equity financing under all Subscription Agreements, collectively, hereinafter referred to as the “PIPE Financing”);
WHEREAS, prior to the execution of this Agreement, the Company and an institutional lender and its affiliates entered into a credit facility pursuant to which the Company borrowed $55,000,000 (the “Debt Financing”);
WHEREAS, concurrently with the execution of this Agreement, the Company entered into an equity line of credit with an investment bank pursuant to which the Company may issue up to $75,000,000 of its ordinary Shares, the availability of such equity line of credit conditioned upon the Closing (the “Equity Line of Credit”);
WHEREAS, concurrently with the execution of this Agreement, Sponsor, SPAC and the Company are entering into the sponsor supporting letter agreement in substantially the form attached hereto as Exhibit B (the “Sponsor Letter Agreement”), pursuant to which, among other things, Sponsor has agreed to vote all of its SPAC Shares in favor of the SPAC Shareholder Proposals, to impose certain “lock up” restrictions with respect to it its Sponsor Interests (as defined therein) for a period of time, and to subject a portion of the Merger Consideration payable to Sponsor to certain vesting provisions, in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement;
WHEREAS, in connection with this Agreement, the Sponsor and certain members of the Company’s management team will become eligible to receive certain Price Adjustment Shares as provided herein;
WHEREAS, concurrently with the execution of this Agreement, the Company, SPAC and certain Company Shareholders set forth on Schedule A (collectively, the “Supporting Company Shareholders”), which, in the aggregate, represent the Requisite Majority and each of the shareholders that are required to deliver the Company Shareholder Consent and Waiver and Consent to Shareholders Agreement Termination, are entering into a transaction support agreement, substantially in the form attached hereto as Exhibit C (collectively, the “Transaction Support Agreements”), pursuant to which, among other things, each such Supporting Company Shareholder will agree to vote in favor of the approval of the Company Preferred Shareholder Proposal and the Company Shareholder Proposals, as applicable, at the Company Shareholder Meeting;

WHEREAS, pursuant to the SPAC Memorandum and Articles of Association, SPAC is required to provide the holders of SPAC Class A Shares an opportunity to have their issued and outstanding SPAC Class A Shares redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in the SPAC Memorandum and Articles of Association in connection with the SPAC Shareholders Meeting (the “Offer”);
WHEREAS, concurrently with the execution of this Agreement, in connection with (and conditioned upon) the Merger, the Company, the Supporting Company Shareholders, the SPAC, the Sponsor and certain other parties thereto have entered into that certain Amended and Restated Shareholders’ Agreement (the “A&R Shareholders’ Agreement”), substantially in the form attached hereto as Exhibit D to be effective upon the Closing, which agreement, upon execution and delivery by such parties, will replace and supersede the Shareholders’ Agreement and certain other agreements of the parties to the A&R Shareholders’ Agreement in each case in its entirety and will, among things, subject the “Holders” (as defined therein) to certain “lock-up” restrictions with respect to their Company Shares;
WHEREAS, concurrently with the execution of this Agreement, in connection with (and conditioned upon) the Merger, the SPAC, the Sponsor and certain other parties thereto have entered into that certain Amended and Restated Registration Rights Agreement (the “A&R Registration Rights Agreement”), substantially in the form attached hereto as Exhibit I to be effective upon the Closing, which agreement, upon execution and delivery by such parties, will replace and supersede the Registration Rights Agreement in its entirety;
WHEREAS, the Company shall, subject to obtaining the Company Preferred Shareholder Approval, the Company Shareholder Approval, the Company Shareholder Consents and Waiver and the Consent to Shareholders Agreement Termination, adopt the second amended and restated articles of association of the Company (the “Company Second A&R Articles of Association”) substantially in the form attached hereto as Exhibit F, to be effective upon the Effective Time;
WHEREAS, immediately prior to the Effective Time, the Company shall, subject to obtaining the Company Shareholder Approval, adopt the Company Incentive Equity Plan; and
WHEREAS, for U.S. federal income Tax purposes, it is intended that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code to which each of the Company, SPAC and Merger Sub are parties pursuant to Section 368(b) of the Code and that this Agreement constitutes a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).
NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:
ARTICLE I.
CERTAIN DEFINITIONS
Section 1.1   Definitions.   As used in this Agreement, the following terms have the respective meanings set forth below.
“A&R Registration Rights Agreement” has the meaning set forth in the recitals to this Agreement.
“A&R Shareholders’ Agreement” has the meaning set forth in the recitals to this Agreement.
“Adjusted Equity Value” means (a) the Equity Value, plus (b) the Aggregate Vested Company Option Exercise Price, plus (c) the Aggregate Warrant Exercise Price. For the avoidance of doubt, the Adjusted Equity Value shall not include the value or proceeds from the issuance of any Company Ordinary Shares or other capital stock of the Company issued or issuable in connection with the PIPE Financing, the Backstop Facility or any Permitted Interim Financing.
“Adjusted Equity Value Per Share” means (a) the Adjusted Equity Value, divided by (b) the Fully Diluted Company Capitalization.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this Agreement, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.
“Aggregate Transaction Proceeds” means an amount equal to (a) the aggregate cash proceeds to be released to SPAC from the Trust Account in connection with the transactions contemplated hereby (after, for the avoidance of doubt, giving effect to the exercise of SPAC Shareholder Redemption Rights but before release of any other funds), minus (b) SPAC Expenses, minus (c) Company Expenses, plus (d) the aggregate proceeds from the Debt Financing less cash expenses incurred by the Company and its Subsidiaries in connection with the Debt Financing, plus (e) the aggregate proceeds received by the Company pursuant to any Permitted Interim Financing less cash expenses incurred by the Company and its Subsidiaries in connection with such sale, plus (f) the aggregate proceeds received by the Company in connection with the Closing from the PIPE Financing, plus (g) the aggregate proceeds received by or available to the Company under the Backstop Facility, if the Backstop Facility has been entered into prior to or concurrently with the Effective Time, less cash expenses incurred by the Company and its Subsidiaries in connection therewith, plus (h) $37,500,000 attributable to securities that can be sold pursuant to the Equity Line of Credit.
“Aggregate Vested Company Option Exercise Price” means the aggregate amount of the exercise price that would be paid to the Company in respect of all Vested Company Options if all Vested Company Options were exercised in full immediately prior to the Effective Time (without giving effect to any “net” exercise or similar concept).
“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.
“Ancillary Documents” means the Plan of Merger, the Sponsor Letter Agreement, the Subscription Agreements, the Transaction Support Agreements, the A&R Shareholders’ Agreement, the Warrant Assumption Agreement, and each other agreement, document, instrument and/or certificate contemplated by this Agreement and executed or to be executed in connection with the transactions contemplated hereby.
“Anti-Corruption Laws” means, collectively, the Foreign Corrupt Practices Act (FCPA), the UK Bribery Act 2010, Sub-chapter 5 of Chapter 9 of Part B of the Israeli Penal Law, 1977, the Israeli Prohibition on Money Laundering Law, 5760-2000, OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, the UN Convention against Corruption, United States Currency, Foreign Transactions Reporting Act of 1970, as amended, and any other applicable anti-bribery or anti-corruption Laws related to combatting bribery, corruption and money laundering.
“Antitrust Laws” means any antitrust, competition, merger control or trade regulatory law.
“Assumed Warrants” means warrants to purchase Company Ordinary Shares on the terms set forth in the Warrant Assumption Agreement (which shall be in substantially identical form as the applicable SPAC Warrants and the SPAC Warrant Agreement, but in the name of the Company and as amended pursuant to the Warrant Assumption Agreement).
“Backstop Facility” means a revolving credit agreement that may be entered into following the date hereof between the Company and the institutional lender and its affiliates that are lenders under the Debt Financing pursuant to which the Company may borrow from time to time up to an additional currently expected amount of $25,000,000, at the option of the Company, the availability of which is conditioned upon the Closing.
“Business Combination” has the meaning set forth in Section 8.18.
“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York, the Cayman Islands and Tel Aviv, Israel are open for the general transaction of business.
“Capital Restructuring” has the meaning set forth in Section 2.1(c).

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act (Pub. L. No. 116-136), as signed into law by the President of the United States on March 27, 2020.
“Cayman Dissent Rights” means the right of each SPAC Shareholder to dissent in respect of the Merger pursuant to Section 238 of the Companies Act.
“CBA” means any collective bargaining agreement or other Contract with any labor union, works council, or other labor organization.
“Change of Control” means any transaction or series of transactions (a) following which a Person or “group” (within the meaning of Section 13(d) of the Exchange Act), other than the Group Companies, has direct or indirect beneficial ownership of securities (or rights convertible or exchangeable into securities) representing fifty percent (50%) or more of the voting power of or economic rights or interests in the Company or its subsidiaries that, in the aggregate, constitute at least 50% of the consolidated assets of the Company (excluding any “holding company” reorganizations or similar reorganizations that do not affect the ultimate beneficial ownership of the Company), (b) constituting a merger, consolidation, reorganization or other business combination, however effected, following which the voting securities of the Company immediately prior to such merger, consolidation, reorganization or other business combination do not continue to represent or are not converted into fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Person resulting from such combination or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (c) the result of which is a sale of all or substantially all of the assets of the Group Companies to any Person.
“Closing” has the meaning set forth in Section 2.5.
“Closing Date” has the meaning set forth in Section 2.5.
“Closing Filing” has the meaning set forth in Section 5.4(b).
“Closing Press Release” has the meaning set forth in Section 5.4(b).
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Companies Act” means the Cayman Islands’ Companies Act (As Revised), as amended or revised from time to time.
“Company” has the meaning set forth in the introductory paragraph to this Agreement.
“Company Acquisition Proposal” means (a) any transaction or series of related transactions under which any Person(s), directly or indirectly, acquires or otherwise purchases (i) voting control of the Company or any of its Subsidiaries or controlled Affiliates or (ii) twenty percent (20%) or more of the consolidated assets of the Company (in the case of each of clause (i) and (ii), whether by merger, consolidation, recapitalization, purchase or issuance of Equity Securities, tender offer or otherwise) or (b) twenty percent (20%) or more of the equity or similar investment in the Company or any of its Subsidiaries or controlled Affiliates. Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents, the Transaction, the Backstop Financing nor the PIPE Financing shall constitute a Company Acquisition Proposal.
“Company Board” has the meaning set forth in the recitals to this Agreement.
“Company Disclosure Schedules” means the disclosure schedules to this Agreement delivered to SPAC by the Company on the date of this Agreement.
“Company Equity Plan” means, collectively, the Company’s 2020 EMI Share Option Plan, the Company’s 2020 Share Award Plan, the Company’s U.S. Addendum to the 2020 Share Award Plan, and each other plan that provides for the award to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company of rights of any kind to receive Equity Securities of any Group Company or benefits measured in whole or in part by reference to Equity Securities of any Group Company.

“Company Expenses” means, as of any determination time, the aggregate amount of fees, expense, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, any Group Company or Merger Sub in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the Transactions, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers and finders, investment bankers, consultants, or other agents or service providers of any Group Company or Merger Sub, (b) any other fees, expenses, commissions or other amounts that are expressly allocated to any Group Company or Merger Sub pursuant to this Agreement or any Ancillary Document, including fifty percent (50%) of all fees for registering the Company Securities on the Registration Statement / Proxy Statement, fifty percent (50%) of all fees for the application for listing the Company Securities on NASDAQ, fifty percent (50%) of all filing fees (if any) for any filings pursuant to any applicable Antitrust Laws (or any applicable investment laws or laws that provide for review of national security or defense matters) and fifty percent (50%) of all Transfer Taxes; and (c) the cost of the Tail Policy (but only to the extent not exceeding $3,800,000, the estimate for such cost provided by SPAC to the Company prior to the date hereof, the remainder of which will be a SPAC Expense); provided, that if any amounts to be included in the calculation of the Company Expenses which are in a currency other than US dollars, such amounts shall be deemed converted to US dollars at the prevailing official rate of exchange published by the Federal Reserve Bank of New York for the conversion of such currency or currency unit into US dollars (except for the conversion of NIS denominated expenses which shall be deemed converted on the basis of the official USD-NIS exchange rates) on the last Business Day immediately preceding the Closing. Notwithstanding the foregoing or anything to the contrary herein, Company Expenses shall not include (x) any SPAC Expenses, (y) any expenses associated with the Debt Financing and any sale of securities (including convertible securities) of the Company the agreement for which was entered into after the date hereof but prior to the Closing and/or (z) any cash payment to a holder of Company Warrants in exchange for the retirement and/or surrender of such Company Warrants in accordance with the terms thereof.
“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1(a) and Section 3.1(b) (Organization and Qualification), Section 3.2(a) and Section 3.2(c) (Capitalization of the Group Companies), Section 3.3(a), (b), (c) and (d) (Authority), Section 3.8(a) (Absence of Changes) and Section 3.19 (Brokers).
“Company Incentive Equity Plan” has the meaning set forth in Section 5.16(a).
“Company Intellectual Property” means all Company Owned Intellectual Property and all Company Licensed Intellectual Property.
“Company Inbound License” means any Contract pursuant to which any Group Company receives a license to, or is otherwise granted any similar right in (including rights to use, practice or exploit), any Intellectual Property Rights or Technology of a third Person.
“Company Investor Agreements” has the meaning set forth in Section 3.21.
“Company Licensed Intellectual Property” means Intellectual Property Rights or Technology owned by any Person (other than a Group Company) that is licensed to any Group Company (including pursuant to any Company Inbound License) or in which any Group Company has acquired any other similar right.
“Company Management” means the employees of the Company designated as “Company Management” on Section 3.16(a)(ii) of the Company Disclosure Schedules and each of their affiliated entities that provide services to the Company or any of its Subsidiaries.
“Company Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (x) the business, results of operations or financial condition of the Group Companies, taken as a whole, or (y) the ability of the Group Companies to consummate the transactions contemplated by this Agreement before the applicable Termination Date; provided, however, that, solely with respect to clause (x) above, none of the following, alone or in combination, shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of this Agreement from or related to (i) general business or economic conditions in or affecting the United States, Israel or any other jurisdiction where any of the Group Companies operate, or changes therein, or the global economy generally, (ii) acts of war, sabotage or terrorism (including cyberterrorism) in the United states, Israel, the United Kingdom, or any other jurisdiction where any of the Group Companies operate, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States, Israel, the United Kingdom, or any other jurisdiction where any of the Group Companies operate, or changes therein, including changes in interest rates and changes in exchange rates, (iv) changes in any applicable Laws, regulatory policies or IFRS or any guidance relating thereto or any official interpretation thereof, (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which any Group Company operates, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of any Group Company with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third-parties related thereto (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 3.5(b) to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 6.2(a) to the extent it relates to such representations and warranties), (vii) any failure by any Group Company to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a Company Material Adverse Effect if otherwise contemplated by, and not otherwise excluded from, this definition), (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, explosions, epidemics, pandemics (including COVID-19 or SARS-CoV-2 virus (or any mutation or variation thereof)), acts of God or other natural disasters or comparable events, or any escalation of the foregoing, or (ix) any action taken or not taken at the written request of SPAC; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur to the extent (and only to the extent) such change, event, effect or occurrence has a disproportionate adverse effect on the Group Companies, taken as a whole, relative to other participants operating in the industries or markets in which the Group Companies operate.
“Company Non-Party Affiliates” means, collectively, each Company Related Party and each former, current or future Affiliates, Representatives, successors or permitted assigns of any Company Related Party (other than, for the avoidance of doubt, the Company Parties).
“Company Option” means, as of any determination time, each option to purchase Company Ordinary Shares that is outstanding and unexercised, whether granted under a Company Equity Plan or otherwise.
“Company Ordinary Shares” means (a) prior to the Closing, the ordinary shares, par value NIS 0.01 per share, of the Company designated as “Ordinary Shares” pursuant to the Company Pre-Closing Organizational Documents, or (b) following the Closing, the same ordinary shares with no par value of the Company designated as “Ordinary Shares” pursuant to the Post-Closing Company Organizational Documents. Any reference to the Company Ordinary Shares in this Agreement or any Ancillary Document shall be deemed to refer to clause (a) or clause (b) of this definition, as the context so requires.
“Company Outbound License” means any Contract pursuant to which any Group Company licenses to a third Person, or otherwise grants any third Person any similar right in (including rights to use, practice or exploit), any Company Intellectual Property.
“Company Owned Intellectual Property” means all Intellectual Property Rights and Technology that are owned by or purported to be owned by any Group Company and used or held for use by any Group Company in the conduct of the Group Companies’ business.
“Company Parties” means, together, the Company and Merger Sub.
“Company Preferred A Shares” means the Series A Preferred Shares, par value NIS 0.01 per share, of the Company.

“Company Preferred B Shares” means the Series B Preferred Shares, par value NIS 0.01 per share, of the Company
“Company Preferred C Shares” means the Series C Preferred Shares, par value NIS 0.01 per share, of the Company.
“Company Preferred Share Conversion” has the meaning set forth in Section 2.1(b).
“Company Preferred Shareholder Approval” means the affirmative vote of the holders of a majority of the Company Preferred A Shares, Company Preferred B Shares and Company Preferred C Shares, each voting as a separate class.
“Company Preferred Shareholder Proposal” means the proposal for the adoption of the Company Second A&R Articles of Association substantially in the form attached hereto as Exhibit F.
“Company Preferred Shares” means, collectively, the Company Preferred A Shares, the Company Preferred B Shares, and the Company Preferred C Shares.
“Company Products” means all products and services designed, developed, distributed, marketed, licensed, supplied or otherwise provided by or for any Group Company, including any of the foregoing currently in development, from which any Group Company has derived within the three (3) years preceding the date hereof, is currently deriving or has planned to derive revenue from the sale, license, maintenance or other provision thereof in the conduct of the business of the Group Companies.
“Company Registered Intellectual Property” means all Registered Intellectual Property owned (or co-owned) by any Group Company.
“Company Related Party” has the meaning set forth in Section 3.21.
“Company Related Party Transactions” has the meaning set forth in Section 3.21.
“Company Second A&R Articles of Association” has the meaning set forth in the recitals to this Agreement.
“Company Securities” means, collectively, (i) the Company Ordinary Shares that constitute the Merger Consideration, (ii) the Assumed Warrants and (iii) the Company Ordinary Shares issuable upon exercise of the Assumed Warrants.
“Company Share Value” means $10.00.
“Company Shareholder Approval” means the affirmative vote of the holders of Company Shares holding more than fifty percent (50%) of the then issued and outstanding Company Shares, on an as-converted basis at the Company Shareholder Meeting, approving the Company Shareholder Proposals.
“Company Shareholder Meeting” has the meaning set forth in Section 5.12(b).
“Company Shareholder Consents and Waiver” means (i) CEL Catalyst Communications Ltd. (“Catalyst”) consent to: (a) the adoption and approval of this Agreement and the Transactions (including the withholding of a number of Ordinary Shares to be held in escrow for potential transfer to investors in the PIPE Financing or otherwise); (b) the termination of the Shareholders Agreement and waiver by Catalyst of its rights thereunder, including its registrations rights, (c) the termination of the May 12, 2020 side letter between the Company and waiver by Catalyst of its rights thereunder, (d) the termination of the October 2, 2016 side letter between the Company and Catalyst and waiver by Catalyst of the rights granted to it thereunder, (e) the termination of section 3.2 of the May 12, 2020 Subscription Agreement between the Company and Catalyst, (ii) the waiver by Catalyst of its right of first refusal and right of first offer (preemptive rights) and other rights in connection with this Agreement and the Transactions and (iii) the waiver by Golden Arie High Tech Investments Pte and Glory Ventures Investments Fund II L.P. of its rights of first refusal and right of first offer (preemptive rights) and other rights in connection with this Agreement and the Transactions.
“Company Shareholder Proposals” means the proposals for (i) the adoption and approval of this Agreement and the Transactions (including the withholding of a number of Ordinary Shares to be held in escrow for potential transfer to investors in the PIPE Financing or otherwise); (ii) the approval of the effectiveness of the Pre-Closing Recapitalization in connection with the Capital Restructuring, (iii) the cancellation of the Company Ordinary Shares’ par value; (iv) the election of directors to the Company Board, and the approval of directors’ compensation and the entry by the Company into customary indemnification agreements with the directors of the Company, (v) the adoption and approval of a proposal to terminate each Company Investor Agreement requiring consent of the Company Shareholders, (vi) the adoption of the Company Second A&R Articles of Association substantially in the form attached hereto as Exhibit F, (vii) increase of the Company’s authorized share capital as reflected in the Company Second A&R Articles of Association, (viii) the proposal to increase of the number of Company Ordinary Shares reserved for issuance pursuant to the Company’s incentive equity plan(s) or in connection with the Pre-Closing Recapitalization, (ix) the purchase by the Company of a D&O insurance policy, effective as of immediately following the Closing Date, covering the Company’s directors and officers as of immediately following the Closing Date, (x) approval of the compensation policy as required by the Israeli Companies Law and (xi) the appointment of the Company’s auditors, (xii) the termination of the shareholders agreement dated as of May 12, 2020 and waiver of any and all rights thereunder. Clauses (i), (ii), (iii), (v), (vi), (viii) and (xii) above shall also be referred to herein as the “Initial Company Shareholder Proposals” and the remaining clauses shall also be referred to as the “Additional Company Shareholder Proposals”.
“Company Shareholders” means, collectively, the holders of Company Shares as of any determination time prior to the Effective Time.
“Company Shares” means, collectively, the Company Preferred Shares and the Company Ordinary Shares.
“Company Warrants” means, as of any determination time, each warrant (including, but not limited to, Assumed Warrants and PIPE Warrants) to purchase Company Shares that is outstanding and unexercised (and excluding, for the avoidance of doubt, any Company Warrant that has been exercised prior to such time in accordance with its terms either for Company Shares or a cash payment in accordance with the terms thereof).
“Confidentiality Agreement” means, that certain Mutual Confidentiality Agreement, dated as of September 20, 2021, by and between the Company and SPAC.
“Consent” means any notice, authorization, qualification, registration, filing, notification, waiver, Order, clearance, consent or approval to be obtained from, filed with or delivered to, a Governmental Entity or other Person.
“Consent to Shareholders Agreement Termination” means the consent to the termination of the Shareholder Agreement by holders of sixty percent (60%) of the aggregate number of Company Shares (on an as-converted basis) held by the Company Shareholders who are party to the Shareholders Agreement.
“Continental” means Continental Stock Transfer & Trust Company.
“Contract” or “Contracts” means any agreement, contract, license, franchise, note, bond, mortgage, indenture, guarantee, lease, obligation, undertaking or other commitment or arrangement (whether oral or written) that is legally binding upon a Person or any of his, her or its properties or assets, including any CBA, and any amendments thereto.
“Copyrights” has the meaning set forth in the definition of Intellectual Property Rights.
“COVID-19” means SARS-CoV-2, coronavirus or COVID-19, and any evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.
“COVID-19 Measures” means any (i) quarantine, “shelter in place,” “stay at home,” social distancing, mask wearing, temperature taking, personal declaration, “purple badge standard,” shut down, closure, sequester or any other Law, decree, judgment, injunction or other Order, directive, guidelines or recommendations by any Governmental Entity or industry group in connection with or in response to COVID-19 pandemic, including, the CARES Act, and (ii) any action taken, or omitted to be taken, by any Group Company to the extent such act or omission is reasonably determined by the Company, based on the advice of legal counsel, to be reasonably necessary (x) to comply with any Law, Order, directive, pronouncement or guideline issued by a Governmental Entity providing for business closures, “sheltering-in-place” or other restrictions that relates to, or arises out of, COVID-19 or (y) to respond to COVID-19, including to maintain and preserve the business organization, assets, properties and business relations of the Group Companies (or with respect to health and safety).
“Current Company Articles” has the meaning set forth in the recitals hereto.
“Creator” has the meaning set forth in Section 3.13(d).
“D&O Persons” has the meaning set forth in Section 5.13(a).
“Debt Financing” has the meaning set forth in the Recitals.
“Dissenting SPAC Shares” means SPAC Shares that are (i) issued and outstanding immediately prior to the Effective Time and (ii) held by a SPAC Shareholder who has validly exercised their Cayman Dissent Rights (and not waived, withdrawn, forfeited, failed to perfect or otherwise lost such rights).
“Dissenting SPAC Shareholders” means holders of Dissenting SPAC Shares.
“Earth Station” means telemetry, tracking and control and transmitting and/or receiving earth station facilities, in each case that is either owned or leased for use by the Group Company.
“Effective Time” has the meaning set forth in Section 2.2(a).
“Eligible SPAC Shares” has the meaning set forth in Section 2.3(a).
“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA), each severance, gratuity, termination indemnity, incentive, commissions or bonus, retention, change in control, deferred compensation, profit sharing, retirement, relocation, welfare, post-employment welfare, vacation, sick leave, or paid-time-off, stock purchase, stock option or equity incentive plan, program, policy, Contract, or arrangement (whether formal or informal) and each other stock purchase, stock option or other equity or equity-based, termination, severance, transition, employment, individual consulting, retention, transaction, change-in-control, fringe benefit, pension (including pension funds, managers’ insurance and/or similar funds, and education fund (“keren hishtalmut”)), bonus, incentive, deferred compensation, employee loan or other compensation or benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, that any Group Company maintains, sponsors, contributes to or is required to contribute to, or under or with respect to which any Group Company has any Liability or with respect to which any Group Company has or could reasonably be expected to have any Liability, other than any plan required by applicable Law that is sponsored or maintained by a Governmental Entity.
“Environmental Laws” means all Laws, Orders or binding policy concerning pollution, protection of the environment, natural resources, or human health or safety (to the extent relating to exposure to Hazardous Substances).
“Environmental Permit” means any approval, permit, registration, certification, license, clearance or consent required to be obtained from any Person or any Governmental Entity under any Environmental Law.
“Equity Line of Credit” has the meaning set forth in the recitals to this Agreement.
“Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.
“Equity Value” means $500,000,000.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Evaluation Material” means certain confidential and proprietary information in the possession of SPAC of third parties received in connection with the SPAC’s evaluation of alternative business combinations, including but not limited to, information concerning the business, financial condition, operations, assets and liabilities, trade secrets, know-how, technology, customers, business plans, intellectual property, promotional and marketing efforts, the existence and progress of financings, mergers, sales of assets, take-overs or tender offers of third parties, including SPAC’s and its Representatives’ internal notes and analysis concerning such information.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
“Exchange Agent” has the meaning set forth in Section 2.6(a).
“Exchange Agent Agreement” has the meaning set forth in Section 2.6(a).
“Exchange Ratio” means (a) the Adjusted Equity Value Per Share, divided by (b) the Company Share Value, which number shall be calculated and determined by the Company in accordance with Section 2.1(a).
“Excluded SPAC Shares” has the meaning set forth in Section 2.3(c).
“External Director” has the meaning set forth in the Israeli Companies Law.
“Federal Securities Laws” means the Exchange Act, the Securities Act and the other U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise.
“Financial Statements” has the meaning set forth in Section 3.4(a).
“First Price Adjustment Achievement Date” has the meaning set forth in Section 2.10(b).
“Foreign Benefit Plan” means each Employee Benefit Plan maintained by any of the Group Companies for its current or former employees, officers, directors, owners or other individual service providers located outside of the United States.
“Fraud” means actual and intentional common law fraud under Delaware law with respect to the express representations and warranties set forth in this Agreement and the Ancillary Documents against the Person committing such fraud.
“Fully Diluted Company Capitalization” means, without duplication, the sum of (a) the aggregate number of Company Shares outstanding as of immediately prior to the consummation of the Pre-Closing Recapitalization (and after, for the avoidance of doubt, giving effect to the Company Preferred Share Conversion, but excluding any Company Shares held by the Company in treasury), (b) the aggregate number of Company Ordinary Shares subject to Vested Company Options as of immediately prior to the consummation of the Pre-Closing Recapitalization, and (c) the aggregate number of Company Ordinary Shares issuable upon exercise of the Company Warrants as of immediately prior to the consummation of the Pre-Closing Recapitalization (and excluding, for the avoidance of doubt, any Company Warrant that has been exercised prior to such time in accordance with its terms either for Company Shares or a cash payment in accordance with the terms thereof). For the avoidance of doubt, the Fully Diluted Company Capitalization shall not include any Company Ordinary Shares or other capital stock of the Company issued or issuable in connection with the PIPE Financing, the Debt Financing, the Backstop Facility, the Equity Line of Credit or any Permitted Interim Financing.
“GAAP” means United States generally accepted accounting principles.
“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a U.S. corporation are its certificate or articles of incorporation and by-laws, the “Governing Documents” of a U.S. limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a U.S. limited liability company are its operating or limited liability company agreement and certificate of formation, the “Governing Documents” of an Israeli or English company are its incorporation certificate and articles of association, and the “Governing Documents” of a Cayman Islands exempted company are its memorandum and articles of association.
“Governmental Entity” means any United States, Israeli, Cayman Islands, United Kingdom or other foreign or international (a) federal, state, local, municipal or other government, (b) governmental, inter-governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity, including, inter alia, the European Space Agency and any court or other tribunal), (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitrator or arbitral tribunal (public or private) or (d) the Israel Innovation Authority (previously known as the Office of the Chief Scientist at the Israeli Ministry of Economy) or any other body operating under the Israeli Ministry of the Economy or the Israeli Ministry of Finance.
“Governmental Grant” means any grant, incentive, subsidy, award, loan, participation, exemption, status, cost sharing arrangement, reimbursement arrangement or other benefit, relief or privilege provided or made available by or on behalf of or under the authority of the Israel Innovation Authority, the Investment Center of the Israeli Ministry of Economy and Industry, the ITA (solely with respect to “benefit” or “approved” enterprise status or similar programs), the State of Israel, and any other bi- or multi-national grant program, framework or foundation (including the BIRD foundation and the European Space Agency) for research and development, the European Union, the United Kingdom, the Fund for Encouragement of Marketing Activities of the Israeli Government or any other Governmental Entity.
“Group Company” and “Group Companies” means, collectively, the Company and its Subsidiaries (other than Merger Sub), which shall include the Surviving Company and its Subsidiaries from the Effective Time.
“Group Employees” means any current employee of any Group Company, including any director or officer of any Group Company.
“Hazardous Substance” means any hazardous, toxic, explosive or radioactive material, substance, waste or other pollutant that is regulated by, or may give rise to Liability pursuant to, any Environmental Law, or has been defined, designated, regulated or listed by any Governmental Entity as “hazardous,” “toxic,” a “pollutant,” a “contaminant,” or words of similar import under any Environmental Law, and any material mixture or solution that contains Hazardous Substance, including any petroleum products or byproducts, asbestos, lead, polychlorinated biphenyls, per- and poly-fluoroalkyl substances, or radon, in each case, to the extent regulated by any Environmental Law.
“IFRS” shall mean the International Financial Reporting Standards.
“Indebtedness” means, as of any time, without duplication, with respect to any Person, the outstanding principal amount of, accrued and unpaid interest on, fees, expenses and other payment obligations (including any prepayment penalties, premiums, costs, breakage, termination fees or other amounts payable upon the discharge thereof) arising under or in respect of (a) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (b) other obligations evidenced by any note, bond, debenture or other debt security, (c) obligations for the deferred and unpaid purchase price of property, assets or services, including “earn-outs” and “seller notes” (but excluding any amounts payable under purchase orders made in the ordinary course of business, including any trade payables), (d) reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, in each case, solely to the extent drawn, (e) leases (other than operating leases) required to be capitalized under GAAP, (f) derivative, hedging, swap, cap, collar, foreign exchange or similar arrangements, including all obligations or unrealized Losses of the Group Companies pursuant to hedging or foreign exchange arrangements, or (g) any of the obligations of any other Person of the type referred to in clauses (a) through (f) above guaranteed by such Person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person. For the avoidance of doubt, Indebtedness shall not include trade payables (including accrued expenses and outstanding purchase orders to the Company’s vendors), Company Expenses or SPAC Expenses, if any.
“Insider Letter Agreement” means that certain Letter Agreement, dated September 14, 2021, by and among SPAC, the Sponsor and SPAC’s officers and directors.
“Insurance Policies” shall mean all material policies of insurance coverage including, but not limited to, property, fire, general liability, product liability, directors and officers liability, employment practices liability, fiduciary liability, cyber liability, professional liability, commercial auto, workers compensation, health and product recall, with respect to any Group Company’s assets, business, equipment, properties, operations, employees, officers and directors, or that are otherwise maintained by a Group Company or under which a Group Company is a named insured or otherwise the beneficiary of coverage.
“Intellectual Property Rights” means any and all intellectual property and proprietary rights and related priority rights (whether statutory, common law or otherwise) protected, created or arising under the laws of the United States, the State of Israel, or any other jurisdiction or under any international convention anywhere in the world, including all such rights arising from, related to or associated with: (a) patents and patent applications, industrial designs and design patent rights, including any continuations, divisionals, continuations-in-part and provisional applications and statutory invention registrations, and any patents issuing on any of the foregoing and any reissues, reexaminations, substitutes, supplementary protection certificates, extensions of any of the foregoing (collectively, “Patents”); (b) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, extensions and renewals of any of the foregoing (collectively, “Marks”); (c) Internet domain names, (d) copyrights and works of authorship, database and design rights, whether or not registered or published, and all registrations, applications, renewals, extensions and reversions of any of the foregoing (collectively, “Copyrights”); (e) all rights in mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology, (f) intellectual property rights in or to semiconductor or other Technology; and (g) any rights equivalent or similar to any of the foregoing.
“Intended Tax Treatment” has the meaning set forth in Section 5.5(b).
“Investment Company Act” means the Investment Company Act of 1940, as amended.
“IPO” has the meaning set forth in Section 8.18.
“IRS” means the United States Internal Revenue Service.
“Israeli Companies Law” means the Israeli Companies Law, 5759-1999, as amended.
“IT Assets” means any and all computers, Software, hardware, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines databases, and all other information technology equipment, in each case, owned, leased, or licensed or otherwise under the control of any Group Company and used or held for use in the conduct of the business of any Group Company.
“ITA” means the Israeli Tax Authority.
“ITA’s Guidelines” means any tax circular, tax ruling, reportable position and any other instructions provided by the ITA, which apply to Section 102 of the Ordinance and/or Section 3(i) of the Ordinance and/or Company Options and/or Company Incentive Equity Plan.
“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.
“Key Employees” means the individuals listed in Annex A.
“Latest Balance Sheet” has the meaning set forth in Section 3.4(a).
“Law” means any federal, state, local, foreign, national or supranational statute, law (including common law), act, statute, ordinance, treaty, rule, code, regulation, order (including extension order), judgment, injunction, ruling, award, decree, writ or other binding directive or guidance issued, promulgated or enforced by a Governmental Entity having jurisdiction over a given matter. Unless explicitly stated herein, “Law” does not include COVID-19 Measures.
“Leased Real Property” has the meaning set forth in Section 3.20(b).
“Liability” or “liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Proceeding or Order and those arising under any Contract, agreement, arrangement, commitment or undertaking.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, license or sub-license, charge, or other similar encumbrance or interest (including, in the case of any Equity Securities, any voting, transfer or similar restrictions).
“Malicious Code” means any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware” or “adware” (as such terms are commonly understood in the software industry) or other Software that is designed or intended to (a) materially disrupt or adversely affect the operation or functionality of any Software or IT Assets or (b) enable or assist any Person to access or use without authorization any Software or IT Assets.
“Marks” has the meaning set forth in the definition of Intellectual Property Rights.
“Material Contracts” has the meaning set forth in Section 3.7(a).
“Material Permits” has the meaning set forth in Section 3.6.
“Merger” has the meaning set forth in the recitals to this Agreement.
“Merger Consideration” has the meaning set forth in Section 2.3(a).
“Merger Sub” has the meaning set forth in the introductory paragraph to this Agreement.
“Merger Sub Shareholder Approval” has the meaning set forth in the recitals to this Agreement.
“Merger Sub Shares” means each ordinary share, par value $1.00 per share, of Merger Sub.
“Multiemployer Plan” has the meaning set forth in Section (3)37 or Section 4001(a)(3) of ERISA.
“NASDAQ” means the Nasdaq Capital Market stock exchange, any successor thereto, or any other national stock exchange.
“Non-Party Affiliate” has the meaning set forth in Section 8.13.
“OFAC” shall mean the Office of Foreign Assets Control of the U.S. Department of the Treasury.
“Off-the-Shelf Software” means any shrink-wrap or click-wrap Software or any other Software that is made generally available to the public on a commercial basis and is licensed in object code form only to any of the Group Companies on a non-exclusive basis.
“Offer” has the meaning set forth in the recitals to this Agreement.
“Order” means any writ, order, extension order, judgment, injunction, decision, determination, award, ruling, verdict or decree entered, issued or rendered by any Governmental Entity.
“Ordinance” means the Israeli Income Tax Ordinance (New Version), 5721-1961, as amended, and the rules and regulations promulgated thereunder.
“ordinary course of business”, “normal course of business” and other similar phrases when referring to a Group Company means actions taken by a Group Company that are consistent with the past usual day-to-day customs and practices of such Group Company in the ordinary course of operations of the business (taking into account COVID-19 Measures).
“Owned Real Property” means all land, together with all buildings, structures, fixtures, and improvements located thereon and all easements, rights of way, and appurtenances relating thereto, owned or purported to be owned by the Company or any of its Subsidiaries.
“Parties” has the meaning set forth in the introductory paragraph to this Agreement.
“Patents” has the meaning set forth in the definition of Intellectual Property Rights.
“Payor” has the meaning set forth in Section 2.7(a).
“PCAOB” means the Public Company Accounting Oversight Board.

“Permits” means any approvals, authorizations, clearances, licenses, registrations, permits or certificates of a Governmental Entity.
“Permitted Interim Financing” has the meaning set forth in Section 5.1(b)(v).
“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Liens arising or incurred in the ordinary course of business for amounts that are not yet due and payable or are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with IFRS (with respect to the Company) or GAAP (with respect to SPAC), (b) Liens for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with IFRS (with respect to the Company) or GAAP (with respect to SPAC), (c) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not or would not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property, (d) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon that are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the use or occupancy of such real property or the operation of the businesses of the Group Company and do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property, (e) cash deposits or cash pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, in each case in the ordinary course of business and which are not yet due and payable, and (f) non-exclusive licenses of Intellectual Property Rights granted in the ordinary course of business.
“Person” means an individual, partnership (general, limited, exempted limited or limited liability), corporation, company, limited liability company, joint stock company, incorporated or unincorporated organization or association, trust, joint venture or other similar entity, whether or not a legal entity, or Governmental Entity.
“Personal Information” means, to the extent regulated by Privacy Laws, “personal data”, “personal information”, “personally identifiable information” (or similar term), “PII” or all information that identifies or could be used to directly or indirectly identify an individual person.
“PIPE Financing” has the meaning set forth in the recitals to this Agreement.
“PIPE Warrant Agreement” has the meaning set forth in the recitals to this Agreement.
“PIPE Warrants” means warrants to purchase Company Ordinary Shares, on the terms set forth in the PIPE Warrant Agreement, which shall be in the form attached hereto as Exhibit G.
“Plan of Merger” has the meaning set forth in Section 2.2(a).
“Pre-Closing Recapitalization” has the meaning set forth in Section 2.1(c).
“Price Adjustment Achievement Date” means each of the First Price Adjustment Achievement Date, Second Price Adjustment Achievement Date, and Third Price Adjustment Achievement Date.
“Price Adjustment Participants” means those Persons listed on Schedule B.
“Price Adjustment Pro Rata Portion” has the meaning specified in Schedule B.
“Price Adjustment Series Amount” means a number equal to one-third (1/3) of twenty-seven million five hundred thousand (27,500,000) Company Ordinary Shares.
“Price Adjustment Shares” means (i) with respect to Price Adjustment Participants who are tax residents of the State of Israel and who are not tax residents of the United States as of any Price Adjustment Date, Company Ordinary Shares issued at the par value of such Ordinary Shares, and (ii) with respect to Price Adjustment Participants who are tax residents of the United States and the Sponsor, restricted Company Ordinary Shares.

“Privacy Laws” means (a) applicable laws relating to the Processing of Personal Information, including, to the extent applicable, the California Consumer Privacy Act, the Israeli Protection of Privacy Law, 5741-1981, the General Data Protection Regulation (EU) 2016/679 and any laws implementing that Regulation, the UK Data Protection Act 2018, the UK General Data Protection Regulation as defined by the UK Data Protection Act 2018 as amended by the Data Protection, Privacy and Electronic Communications (Amendments etc) (EU Exit) Regulations 2019, Directive 2002/58/EC of the European Parliament and of the Council of 12 July 2002 on privacy and electronic communications, the Privacy and Electronic Communications (EC Directive) Regulations 2003, the CAN-SPAM Act, and any applicable international laws, rules or regulations requiring a person or Governmental Entity to be notified of any situation where there is, or reason to believe there has been, a loss, misuse, or unauthorized access, disclosure or acquisition of Personal Information; and (b) industry standards relating to the Processing of Personal Information applicable to the Group Companies’ businesses.
“Proceeding” means any lawsuit, litigation, action, audit, investigation, inquiry, examination, claim, complaint, charge, grievance, legal proceeding, administrative enforcement proceeding, suit or arbitration (in each case, whether civil, criminal or administrative and whether public or private) pending by or before any Governmental Entity (other than office actions and similar proceedings in connection with the prosecution of applications for registration or issuance of Intellectual Property Rights).
“Processed”, “Processes”, or “Processing” means any operation or set of operations which is performed upon Personal Information, whether or not by automatic means, including but not limited to: collection, recording, organization, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, blocking, erasure or destruction.
“Proxy Statement” has the meaning set forth in Section 5.7.
“Public Shareholders” has the meaning set forth in Section 8.18.
“Public Software” means any Software that (a) is distributed pursuant to any license that is approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, including the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL); or (b) contains, includes, or incorporates any Software that is distributed as free Software or open source Software or similar licensing or distribution models, in each case of (a) or (b), whether or not source code is available or included in such license, and including under any terms or conditions that impose any requirement that any other Software using, linked with, incorporating, distributed with or derived from such Software (i) be made available or distributed in source code form; (ii) be licensed for purposes of making derivative works; or (iii) be redistributable at no, or a nominal, charge.
“Real Property Leases” means all leases, sub-leases, licenses or other agreements, in each case, pursuant to which any Group Company leases, sub-leases or otherwise occupies any real property.
“Redeeming SPAC Share” means each SPAC Class A Share in respect of which the applicable holder thereof has validly exercised his, her or its SPAC Shareholder Redemption Right (and not waived, withdrawn or otherwise lost such rights).
“Registered Intellectual Property” means all Intellectual Property Rights which are registered, issued, or subject to a pending application for registration or issuance, in each case with or by a Governmental Entity, including all issued Patents, pending Patent applications, registered Marks, pending applications for registration of Marks, registered Copyrights, pending Copyright applications, Internet domain name registrations and mask work registrations and applications therefor.
“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of September 14, 2021, by and between SPAC, the Sponsor and the investors party thereto.
“Registration Statement / Proxy Statement” has the meaning set forth in Section 5.7.
“Released Claims” has the meaning set forth in Section 8.18.

“Reorganization Covenants” has the meaning set forth in Section 5.5(c).
“Representatives” means with respect to any Person, such Person’s Affiliates and its and such Affiliates’ respective directors, managers, officers, employees, accountants, consultants, advisors, attorneys, agents and other representatives.
“Requisite Majority” means the votes required to obtain the Company Shareholder Approval, the Company Preferred Shareholder Approval, the Company Shareholder Consents and Waiver and the Consent to Shareholders Agreement Termination.
“Sanctions and Export Control Laws” means any applicable Law related to (a) import and export controls, including the U.S. Export Administration Regulations, 15 C.F.R. Parts 730-774, and the Export Controls Act of 2018, 22 U.S.C. 2751 et seq., the Israeli Control of Products and Services Order (Engagement in Encryption), 5735-1974, the Israeli Defense Export Control Order (Combat Equipment), 5768-2008, the Israeli Defense Export Control Law, 5767-2007, and Israeli Ministry of Economy List of Source Items and Dual Use Items, and all other export control laws administered by the Israeli Ministry of Defense, including the Israeli Trading With the Enemy Ordinance, 1939, (b) economic or financial sanctions imposed, administered or enforced by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union, any European Union Member State, the United Nations, Her Majesty’s Treasury of the United Kingdom, or the State of Israel, or (c) anti-boycott measures.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.
“Schedules” means, collectively, the Company Disclosure Schedules and the SPAC Disclosure Schedules.
“SEC” means the U.S. Securities and Exchange Commission.
“Second Price Adjustment Achievement Date” has the meaning set forth Section 2.10(c).
“Secretary of State” means the UK Secretary of State for Business, Energy and Industrial Strategy.
“Securities Act” means the Securities Act of 1933, as amended.
“Securities Laws” means Federal Securities Laws, the Israeli Securities Law, 5728-1968, and other applicable foreign and domestic securities or similar Laws.
“Shareholder Agreement” means that certain Shareholders’ Agreement, dated as of May 12, 2020, by and among the Company and the investors party thereto.
“Signing Filing” has the meaning set forth in Section 5.4(b).
“Signing Press Release” has the meaning set forth in Section 5.4(b).
“Software” shall mean any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (b) testing, validation, verification and quality assurance materials to the extent relating to any of the foregoing; (c) descriptions, schematics, flowcharts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; (d) all documentation, including user manuals and other training documentation, to the extent relating to any of the foregoing; and (e) performance metrics, sightings, bug and feature lists, build, release and change control manifests recorded in permanent form, to the extent relating to any of the foregoing.
“SPAC Acquisition Proposal” means (a) any transaction or series of related transactions under which SPAC or any of its controlled Affiliates, directly or indirectly, (i) acquires or otherwise purchases, or is acquired by or otherwise purchased by, any other Person(s), (ii) engages in a business combination with any other Person(s) or (iii) acquires or otherwise purchases all or a material portion of the assets or businesses of any other Persons(s) (in the case of each of clause (i), (ii) and (iii), whether by merger, consolidation, recapitalization, purchase or issuance of Equity Securities, tender offer or otherwise) or (b) any equity, debt or similar investment in SPAC or any of its controlled Affiliates. Notwithstanding the foregoing or anything to the contrary herein, (i) none of this Agreement, the Ancillary Documents nor the Transactions shall constitute a SPAC Acquisition Proposal and (ii) SPAC Working Capital Loans shall not constitute a SPAC Acquisition Proposal.
“SPAC Benefit Plans” has the meaning set forth in Section 4.19.
“SPAC Board” has the meaning set forth in the recitals to this Agreement.
“SPAC Board Recommendation” has the meaning set forth in Section 5.8.
“SPAC Change in Recommendation” has the meaning set forth in Section 5.8(c).
“SPAC Class A Share” means each Class A ordinary share, par value $0.0001 per share, of SPAC.
“SPAC Class B Share” means each Class B ordinary share, par value $0.0001 per share, of SPAC.
“SPAC Disclosure Schedules” means the disclosure schedules to this Agreement delivered to the Company by SPAC on the date of this Agreement.
“SPAC Expenses” means, as of any determination time, the aggregate amount of fees, expense, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, SPAC in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the Transactions, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of SPAC, (b) any other fees, expenses, commissions or other amounts that are expressly allocated to SPAC pursuant to this Agreement or any Ancillary Document, including fifty percent (50%) of all fees for registering the Company Securities on the Registration Statement / Proxy Statement, fifty percent (50%) of all fees for the application for listing the Company Securities on NASDAQ, fifty percent (50%) of all filing fees (if any) for any filings pursuant to any applicable Antitrust Laws (or any applicable investment laws or laws that provide for review of national security or defense matters) and fifty percent (50%) of all Transfer Taxes, (c) the cost of the Tail Policy (but only to the extent exceeding $3,800,000), (d) any SPAC Working Capital Loans and (e) any deferred underwriting commissions. Notwithstanding the foregoing or anything to the contrary herein, SPAC Expenses shall not include any Company Expenses or the SPAC Shareholder Redemption Amount.
“SPAC Financial Statements” means all of the financial statements of SPAC included in the SPAC SEC Reports.
“SPAC Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization and Qualification), Section 4.2 (Authority), Section 4.4 (Brokers), Section 4.6 (Capitalization of SPAC) and Section 4.18 (Absence of Changes).
“SPAC Liabilities” means, as of any determination time, the aggregate amount of Liabilities of SPAC that would be accrued on a balance sheet in accordance with GAAP, whether or not such Liabilities are due and payable as of such time (excluding any SPAC Expenses), which shall include any deferred underwriting commissions.
“SPAC Memorandum and Articles of Association” means SPAC’s Amended and Restated Memorandum and Articles of Association adopted by special resolution on September 14, 2021.
“SPAC Non-Party Affiliates” means, collectively, each SPAC Related Party and each of the former, current or future Affiliates, Representatives, successors or permitted assigns of any SPAC Related Party (other than, for the avoidance of doubt, SPAC).
“SPAC Prospectus” has the meaning set forth in Section 8.18.
“SPAC Private Warrant” means a warrant to purchase one (1) SPAC Class A Share at an exercise price of eleven Dollars fifty cents ($11.50) originally issued to the Sponsor.
“SPAC Public Warrant” means a warrant to purchase one (1) SPAC Class A Share at an exercise price of eleven Dollars fifty cents ($11.50) that was included in the SPAC Units.

“SPAC Related Party” has the meaning set forth in Section 4.10.
“SPAC Related Party Transactions” has the meaning set forth in Section 4.10.
“SPAC SEC Reports” has the meaning set forth in Section 4.7.
“SPAC Share” means each SPAC Class A Share and each SPAC Class B Share.
“SPAC Shareholder Approval” means approval of the SPAC Transaction Proposals (other than with respect to clause (v) of the definition thereof for purposes of Section 6.1(d)) by the affirmative vote of the holders of the requisite number of SPAC Shares entitled to vote thereon, whether in person or by proxy, at the SPAC Shareholders Meeting (or any adjournment thereof), in accordance with the SPAC Memorandum and Articles of Association and applicable Law.
“SPAC Share Redemption Amount” means the aggregate amount payable with respect to the exercise of SPAC Shareholder Redemption Rights.
“SPAC Shareholder Redemption Right” means the right of the holders of SPAC Class A Shares to redeem all or a portion of their SPAC Class A Shares (in connection with the transactions contemplated by this Agreement or otherwise) as set forth in the SPAC Memorandum and Articles of Association.
“SPAC Shareholders” means, collectively, holders of SPAC Shares.
“SPAC Shareholders Meeting” has the meaning set forth in Section 5.8(a).
“SPAC Transaction Proposals” means (i) the approval and authorization of this Agreement and the Transactions as a Business Combination, (ii) the approval and authorization of the Merger and the Plan of Merger, (iii) the adoption and approval of each other proposal that either the SEC or NASDAQ (or the respective staff members thereof) indicates is necessary in its comments to the Registration Statement / Proxy Statement or in correspondence related thereto, (iv) the adoption and approval of each other proposal reasonably agreed to by SPAC and the Company as necessary or appropriate in connection with the consummation of the Transactions, and (v) the adoption and approval of a proposal for the adjournment of the SPAC Shareholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing proposals or in order to seek withdrawals from SPAC Shareholders exercising their SPAC Shareholder Redemption Right if a number of SPAC Class A Shares have been elected to be redeemed such that SPAC reasonably expects that the condition set forth in Section 6.3(c) will not be satisfied.
“SPAC Unit” means, collectively, the units sold to the public by SPAC as part of SPAC’s initial public offering (whether purchased in such offering or thereafter in the public market) consisting of (a) one (1) SPAC Class A Share and (b) one-half (1/2) of one (1) SPAC Public Warrant.
“SPAC Warrants” means, collectively, the SPAC Public Warrants and the SPAC Private Warrants.
“SPAC Working Capital Loans” means any loan made to SPAC by any of Sponsor, an Affiliate of Sponsor, or any of SPAC’s officers or directors, and which may be evidenced by a promissory note, for the purpose of meeting the working capital needs of SPAC.
“Sponsor” means Endurance Antarctica Partners, LLC, a Cayman Islands limited liability company.
“Sponsor Letter Agreement” has the meaning set forth in the recitals to this Agreement.
“Standard Inbound License” means (a) licenses for Off-the-Shelf Software, (b) licenses for Public Software, (c) licenses contained in the applicable standard forms of contract entered into by the Group Companies with its employees and individual contractors, and (d) incidental trademark and feedback licenses granted to a Group Company in the ordinary course of business.
“Standard Outbound License” means (a) non-exclusive licenses under Company Intellectual Property granted to customers of the Group Companies that purchase Company Products and pursuant to a Contract that (i) does not materially differ from the Group Companies’ form therefor that has been made available to SPAC or (ii) otherwise contains a non-exclusive license and other terms substantially similar in all material respects to that contained in the Group Companies’ form; (b) incidental trademark and feedback licenses granted by a Group Company in the ordinary course of business; and (c) non-exclusive licenses granted by the Group Companies to the Group Companies’ service providers for the sole purpose of providing services to the Group Companies.
“Subscribers” has the meaning set forth in the recitals to this Agreement.
“Subscription Agreements” has the meaning set forth in the recitals to this Agreement.
“Subsidiary” means, with respect to any Person, any corporation, company, limited liability company, partnership or other legal entity of which (a) if a corporation or company, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation or company), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation or company) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation or company). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary. As used herein, in the case of the Group Companies, Subsidiary shall also be deemed to include Jet-Talk Limited, a private company registered in England and Wales.
“Supporting Company Shareholders” has the meaning set forth in the recitals to this Agreement.
“Surviving Company” has the meaning set forth in Section 2.2(b).
“Tax” means any federal, state, local or non-United States income, gross receipts, franchise, estimated, alternative minimum, sales, use, transfer, value added, excise, stamp, customs, duties, ad valorem, real property, personal property (tangible and intangible), capital stock, social security, national health insurance, unemployment, payroll, wage, employment, severance, occupation, registration, environmental, communication, mortgage, profits, license, lease, service, goods and services, land betterment tax, purchase tax, capital, withholding, premium, turnover, windfall profits or other taxes of any kind whatever, whether computed on a separate or combined, unitary or consolidated basis or in any other manner, together with any interest, deficiencies, penalties, additions to tax, or additional amounts imposed by any Governmental Entity with respect thereto, whether as a primary obligor or as a result of being a transferee or successor of another Person or a member of an affiliated, consolidated, unitary, combined or other group.
“Tax Authority” means any Governmental Entity responsible for the collection or administration of Taxes or Tax Returns.
“Tax Return” means returns, information returns, statements, declarations, claims for refund, schedules, attachments, estimates, forms, elections, notices, certificates and reports relating to determination, assessment, collection, or payment of any Taxes filed or required to be filed with any Governmental Entity, including any schedule or attachment thereto and including any amendments thereof.
“Technology” means any and all (a) technology, formulae, processes, methods, know-how, inventions, methodologies, ideas, creations, improvements and invention disclosures (whether patentable or unpatentable and whether or not reduced to practice), (b) specifications, designs, schematics, development tools and mask works, (c) Software, websites, user interfaces, content, images, graphics, text, photographs, artwork, audiovisual works, sound recordings, graphs, drawings, reports, analyses, writings, (d) databases, technical data, customer lists, supplier lists, trade secrets and other confidential and proprietary information (collectively, “Proprietary Information”), and (e) tangible embodiments of any of the foregoing, in any form or media whether or not specifically listed herein.
“Termination Date” has the meaning set forth in Section 7.1(d).
“Third Price Adjustment Achievement Date” has the meaning set forth in Section 2.10(d).

“Trading Day” means any day on which (A) there is no VWAP Market Disruption Event; and (B) trading in the Company Ordinary Shares generally occurs on the NASDAQ or, if the Company Ordinary Shares are not then listed on the NASDAQ, on the principal other market on which the Company Ordinary Shares are then traded, or if the Company Ordinary Shares are not so listed or traded, then “Trading Day” means a Business Day.
“Transactions” has the meaning set forth in the recitals to this Agreement.
“Transaction Litigation” has the meaning set forth in Section 5.2(c).
“Transaction Support Agreements” has the meaning set forth in the recitals to this Agreement.
“Transfer Taxes” has the meaning set forth in Section 5.5(a).
“Trust Account” has the meaning set forth in Section 8.18.
“Trust Agreement” has the meaning set forth in Section 4.8(a).
“Trustee” has the meaning set forth in Section 4.8(a).
“Unpaid Company Expenses” means the Company Expenses that are unpaid as of immediately prior to the Closing.
“Unpaid SPAC Expenses” means the SPAC Expenses that are unpaid as of immediately prior to the Closing.
“Unpaid SPAC Liabilities” means the SPAC Liabilities as of immediately prior to the Closing.
“Valid Certificate” means, in respect of a Payor, a valid certificate or ruling issued by the ITA in form and substance reasonably acceptable to the Company and the Exchange Agent: (a) exempting such Payor from the duty to withhold Israeli Taxes with respect to the applicable payment, (b) determining the applicable rate of Israeli Taxes to be withheld from the applicable payment or (c) providing any other instructions. For the avoidance of doubt, the WHT Ruling shall be deemed a Valid Certificate.
“VAT” has the meaning set forth in Section 3.18(f).
“Vested Company Options” means any Company Option (or portion thereof) that has become vested or is expected to vest on or prior to the Effective Time in accordance with the terms of the Company Equity Plan and such Company Option (after taking into consideration any accelerated vesting that may occur in connection with the Closing, if any).
“VWAP” means, for any Trading Day, the per share volume weighted average price of the Company Ordinary Shares as displayed under the heading “Bloomberg VWAP” on the applicable Bloomberg page (or, if such page is not available, its equivalent successor pate) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or, if such volume weighted average price is unavailable, the market value of one share of the Company Ordinary Shares on such Trading Day, determined, using a volume weighted average price method, by a nationally recognized independent investment banking firm selected by the Issuer). The VWAP will be determined without regard to after-hours trading or any other trading outside of the regular trading session.
“VWAP Market Disruption Event” means, with respect to any date, (A) the failure by the NASDAQ, or, if the Company Ordinary Shares are not then listed on the NASDAQ, the principal other market on which the Company Ordinary Shares are then traded, to open for trading during its regular trading session on such date or (B) the occurrence or existence, for more than a one half hour period in the aggregate, of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the Company Ordinary Shares or in any options contracts or future contracts relating to the Company Ordinary Shares, and such suspension or limitation occurs or exists at any time before 1:00 p.m., New York City time, on such date.
“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Law, including the UK Trade Union and Labour Relations (Consolidation) Act 1992.

“Warrant Agreement” means the Warrant Agreement, dated as of September 14, 2021, by and between SPAC and Continental.
“Warrant Assumption Agreement” has the meaning set forth in the recitals to this Agreement.
“WHT Ruling” has the meaning set forth in Section 2.7(e).
“Willful Breach” means a material breach that is a consequence of an act undertaken or a failure to act by the breaching party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement.
ARTICLE II.
MERGER
Section 2.1   Pre-Closing Transactions.
(a)   Exchange Ratio.   No later than two (2) Business Days prior to the Closing Date, the Company shall deliver to SPAC its good faith estimate of the Exchange Ratio calculated in accordance with the terms of this Agreement. The Company shall consider in good faith SPAC’s comments thereto (or to any component thereof), it being understood that SPAC’s approval of the Exchange Ratio will not be a condition to SPAC’s obligations to consummate the transactions contemplated hereunder and the Company shall have no obligation to revise the Exchange Ratio to reflect any comments provided by SPAC. The Exchange Ratio shall be adjusted to reflect appropriately the effect of any share split, split-up, reverse share split, recapitalization, share dividend or share distribution (including any dividend or distribution of securities convertible into Company Ordinary Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change (in each case, other than the Capital Restructuring) with respect to Company Ordinary Shares occurring on or after the date hereof and prior to the Closing.
(b)   Company Preferred Share Conversion.   Each Company Preferred Share issued and outstanding at the end of the date immediately prior to the Closing Date shall be converted into and become one (1) Company Ordinary Share effective as of the end of such date immediately prior to the Closing Date (the “Company Preferred Share Conversion”). Each certificate previously evidencing Company Preferred Shares shall be exchanged for a certificate (if requested) representing the same number of Company Ordinary Shares upon the surrender of such certificate. Each certificate formerly representing Company Preferred Shares shall thereafter represent only the right to receive the same number of Company Ordinary Shares upon the surrender of such certificate.
(c)   Pre-Closing Recapitalization.
(i)   Immediately following the Company Preferred Share Conversion but prior to the Effective Time, each Company Ordinary Share that is issued and outstanding immediately prior to the Effective Time shall, subject to Section 2.1(c)(ii), be converted, by a stock split, stock issuance or share consolidation of each Company Ordinary Share issued and outstanding, into a number of Company Ordinary Shares determined by multiplying each such Company Ordinary Share by the Exchange Ratio (the “Pre-Closing Recapitalization” and, together with the Company Preferred Share Conversion, the “Capital Restructuring”); provided, that no fraction of a Company Ordinary Share will be issued by virtue of the Pre-Closing Recapitalization, and each Company Shareholder that would otherwise be so entitled to a fraction of a Company Ordinary Share (after aggregating all fractional Company Ordinary Shares that otherwise would be received by such Company Shareholder) shall instead be entitled to receive such number of Company Ordinary Shares to which such Company Shareholder would otherwise be entitled, rounded to the nearest whole Company Ordinary Share.
(ii)   In connection with the issuance of Company Ordinary Shares contemplated by Section 2.1(c)(i) to the Company Shareholders, the Company shall, on behalf of each Company Shareholder in accordance with Section 2 of the Subscription Agreement, withhold and deliver to Continental as Escrow Agent (as defined therein) 1,175,192 Company Ordinary Shares otherwise issuable to the Company Shareholders on a pro rata basis, which shall be held in escrow for the duration of the Measurement Period (as defined therein) and disbursed in accordance with the Subscription Agreement and the Escrow Agreement (as defined therein).

(d)   Company Options.   Immediately following the Pre-Closing Recapitalization but prior to the Effective Time, all of the Company Options, whether vested or unvested, outstanding and unexercised immediately prior to the Effective Time, automatically and without any action on the part of any holder of such Company Options or beneficiary thereof, will be adjusted by multiplying the number of Company Ordinary Shares subject to such Company Option immediately prior to the Effective Time by the Exchange Ratio, which product shall be rounded to the nearest whole number of shares, at a per share exercise price determined by dividing the per share exercise price of such Company Option immediately prior to the Effective Time by the Exchange Ratio, which quotient shall be rounded to the nearest whole cent; provided, that the exercise price and the number of Company Ordinary Shares purchasable under each adjusted Company Option shall be determined in a manner consistent with the requirements of Section 409A of the Code and the applicable regulations promulgated thereunder; provided, further, that in the case of any Company Option to which Section 422 of the Code applies, the exercise price and the number of Company Ordinary Shares purchasable under such adjusted Company Option shall be determined in accordance with the foregoing in a manner that satisfies the requirements of Section 424(a) of the Code; provided, further, that the aforementioned adjustments shall occur in a manner intended to comply with and satisfies the requirements of Section 102 and/or Section 3(i) of the Ordinance, the rules and regulations promulgated thereunder and ITA’s Guidelines; and provided, further, that the aforementioned adjustments shall not be a ‘disqualifying event’ as so described under Section 533 of the Income Tax (Earnings and Pensions) Act 2003. All Company Options shall continue to have and be subject to substantially the same terms and conditions as were applicable to such Company Option immediately before the Effective Time (including vesting (if applicable), expiration date and exercise provisions).
(e)   Company Warrants.   Immediately following the Pre-Closing Recapitalization but prior to the Effective Time, automatically and without any action on the part of any holder of such Company Warrants, the number of Company Ordinary Shares that were subject to such Company Warrant immediately prior to the Pre-Closing Recapitalization (and excluding, for the avoidance of doubt, any Company Warrant that has been exercised prior to such time in accordance with its terms either for Company Shares or a cash payment in accordance with the terms thereof) will be adjusted by multiplying such number by the Exchange Ratio, which product shall be rounded to the nearest whole number of shares, and the exercise price per share of such Company Warrant shall be adjusted to an exercise price determined by dividing the per share exercise price of such Company Warrant in effect immediately prior to the Pre-Closing Recapitalization by the Exchange Ratio, which quotient shall be rounded to the nearest whole cent. Immediately thereafter but prior to the Effective Time, each Company Warrant issued and outstanding at such time (and excluding, for the avoidance of doubt, any Company Warrant that has been exercised prior to such time in accordance with its terms either for Company Shares or a cash payment in accordance with the terms thereof) shall be automatically net-share exercised on a cashless basis into Company Ordinary Shares in accordance with the terms of the agreements governing the Company Warrants pursuant to which the Company shall withhold a number of Company Ordinary Shares issuable upon such exercise in order to satisfy the exercise price applicable to such Company Warrants assuming a then price per share equal to the Company Share Value (the “Company Warrant Exercise”). No Company Warrant shall survive the Effective Time and, as of immediately following the Company Warrant Exercise, each such Company Warrant shall be terminated and shall be of no further force or effect.
(f)   Company Derivative Securities.   Immediately following the Pre-Closing Recapitalization but prior to the Effective Time, to the extent the Company issued any convertible, exchangeable or other derivative security in connection with a Permitted Interim Financing, the number of Company Ordinary Shares issuable upon the conversion, exercise or exchange of such security and the applicable conversion exercise or exchange price or ratio shall be equitably adjusted to give effect to the Exchange Ratio.
Section 2.2   The Merger.
(a)   Subject to the terms and conditions set forth in this Agreement, on the Closing Date, following the Capital Restructuring, SPAC, Merger Sub and the Company shall execute a plan of merger (the “Plan of Merger”) substantially in the form attached hereto as Exhibit H and shall file, or caused to be filed, the Plan of Merger and other documents as required to effect the Merger pursuant to the Companies Act with the Registrar of Companies of the Cayman Islands as provided in the applicable provisions of the Companies Act. The Merger shall become effective at the time when the Plan of Merger is registered by the Registrar of

Companies of the Cayman Islands in accordance with Section 233(13) of the Companies Act or such later time as Merger Sub and SPAC may agree and specify pursuant to the Companies Act (the “Effective Time”).
(b)   At the Effective Time, upon the terms and subject to the conditions of this Agreement and the Plan of Merger and in accordance with the applicable provisions of the Companies Act, Merger Sub and SPAC shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into SPAC, following which the separate corporate existence of Merger Sub shall cease and SPAC shall continue as the surviving company (the “Surviving Company”) after the Merger and as a direct, wholly-owned subsidiary of the Company.
(c)   At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Plan of Merger and the applicable provisions of the Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Merger Sub and SPAC shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Company, which shall include the assumption by the Surviving Company of any and all agreements, covenants, duties and obligations of Merger Sub and SPAC set forth in this Agreement to be performed after the Effective Time.
(d)   If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of the Merger Sub and SPAC, the officers and directors of the Merger Sub and SPAC are fully authorized in the name of their respective companies or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.
(e)   At the Effective Time, the memorandum and articles of association of the Surviving Company shall be in the form of the SPAC Memorandum and Articles of Association in effect immediately prior to the Effective Time, until thereafter amended or restated as provided therein or by applicable Law. Immediately after the Effective Time, the memorandum and articles of association of the Surviving Company shall be amended and restated by shareholder resolution adopted by the Company, acting in its capacity as the sole shareholder of Surviving Company, to read in their entirety in the form of the memorandum and articles of association of Merger Sub in effect immediately prior to the Effective Time, which shall thereafter be the memorandum and articles of association of the Surviving Company until further amended or restated as provided therein or by applicable Law.
(f)   At the Effective Time, the directors and officers of Merger Sub immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Company, each to hold office in accordance with the memorandum and articles of association of the Surviving Company until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.
(g)   At the Effective Time, the Company Board shall initially have a minimum of three (3) and a maximum of nine (9) members, composed as follows:
(i)   one being the then-current Chief Executive Officer of the Company
(ii)   one (1) initially designated by the Sponsor (the “Sponsor Designee”)
(iii)   and up to seven (7) initially designated by the Company (the “Company Designees”).
(h)   A majority of the members of the Company Board shall qualify as “independent” in accordance with NASDAQ requirements, and the Sponsor Designee shall be (x) reasonably acceptable to the Company and (y) required to qualify as “independent” in accordance with NASDAQ requirements; provided that it is hereby acknowledged and agreed that each of Chandra R. Patel, Richard C. Davis and Graeme Shaw are deemed to be reasonably acceptable to the Company and the foregoing clause (y) shall not apply in the event that the Sponsor designee is any of Chandra R. Patel, Richard C. Davis or Graeme Shaw. At the election of the Company, with effect from the Effective Time, the Company Board shall be divided into three (3)

classes, designated Class I, II and III, with Class I consisting of three (3) directors, Class II consisting of three (3) directors and Class III consisting of three (3) directors, including the Sponsor Designee.
Section 2.3   Conversion of Securities.   The SPAC Shares, SPAC Warrants and Merger Sub Shares held shall be converted in accordance with the applicable terms of this Section 2.3.
(a)   SPAC Shares.   At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of SPAC Shares (but subject to the Sponsor Letter Agreement), each SPAC Share (excluding, for the avoidance of doubt, any Excluded SPAC Shares, Redeeming SPAC Shares and Dissenting SPAC Shares) that is issued and outstanding immediately prior to the Effective Time (collectively, the “Eligible SPAC Shares”) shall be converted automatically into, and the holders of such Eligible SPAC Shares shall be entitled to receive from the Exchange Agent, for each Eligible SPAC Share, one (1) Company Ordinary Share after giving effect to the Capital Restructuring (the “Merger Consideration”), following which all Eligible SPAC Shares shall automatically be canceled and shall cease to exist by virtue of the Merger. As of the Effective Time, the holders of Eligible SPAC Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Eligible SPAC Shares, except as provided herein or under applicable Law.
(b)   SPAC Warrants.   At the Effective Time, without any action on the part of any Party or the holders of SPAC Warrants, the Company will assume the Warrant Agreement and each SPAC Warrant that is issued and outstanding immediately prior to the Effective Time shall automatically and irrevocably be converted into a corresponding Assumed Warrant exercisable for one (1) Company Ordinary Share under the terms and conditions of the Warrant Assumption Agreement.
(c)   SPAC Treasury Shares.   At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of SPAC Shares, each SPAC Share that is issued and outstanding and held immediately prior to the Effective Time by SPAC as treasury shares (if any) (each an “Excluded SPAC Share”) shall be automatically canceled and extinguished without any conversion thereof and no consideration shall be paid with respect thereto.
(d)   Redeeming SPAC Shares.   At the Effective Time, by virtue of the Merger and without any action on the part of the holders of SPAC Shares, each Redeeming SPAC Share that is issued and outstanding immediately prior to the Effective Time (if any) shall be automatically canceled and extinguished and shall thereafter represent only the right to be paid a pro rata share of the SPAC Share Redemption Amount in accordance with the SPAC Memorandum and Articles of Association.
(e)   Dissenting SPAC Shares.   At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of SPAC Shares, each Dissenting SPAC Share that is issued and outstanding immediately prior to the Effective Time (if any) shall be automatically cancelled and extinguished and shall thereafter represent only such rights as are granted by the Companies Act to a holder of Dissenting SPAC Shares. Notwithstanding the foregoing, if any Dissenting SPAC Shares shall lose their status as such (through failure to perfect or otherwise), then, as of the later of the Effective Time and the date of loss of such status, such shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.3(b), without interest thereon, upon compliance with Section 2.6 and shall not thereafter be deemed to be Dissenting SPAC Shares.
(f)   Merger Sub Shares.   At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of Merger Sub Shares, each Merger Sub Share that is issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one (1) validly issued, fully paid and non-assessable Class A ordinary share, par value $0.0001 per share, of the Surviving Company, which shall constitute the only issued and outstanding share capital of the Surviving Company.
Section 2.4   No Fractional Company Ordinary Shares.   No certificates for Company Ordinary Shares representing fractional Company Ordinary Shares or book entry credit of the same will be issued upon the conversion of SPAC Shares, and such fractional interests will not entitle the owner thereof to vote or to have any rights as a holder of any Company Ordinary Shares. Notwithstanding any other provision of this Agreement, in lieu of receiving any fraction of a Company Ordinary Share, all fractions of Company Ordinary Shares that otherwise would be issued hereunder shall be aggregated and the resulting fraction of a Company Ordinary Share will be rounded to the nearest whole Company Ordinary Share.

Section 2.5   Closing of the Transactions Contemplated by this Agreement.   The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically by exchange of the closing deliverables by the means provided in Section 8.11 as promptly as reasonably practicable, but in no event later than the third (3rd) Business Day, following the satisfaction (or, to the extent permitted by applicable Law, waiver) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) or at such other place, date and/or time as SPAC and the Company may agree in writing (the “Closing Date”).
Section 2.6   Deliverables.
(a)   As promptly as reasonably practicable following the date of this Agreement, but in no event later than at least three (3) Business Days prior to the effectiveness of the Registration Statement / Proxy Statement, the Company shall appoint an exchange agent (the “Exchange Agent”) for the purpose of exchanging the Eligible SPAC Shares in accordance with Section 2.3(a), and, if required by the Exchange Agent, enter into an exchange agent agreement with the Exchange Agent (the “Exchange Agent Agreement”) in a form and substance that is reasonably acceptable to the Company and SPAC (it being understood and agreed, for the avoidance of doubt, that Continental (or any of its Affiliates) shall be deemed to be acceptable to SPAC and any Exchange Agent Agreement in substantially the same form as the transfer agent agreement between SPAC and Continental as of the date hereof shall be deemed to be acceptable to SPAC). The Company and SPAC shall each take, or cause to be taken, all necessary or reasonably advisable actions in order to appropriately reflect the Company Shares and Assumed Warrants issued or assumed pursuant to, or as a result of, the transactions contemplated by this Agreement and the Ancillary Documents and outstanding immediately following the Effective Time, including taking any necessary or reasonably advisable actions vis-à-vis the Exchange Agent, and the Company and SPAC shall each reasonably cooperate with the other and the Exchange Agent in connection with the foregoing.
(b)   At the Effective Time, the Company shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of Eligible SPAC Shares and SPAC Warrants, and for exchange or assumption in accordance with this Section 2.6 through the Exchange Agent, (i) evidence of Company Ordinary Shares in book-entry form representing the Merger Consideration issuable pursuant to Section 2.3(a) in exchange for the Eligible SPAC Shares issued and outstanding immediately prior to the Effective Time and (ii) evidence of Assumed Warrants in book-entry form representing the Assumed Warrants assumable pursuant to Section 2.3(b) in exchange for the SPAC Warrants issued and outstanding immediately prior to the Effective Time, in each case after giving effect to any required Tax withholding as provided under Section 2.7. All (i) shares in book-entry form representing the Merger Consideration assumable pursuant to Section 2.3(a) deposited with the Exchange Agent and (ii) warrants in book-entry form representing the Assumed Warrants issuable pursuant to Section 2.3(b) deposited with the Exchange Agent shall be collectively referred to in this Agreement as the “Exchange Fund”.
(c)   Each SPAC Shareholder (including Sponsor) whose Eligible SPAC Shares have been converted into the right to receive the Merger Consideration pursuant to Section 2.3(b) shall be entitled to receive the number of Company Ordinary Shares to which he, she or it is entitled on the date provided in Section 2.6(e).
(d)   Each Person (including Sponsor) whose SPAC Warrants have become Assumed Warrants pursuant to Section 2.3(b) shall be entitled to receive Assumed Warrants to which he, she or it is entitled on the date provided in Section 2.6.
(e)   The Company and SPAC shall take all necessary actions to cause the Merger Consideration and the Assumed Warrants to be issued or assumed in book-entry form at the Effective Time.
(f)   If the Merger Consideration is to be issued to a Person other than the SPAC Shareholder in whose name the Eligible SPAC Share in book-entry form is registered, it shall be a condition to the issuance of the Merger Consideration that (i) such Eligible SPAC Share in book-entry form shall be properly transferred prior to the Effective Time and (ii) the Person requesting such consideration pay to the Exchange Agent any transfer Taxes required as a result of such consideration being issued to a Person other than the registered holder of such SPAC Share in book-entry form or establish to the satisfaction of the Exchange Agent that such transfer Taxes have been paid or are not payable.

(g)   If the Assumed Warrants are in the name of a Person other than the Person in whose name the transferred SPAC Warrant in book-entry form is registered, it shall be a condition to the assumption of the Assumed Warrants that (i) such SPAC Warrant in book-entry form shall be properly transferred prior to the Effective Time and (ii) the Person requesting such consideration pay to the Exchange Agent any transfer Taxes required as a result of such consideration being issued to a Person other than the registered holder of such SPAC Warrant in book-entry form or establish to the satisfaction of the Exchange Agent that such transfer Taxes have been paid or are not payable.
(h)   No interest will be paid or accrued on the Merger Consideration or the Assumed Warrants to be issued pursuant to this Article II (or any portion thereof). Except with respect to Excluded SPAC Shares, Redeeming SPAC Shares and Dissenting SPAC Shares, from and after the Effective Time, until surrendered or transferred, as applicable, in accordance with this Section 2.6, each SPAC Share shall solely represent the right to receive the Merger Consideration to which such SPAC Share is entitled to receive pursuant to Section 2.3(a), as applicable, and each SPAC Warrant shall solely represent the right to receive the Assumed Warrants to which such SPAC Warrant is entitled to receive pursuant to Section 2.3(b).
(i)   At the Effective Time, the stock transfer books of SPAC shall be closed and there shall be no transfers of SPAC Shares or SPAC Warrants that were issued and outstanding immediately prior to the Effective Time.
Section 2.7   Withholding.
(a)   Each of SPAC, the Company, Merger Sub, the Exchange Agent and each of their respective Affiliates (each, a “Payor”) shall (i) be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law and (ii) duly pay over to the appropriate Governmental Entity any amounts so deducted and withheld. To the extent that amounts are so withheld and remitted to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Each of the Parties shall provide the other Parties with prompt notice of any withholding it believes is required (other than withholding in respect of compensatory payments, and backup withholding). In the event that Payor receives a demand from the ITA to withhold any amount out of the amount held by such Payor for distribution to a particular payee, such Payor (i) shall promptly after receipt of such demand notify such payee of such matter and provide such payee with a reasonable period (which, in no event, shall be less than thirty (30) days, unless otherwise required in writing by the ITA or any applicable Tax Law) to attempt to delay such requirement or extend the period for complying with such requirement which shall be as evidenced by a written certificate, ruling or confirmation from the ITA, unless otherwise required in writing by the ITA or any applicable Tax Law. The Parties shall cooperate in good faith and use commercially reasonable efforts to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding). Upon the written request of any Person with respect to which amounts were deducted or withheld, the Payor shall use commercially reasonable efforts to provide such Person with a copy of documentary evidence of remittance of such amounts.
(b)   Without limiting the generality of the foregoing, the parties hereto agree that no withholding or a reduced amount of withholding under Israeli Tax laws will be made from any consideration payable or otherwise deliverable hereunder to any SPAC holder if such person provides the Company with a Valid Certificate, at least three (3) Business Days prior to the time such payment of consideration is to be made.
(c)   For the avoidance of doubt, each Payor, as applicable, shall not be required to transfer any portion of the consideration payable under this Agreement to any payee, unless a Valid Certificate providing for a full exemption is delivered to the Company, by such person or that the applicable amounts required to be withheld are fully paid by such person to the Company’s satisfaction. For the avoidance of doubt, the relevant Payor shall not withhold any taxes until such time as such person instructs the relevant Payor to transfer its respective portion of the consideration, provided that following 180 days from the Closing Date (as may be further extended with respect to all or some of the payees by mutual agreement of the parties), and failing the delivery of such Valid Certificate, the relevant Payor shall have, in its sole discretion, the authority but not the obligation to sell such person’s Company Ordinary Shares and/or Company Warrants to the extent necessary to satisfy the full amount due with regards to such Israeli Taxes, to remit the Taxes withheld to the appropriate Governmental Entity, and consequently transfer to such person its respective amount of consideration less such numbers of Company Ordinary Shares and/or Company Warrants that represent the amount that was withheld at the source.
(d)   Notwithstanding anything to the contrary in this Agreement, if the WHT Ruling shall be received and delivered to the Company prior to the applicable withholding date in form and substance reasonably acceptable to Company, then the provisions of the WHT Ruling shall apply to each SPAC holder who holds less than five percent (5%) of the share capital of the SPAC 10 days prior to Closing Date. Notwithstanding the foregoing or anything contrary in this Agreement, if the WHT Ruling has not been obtained, the parties will, by mutual agreement, agree if and what documentation will be required from a SPAC holder who holds less than five percent (5%) of the share capital of the SPAC in satisfaction of Israeli Tax withholding, if such is applicable.
(e)   The SPAC, in coordination with the Company, following the date hereof will file with the ITA an application for a ruling (in a form and substance acceptable to Company) confirming, among others, that the Company and anyone acting on its behalf shall be exempt from withholding Tax obligations in relation to payments made under this Agreement including the issuance of Company Ordinary Shares and/or Company Warrants to the SPAC holders (which ruling may be subject to customary conditions regularly associated with such a ruling) (the “WHT Ruling”). The SPAC shall cause its legal counsel, accountants and other advisors, to coordinate all activities in relation to preparation and filing of such application and obtaining the WHT Ruling with the Company and its legal counsel, including any written or oral submissions, meetings with the tax authorities, as may be necessary proper and advisable. Subject to the terms and conditions hereof, the SPAC promptly take, or cause to be taken, all commercially reasonable actions and to do, or cause to be done, all commercially reasonable things necessary, proper or advisable under applicable law to obtain the WHT Ruling as promptly as practicable. The final text of the WHT Ruling, including applications and appendices thereof, shall in all circumstances be subject to the prior written consent of Company or its counsel which shall not be unreasonably delayed, conditioned or withheld.
Section 2.8   PIPE Financing.   Prior to, but conditioned upon, the Effective Time, the Company shall seek to consummate the PIPE Financing pursuant to, and in the amounts set forth in, the Subscription Agreements.
Section 2.9   Backstop Facility.   Prior to the Closing, the Company and SPAC shall each use commercially reasonable efforts to obtain the Backstop Facility and to cause the Backstop Facility to be available to the Company at the Effective Time on terms and conditions mutually acceptable to the Company and SPAC; provided that it is acknowledged and agreed that (a) neither the entry into or consummation of either of the Backstop Facility shall be a condition to the obligations of either the Company or SPAC to consummate the Closing and (b) no amount of cash committed to the Company pursuant to the Backstop Facility shall be included for purposes of the “Aggregate Transaction Proceeds” except to the extent that the Backstop Facility has been entered into prior to or concurrently with the Effective Time and is then in effect as of the Effective Time.
Section 2.10   Price Adjustment Shares.
(a)   As an inducement to enter into this Agreement, the Company shall, immediately following the Effective Time, issue the Price Adjustment Shares to the Price Adjustment Participants in accordance with such Price Adjustment Participant’s Price Adjustment Pro Rata Portion. All such Price Adjustment Shares shall initially be unvested and subject to forfeiture as provided herein.
(b)   If, at any time after the date that is one hundred-fifty (150) days following Closing and thereafter during the ten (10) years following the Closing Date, the VWAP of Company Ordinary Shares is greater than or equal to $12.50 for any seven (7) Trading Days within a period of thirty (30) consecutive Trading Days (the date when the foregoing is first satisfied, the “First Price Adjustment Achievement Date”), then a Price Adjustment Series Amount of the Price Adjustment Shares shall automatically become vested and shall no longer be subject to forfeiture.
(c)   If, at any time after the date that is one hundred-fifty (150) days following Closing and thereafter during the ten (10) years following the Closing Date, the VWAP of Company Ordinary Shares is greater than or equal to $14.00 for any seven (7) Trading Days within a period of thirty (30) consecutive Trading Days (the date when the foregoing is first satisfied, the “Second Price Adjustment Achievement Date”), then a Price Adjustment Series Amount of the Price Adjustment Shares shall automatically become vested and shall no longer be subject to forfeiture.
(d)   If, at any time after the date that is one hundred-fifty (150) days following Closing and thereafter during the ten (10) years following the Closing Date, the VWAP of Company Ordinary Shares is greater than or equal to $15.50 for any seven (7) Trading Days within a period of thirty (30) consecutive Trading Days (the date when the foregoing is first satisfied, the “Third Price Adjustment Achievement Date”), then a Price Adjustment Series Amount of the Price Adjustment Shares shall automatically become vested and shall no longer be subject to forfeiture.
(e)   For the avoidance of doubt, the Price Adjustment Series Amount of the Price Adjustment Participants shall be entitled to vesting of the Price Adjustment Shares described in Section 2.10(a), Section 2.10(b), and Section 2.10(c), respectively, only upon the occurrence of the respective Price Adjustment Achievement Date; provided, however, that each such date shall only occur once, if at all, and in no event shall such Price Adjustment Participants be collectively entitled to receive more than an aggregate of 27,500,000 shares of Company Ordinary Shares as Price Adjustment Shares.
(f)   In the event that there is a Change of Control after the Closing and prior to the date that is ten (10) years following the Closing Date to the extent an applicable Price Adjustment Achievement Date has not already occurred, each respective Price Adjustment Achievement Date shall be deemed to occur on the day prior to the closing of such Change of Control, and (A) all Price Adjustment Shares shall automatically become vested on the date prior to the closing of such Change of Control (to the extent such Price Adjustment Shares has not previously been issued), and (B) thereafter, the obligations in this Section 2.10 shall terminate and no longer apply.
(g)   The Company Ordinary Shares price targets set forth in this Section 2.10 shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to the Company Ordinary Shares occurring on or after the Closing (other than the transactions contemplated by this Agreement).
(h)   If any applicable Price Adjustment Achievement Date or a Change of Control has not occurred after the Closing and prior to the date that is ten (10) years following the Closing Date, then any unvested Price Adjustment Shares shall automatically be forfeited by the Price Adjustment Participants back to the Company for no consideration. No Price Adjustment Participant may Transfer any Price Adjustment Shares before such Price Adjustment Shares becomes vested (if at all) pursuant to this Section 2.10. As used herein, “Transfer” shall mean to sell, transfer, pledge, tender, grant, encumber, assign, hedge, swap, convert or otherwise dispose of (including by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by gift, testamentary disposition, by operation of applicable Law, by encumbering or by using a derivative to transfer or otherwise), either voluntarily or involuntarily, or enter into any Contract, option or other arrangement (including profit sharing agreement) with respect to the Transfer of any Price Adjustment Shares.
(i)   The issuance of Price Adjustment Shares to the Price Adjustment Participants who are SPAC Shareholders hereunder shall be treated as comprised of two components, respectively a principal component and an interest component, the amounts of which shall be determined as provided in Reg. §1.483-4(b) example (2) using the 3-month test rate of interest provided for in Reg. §1.1274-4(a)(1)(ii) employing the semi-annual compounding period. As to each such issuance of Price Adjustment Shares hereunder to the Price Adjustment Participants, Price Adjustment Shares representing the principal component (with a value equal to the principal component) and Price Adjustment Shares representing the interest component (with a value equal to the interest component) shall be represented by separate share certificates.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES RELATING TO THE GROUP COMPANIES AND MERGER SUB
Except as set forth in the Company Disclosure Schedules, the Company and Merger Sub hereby represent and warrant to SPAC as follows:
Section 3.1   Organization and Qualification.
(a)   Merger Sub is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands, and as of immediately prior to the Closing, will be an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands. Merger Sub has requisite corporate power and authority to own and operate its properties and assets, to carry on its business as presently conducted and contemplated to be conducted.
(b)   Each Group Company is a corporation, company, limited liability company or other applicable business entity duly organized, formed, or incorporated, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the laws of its jurisdiction of formation, incorporation or organization (as applicable), except where the failure to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Section 3.1(b) of the Company Disclosure Schedules sets forth the jurisdiction of formation or organization (as applicable) for each Group Company and Merger Sub. Each Group Company and Merger Sub has the requisite corporate, limited liability company or other applicable business entity power and authority to own, lease and operate its material properties and to carry on its businesses as presently conducted in all material respects, except where the failure to have such power and authority, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(c)   True and complete copies of the Governing Documents of the Group Companies and Merger Sub and the Shareholder Agreement have been made available to SPAC, in each case, as amended and in effect as of the date of this Agreement. The Governing Documents of the Group Companies and Merger Sub and the Shareholder Agreement are in full force and effect, and none of the Group Companies or Merger Sub is in breach or violation in any material respect of any provision set forth in its Governing Documents or the Shareholder Agreement.
(d)   Each Group Company is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has timely filed all requisite annual reports, paid all annual fees and has not been designated a “violating company” (as such term is understood under the Israeli Companies Law) by the Israeli Registrar of Companies, except where the failure to be have filed or paid such reports and fees, or to not be designated a “violating company”, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(e)   Other than the Subsidiaries, neither the Company nor any of the Subsidiaries owns, directly or indirectly, any equity or voting or controlling or management or partnership or joint venture or similar interest in any Person and, except with respect to the Subsidiaries or as provided by this Agreement, neither Company nor any of the Subsidiaries has any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any Contract under which it may become obligated to make any future investment in or capital contribution to any other entity and the Company and each of the Subsidiaries has not agreed to become a subsidiary of any other Person or under the control of any group of bodies corporate or consortium.
(f)   From its incorporation, Merger Sub has not conducted any business activities other than as contemplated by this Agreement. Merger Sub has no assets or liabilities.

(g)   No Group Company is (i) insolvent or unable to pay or has stopped paying its debts, (ii) has stopped paying its material debts as they fall due, or (iii) has entered into, or proposed to enter into, any composition or arrangement with or for its creditors and no order has been made, petition presented, meeting convened or resolution presented for its winding-up and there are no actual or pending proceedings under any applicable insolvency laws in any relevant jurisdiction.
Section 3.2   Capitalization of the Group Companies.
(a)   Section 3.2(a) of the Company Disclosure Schedules sets forth a true and complete statement as of the date of this Agreement of the number and class or series (as applicable) of all of the Equity Securities of the Company issued and outstanding (or in jurisdictions which do not recognize such concept, issued and allotted). All of the Equity Securities of the Company have been duly authorized and validly issued and properly allotted. All of the outstanding (or in jurisdictions which do not recognize such concept, issued and allotted) Company Shares are fully paid and non-assessable (in jurisdictions which recognize such concept). The issuance of Company Shares upon the exercise or conversion, as applicable, of Equity Securities that are derivative securities, will, upon exercise or conversion in accordance with the terms of such Equity Securities against payment therefor, be duly authorized, validly issued, properly allotted, fully paid and non-assessable. The Equity Securities of the Company (1) were not issued in violation of the Governing Documents of the Company, the Shareholder Agreement, any other Contract to which the Company is party or bound and (2) are not subject to any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of (other than under the Governing Documents of the Company, the Shareholder Agreement or transfer restrictions under applicable Securities Laws) and were not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person. Except for the Company Options set forth on Section 3.2(a) of the Company Disclosure Schedules, as of the date hereof the Company has no outstanding options, restricted stock, phantom stock, stock or equity appreciation rights, equity ownership interests or other equity, equity-based or similar rights in the Company, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, preemptive rights, rights of first refusal or first offer or other Contracts or commitments of any kind of any character, written or oral, that would reasonably be expected to require the Company to issue, allot, sell, transfer, dispose or otherwise cause to become outstanding or to acquire, convert, repurchase, repay or redeem any Equity Securities of the Company or securities convertible into or exchangeable for Equity Securities of the Company.
(b)   The Equity Securities of the Company and its Subsidiaries have been offered, sold, transferred, issued and allotted in compliance with applicable Law, including Securities Laws, and the Governing Documents. All dividends or distributions declared, made or paid by the Company and its Subsidiaries have been declared, made or paid in accordance with applicable Laws and the Governing Documents. Neither the Company nor any of its Subsidiaries has at any time: (i) allotted or issued any securities that are convertible into shares; (ii) repaid, redeemed or purchased any of its own shares, or otherwise reduced its share capital or any class of it, or capitalized any profits or reserves of any class or description or passed any resolution to do so, or agreed to do any of the foregoing; or (iii) directly or indirectly provided any financial assistance for the purpose of the acquisition of its own shares or the shares of its holding company or for the purpose of reducing or discharging any liability incurred in such an acquisition, in each case that would be unlawful. Except as set forth on Schedule 3.2(b) and for the Governing Documents of the Company and the Company Investor Agreements, there are no voting trusts, proxies or other Contracts to which the Company is a party with respect to the voting or transfer of the Company’s Equity Securities.
(c)   The Company has no direct or indirect Subsidiaries other than those listed in Section 3.2(c) of the Company Disclosure Schedules. Except as set forth on Section 3.2(c) of the Company Disclosure Schedules, the Company owns directly or indirectly through another Subsidiary all of the outstanding (or in jurisdictions which do not recognize such concept, issued and allotted) equity securities of the Subsidiaries free and clear of all Liens other than Permitted Liens. Section 3.2(c) of the Company Disclosure Schedules sets forth a true and complete statement of (i) the number and class or series (as applicable) of all of the Equity Securities of each Subsidiary of the Company issued and outstanding (or in jurisdictions which do not recognize such concept, issued and allotted) and (ii) the identity of the wholly owned Persons that are the record or legal owners thereof. Other than as set forth in Section 3.2(c) of the Company Disclosure Schedules, there are no outstanding (A) stock or equity appreciation, phantom equity, or profit participation rights or (B) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, preemptive rights, rights of first refusal or first offer or other Contracts or commitments of any kind of any character, written or oral, that could require any Subsidiary of the Company to issue, allot, transfer, dispose, sell or otherwise cause to become outstanding or to acquire, convert, register, encumber, repurchase, repay or redeem any Equity Securities of the Subsidiaries of the Company or securities convertible into or exchangeable for Equity Securities of the Subsidiaries of the Company.
(d)   Other than as set forth in this Section 3.2, as of the date hereof, to the knowledge of the Company, no Person has claimed any ownership rights in any Equity Security of the Company or any of its Subsidiaries.
Section 3.3   Authority.
(a)   Each of the Company Parties has the requisite corporate, limited liability or other similar power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the Company Preferred Shareholder Approval, the Company Shareholder Approval, the Company Shareholder Consents and Waiver and the Consent to Shareholders Agreement Termination, the execution and delivery of this Agreement, the Ancillary Documents to which any Company Party is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate, limited liability company (or other similar) action on the part of the applicable Company Party. The Company Preferred Shareholder Approval, Company Shareholder Approval, the Company Shareholder Consents and Waiver and the Consent to Shareholders Agreement Termination are the only approvals of holders of Company Equity Securities necessary to approve the Transactions. The affirmative vote of the Supporting Company Shareholders will constitute the Requisite Majority and be sufficient to obtain the Company Preferred Shareholder Approval, the Company Shareholder Approval, the Company Shareholder Consents and Waiver and the Consent to Shareholders Agreement Termination. This Agreement and each Ancillary Document to which either Company Party is or will be a party has been or will be, upon execution thereof, as applicable, duly and validly executed and delivered by the applicable Company Party, and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of the applicable Company Party (assuming that this Agreement and the Ancillary Documents to which either Company Party is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party thereto), enforceable against the applicable Company Party in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).
(b)   The Company Board has (i) unanimously: (A) determined that this Agreement, the Ancillary Documents, and the Transactions are advisable and in the best interests of the Company and the Company Shareholders and (B) approved the Transactions, this Agreement and the Ancillary Documents and (ii) resolved to recommend to the Company Shareholders the Initial Company Shareholder Proposal and the Company Preferred Shareholder Proposal.
(c)   At a general meeting duly called and held and in accordance with the Companies Act and the memorandum and articles of association of Merger Sub, the board of directors of Merger Sub has unanimously: (i) determined that it is in the best interests of Merger Sub to enter into this Agreement and the Ancillary Documents to which Merger Sub is or will be a party; and (ii) approved this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger).
(d)   The Company, acting in its capacity as the sole shareholder of Merger Sub, has approved and adopted the Merger Sub Shareholder Approval in accordance with the memorandum and articles of association of Merger Sub. The Merger Sub Shareholder Approval is the only approval of holders of Merger Sub Equity Securities necessary to approve the Transactions.

(e)   All distributions, dividends, repurchases and redemptions (if any), in respect of the Equity Securities (or other equity interests) of the Company were undertaken in compliance with the Company’s Governing Documents then in effect, any agreement to which the Company then was a party and applicable Law.
Section 3.4   Financial Statements; Undisclosed Liabilities.
(a)   The Company has made available to SPAC (i) the audited consolidated balance sheets of the Group Companies as of December 31, 2020 (including any comparison figures to the year ended December 31, 2019) and the related statements of operations, changes in shareholders’ equity and cash flows of the Group Companies for the year ended December 31, 2020 (including any comparison figures to the year ended December 31, 2019) and (ii) the unaudited consolidated balance sheets of the Group Companies as of June 30, 2021 (the “Latest Balance Sheet”), each of which are attached as Section 3.4(a) of the Company Disclosure Schedules (all such balance sheets and statements, collectively, the “Financial Statements”). Each of the Financial Statements (including the notes thereto) (A) was prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), (B) is based upon and consistent with information contained in the books and records of the Company and (C) fairly presents in all material respects in accordance with IFRS the financial position, results of operations and cash flows of the Group Companies as at the date thereof and for the period indicated therein, except as otherwise specifically noted therein. All financial statements delivered pursuant to Section 5.14(b), (A) will be prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto and, in the case of unaudited financial statements, subject to normal year-end adjustments and the absence of footnotes) and (B) will fairly present, in all material respects, the financial position, results of operations and cash flows of the Group Companies as of the date thereof and for the period indicated therein, except as otherwise specifically noted therein.
(b)   Except (i) as set forth on the face of or otherwise provided for in the Latest Balance Sheet (or the notes thereto), (ii) for Liabilities incurred in the ordinary course of business since the date of the Latest Balance Sheet (none of which is a Liability for breach of contract, breach of warranty, tort, infringement or violation of Law) and (iii) for Liabilities incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of their respective covenants or agreements in this Agreement or any Ancillary Document or the consummation of the Transactions, none of the Group Companies nor Merger Sub has any Liabilities of the type required to be set forth on a balance sheet in accordance with GAAP that would be material to the Group Companies, taken as a whole.
(c)   The Group Companies have established and maintain systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for the Group Companies’ assets. The Group Companies maintain and, for all periods covered by the Financial Statements, have maintained books and records of the Group Companies in the ordinary course of business.
(d)   Since January 1, 2019, no Group Company has received any written complaint, or, to the knowledge of the Company, any allegation, assertion or claim that there is (i) a “significant deficiency” in the internal controls over financial reporting of the Group Companies, (ii) a “material weakness” in the internal controls over financial reporting of the Group Companies or (iii) fraud, whether or not material, that involves management or other employees of the Group Companies who have a significant role in the internal controls over financial reporting of the Group Companies.
Section 3.5   Consents and Requisite Governmental Approvals; No Violations.
(a)   Except as set forth in Section 3.5(a) of the Company Disclosure Schedules, no Consent, Permit, approval or authorization of, or designation, declaration or filing with or notification to, any Governmental Entity is required on the part of either Company Party with respect to the applicable Company Party’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which the applicable Company Party is or will be party or the consummation of the transactions contemplated by this Agreement or by the Ancillary Documents, except for (i) the filing with the SEC of (A) the

Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) any other documents or information required pursuant to applicable requirements, if any, of the Federal Securities Laws, (ii) compliance with and filings or notifications required to be filed with state securities regulators pursuant to “blue sky” Laws and state takeover Laws as may be required in connection with this Agreement, the Ancillary Documents or the Transactions, (iii) filing of the Plan of Merger and related documentation as required under the Companies Act, (iv) applicable requirements of and filings under the Israeli Securities Law, 1968, and the rules and regulations thereunder or any other similar Laws, (v) the Company Shareholder Approval, the Company Preferred Shareholder Approval, the Company Shareholder Consents and Waiver and the Consent to Shareholders Agreement Termination, (vi) filings or approvals pursuant to any applicable Antitrust Laws (or any investment laws or laws that provide for review of national security or defense matters), or (vii) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of any Company Party to consummate the Transactions.
(b)   Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 3.5(a), neither the execution, delivery or performance by either Company Party of this Agreement nor the Ancillary Documents to which the applicable Company Party is or will be a party nor the consummation of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of any Company Party’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration (with or without notice) under, any of the terms, conditions or provisions of (A) any Contract to which any Group Company or Merger Sub is a party or (B) any Material Permits, (iii) violate, or constitute a breach under, any Order or applicable Law to which any Group Company or Merger Sub or any of their respective properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) or Equity Securities of any Group Company or Merger Sub, except, in the case of any of clauses (ii) through (iv) above, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or reasonably be expected to have a material adverse effect on the ability of either Company Party to enter into or perform its obligations under this Agreement or consummate the Transactions.
Section 3.6   Permits.   Each of the Group Companies has all material Permits that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted (the “Material Permits”). Except as is not and would not reasonably be expected to be material to the Group Companies, taken as a whole, (i) each Material Permit is in full force and effect in accordance with its terms and (ii) no written notice of withdrawal, suspension, modification, revocation, cancellation or termination of any Material Permit (or proposed withdrawal, suspension, modification, revocation, cancellation or termination) has been received by any of the Group Companies and (iii) each Group Company has fulfilled and performed in all material respects its respective obligations under each such Material Permit and no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a material breach or default under any such Material Permit.
Section 3.7   Material Contracts; No Defaults.
(a)   Section 3.7(a) of the Company Disclosure Schedules sets forth a list of all Contracts (whether written or oral) to which a Group Company is a party as of the date hereof: (i) for the sale of Company services or for the purchase of products or services of at least $500,000 in any fiscal year during the fiscal years 2019 through 2021; (ii) that purports to limit, in any material respect, either the type of business or product line in which a Group Company may engage, the geographic area in which they may engage in business, the ability to solicit customers or the ability to sell or purchase any product, property or other asset (tangible or intangible), or any services, from any other Person or to sell any product or other asset to or perform any services for any other Person, including as a result of the grant of any exclusive licenses under Company Owned Intellectual Property to any Person; (iii) containing any indemnification that represents a material obligation of a Group Company other than in the ordinary course of business; (iv) under which a Group Company has permitted any material asset to become subject to a Lien (including Permitted Liens) other than in the ordinary course of business; (v) that evidences Indebtedness for borrowed money, whether incurred, assumed, guaranteed, or secured by any asset of a Group Company; (vi) involving the acquisition or disposition, directly or indirectly, by merger or otherwise, of assets or Equity Interests of any other Person (other than another Group Company) (other than assets acquired and sales of material, supply and inventory, in each case, in the ordinary course of business) pursuant to which a Group Company has material ongoing obligations (other than confidentiality obligations), or any Contract pursuant to which a Group Company has any ongoing obligations with respect to an “earn-out”, contingent purchase price or other contingent or deferred payment obligation; (vii) any CBA; (viii) any Contract (A) that is a settlement, conciliation or similar agreement with any Governmental Entity or (B) pursuant to which the Company or any of its Subsidiaries will have any material outstanding obligation after the date of this Agreement; (ix) any Contract pursuant to which a Group Company receives any Governmental Grant or any access to or use of other funding, facilities, resources or personnel of any Governmental Entity or for which a Governmental Entity is the end customer, (x) any Contract that is for the employment or engagement of any directors, employees or independent contractors at gross annual compensation in excess of $400,000 other than (A) Contracts that can be terminated by the Company without cost or penalty or (B) Contracts that provide for transaction bonuses payable in connection with the Transactions as disclosed in Section 3.7(a) of the Company Disclosure Schedules; (xi) agreement under which it is lessee of or holds or operates any personal property owned by any other party; (xii) agreement pursuant to which the Company is granted a lease in, a sublease in, or the right to use or occupy any land or building; (xiii) any Contract with any Person (A) pursuant to which any Group Company may be required to pay milestones, royalties or other contingent payments based on any research, testing, development, sale distribution, commercial manufacture or other similar occurrences, developments, activities or events, (B) that limits, curtails or restricts the ability of any Group Company to use, develop, distribute, make available or enforce any material Company Owned Intellectual Property in any material respect, or (C) under which any Group Company grants to any Person any right of first refusal, right of first negotiation, option to purchase, option to license rights, or option to cause an assignment of, to or under (as applicable) any material Company Product or any material Company Owned Intellectual Property; (xiv) that establish a joint venture, partnership or limited liability company with a third party, including for the sharing of profits and joint research or development Contracts (in each case, other than with respect to wholly owned Subsidiaries of the Company); (xv) any Contract required to be disclosed on Section 3.21 of the Company Disclosure Schedules; (xvi) any Contract with a Top Supplier or Top Customer; and (xvii) agreement under which it is lessor of or permits any third party to hold or operate any personal property owned or controlled by it (each Contract required to be set forth on Section 3.7(a) of the Company Disclosure Schedules, together with the IP Contracts required to be set forth on Section 3.13(c) of the Company Disclosure Schedules and each of the Contracts entered into after the date of this Agreement that would be required to be set forth on Section 3.7(a) or Section 3.13(c) of the Company Disclosure Schedules if entered into prior to the execution and delivery of this Agreement, collectively, the “Material Contracts”). The Company has furnished or made available to SPAC true and complete copies of all Material Contracts, including any supplementations or amendments thereto.
(b)   (i) Each Material Contract is valid and binding on the applicable Group Company and, to the knowledge of the Company, the counterparty thereto, and is in full force and effect and represents a legal, valid and binding obligation of the applicable Group Company, and to the knowledge of the applicable Group Company, the other parties thereto, and are enforceable by the applicable Group Company to the extent a party thereto in accordance with their terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a Proceeding in equity or at law), (ii) the applicable Group Company and, to the knowledge of the Company, the counterparties thereto are not in material breach of, or material default (or would be in material breach, violation or default but for the existence of a cure period) under, any Material Contract, (iii) as of the date hereof, no Group Company has received any written claim or notice of material breach of or material default under any Material Contract, (iv) no event has occurred (or is reasonably likely to occur as a result of the consummation of the Transactions hereunder) which, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any Material Contract or any other party thereto (in each case, with or without notice or lapse of time or both) and (v) as of the date hereof, no Group Company has received written notice from any other party to any such Material Contract that such party intends to terminate or not renew any such Contract.

(c)   None of the Group Companies has ever been suspended or disbarred from bidding on Contracts or subcontracts for or with any Governmental Entity, including any Contracts pursuant to which a Group Company receives any Governmental Grant or any access to or use of other funding, facilities, resources or personnel of any Governmental Entity or for which a Governmental Entity is the end customer (such Contracts, collectively, “Government Contracts”) and no suspension or debarment actions have been commenced or, to the knowledge of the Company, threatened against any of the Group Companies or any of such Group Company’s directors, officers or employees. None of the Group Companies has received any notice that they are being audited or investigated by any Governmental Entity with respect to any Government Contracts. Each of the Group Companies has conducted their operations in material compliance with the requirements of all terms and conditions and applicable Laws and regulations pertaining to all Government Contracts and bids for Government Contracts. All representations and certifications executed with respect to any Government Contract were accurate and truthful in all material respects as of their effective date, and the Group Companies have complied with all such representations and certifications in all material respects. All invoices and claims for payment, reimbursement, or adjustment submitted by a Group Company in connection with a Government Contract were current, accurate, and complete in all material respects as of their respective submission dates. The Group Companies do not have in effect, nor are they required to have in effect, and have never had in effect, any security clearances in connection with the operation of their business.
Section 3.8   Absence of Changes.   During the period beginning on December 31, 2020 and ending on the date of this Agreement, (a) no Company Material Adverse Effect has occurred, and (b) except as expressly contemplated by this Agreement, any Ancillary Document or in connection with the Transactions, (i) the Company has conducted its business in the ordinary course of all business in all material respects and (ii) no Group Company has taken any action that both (A) would require the consent of SPAC if taken during the period from the date of this Agreement until the Closing pursuant to Section 5.1(b)(i), Section 5.1(b)(iv), Section 5.1(b)(vii), Section 5.1(b)(x), Section 5.1(b)(xiii), Section 5.1(b)(xiv) or Section 5.1(b)(xvi) and (B) is material to the Group Companies, taken as a whole.
Section 3.9   Litigation.   There is as of the date hereof (and since January 1, 2019, there has been) no Proceeding existing, pending or, to the Company’s knowledge, threatened against or affecting any Group Company or Merger Sub or either of their assets, including any condemnation or similar proceedings that, if adversely decided or resolved, has had or would reasonably be expected to be material to the Group Companies, taken as a whole. None of the Group Companies, nor Merger Sub nor any of their respective properties or assets is subject to any material Order. As of the date of this Agreement, there are no material Proceedings by a Group Company or Merger Sub existing, pending or, to the Company’s knowledge, threatened against any other Person. There is no unsatisfied judgment or any open injunction binding upon Company or Merger Sub which could have a material effect on the ability of either Company or Merger Sub to enter into, perform its respective obligations under this Agreement and consummate the Transactions.
Section 3.10   Compliance with Applicable Law.   Each Group Company and Merger Sub (a) conducts (and since January 1, 2019, has conducted) its business in accordance with all Laws and Orders applicable to such Group Company or Merger Sub and is not in violation of any such Law or Order and (b) as of the date hereof, has not received any written communications from a Governmental Entity that alleges that such Group Company or Merger Sub is not in compliance with any such Law or Order, except in each case of clauses (a) and (b), as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole.
Section 3.11   Employee Plans.
(a)   Section 3.11(a) of the Company Disclosure Schedules sets forth a true and complete list of all material Employee Benefit Plans (including, for each such Employee Benefit Plan, its jurisdiction), with the exception of any contracts of employment with Group Employees based in the UK which are based on the Company’s standard form contract of employment. With respect to each material Employee Benefit Plan, the Group Companies have provided or made available to SPAC true and complete copies of (as applicable): (i) all current plan documents pursuant to which the plan is maintained, funded and administered (including any trust agreement, insurance contract or other funding instrument); (ii) the most recent IRS determination or opinion letter (or, for Employee Benefit Plans maintained for the benefit of employees primarily performing services outside the United States, any similar determination by an applicable

Governmental Entity), if applicable; (iii) the most recent summary plan description distributed to participations; (iv) the nondiscrimination and compliance testing results for the three most recent plan years; and (v) all non-ordinary course communications between the Company and any Governmental Entity sent or received in the last three years.
(b)   Except as would not be material to the Group Companies, taken as a whole, no Group Company has any Liability with respect to or under: (i) a Multiemployer Plan; (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject to ERISA) or a plan that is or was subject to Title IV of ERISA or Section 412 of the Code; (iii) a “multiple employer plan” within the meaning of Section of 413(c) of the Code or Section 210 of ERISA; (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA; or (v) a UK defined benefit or final salary pension scheme and no Group Company has operated or participated in such a scheme. Except as would not be material to the Group Companies, taken as a whole, no Group Company has any Liabilities to provide any retiree or post-employment health or life insurance or other welfare-type benefits to any Person other than health continuation coverage pursuant to Law for which the recipient pays the full cost of coverage. Except as would not be material to the Group Companies, taken as a whole, no Group Company has any Liabilities by reason of at any time being considered a single employer under Section 414 of the Code with any other Person.
(c)   Except as would not be material to the Group Companies, taken as a whole, each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has timely received a favorable determination or opinion or advisory letter from the Internal Revenue Service. None of the Group Companies has incurred (whether or not assessed) any material penalty or Tax under Section 4980H, 4980B, 4980D, 6721 or 6722 of the Code, and no circumstance exists or event has occurred that could reasonably be expected to result in the imposition of any such penalty or Tax.
(d)   Except as would not be material to the Group Companies, taken as a whole, there are no pending or, to the Company’s knowledge, threatened claims or Proceedings with respect to any Employee Benefit Plan (other than routine claims for benefits). With respect to each Employee Benefit Plan, all contributions, distributions, reimbursements and premium payments that are due have been timely made, transferred and paid in full, or if not yet due, have been properly accrued in accordance with IFRS. Each Employee Benefit Plan has been established, funded, administered and maintained, in form and in operation, in all material respects in compliance with its terms and all applicable Laws.
(e)   Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (whether alone or in combination with any other event(s)) will (i) result in any payment or benefit becoming due to or result in the forgiveness of any Indebtedness of any director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies (whether current, former or retired) or their beneficiaries, (ii) materially increase the amount or value of any compensation or benefits payable to any director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies (whether current, former or retired or their beneficiaries), or (iii) result in the acceleration of the time of payment, funding or vesting, or trigger any payment or funding of any material compensation or material benefits to any director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies (whether current, former or retired) or their beneficiaries.
(f)   No amount that could be, or has been, received (whether in cash or property or the vesting of property or the cancellation of Indebtedness) by any director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies under any Employee Benefit Plan or otherwise as a result of the consummation of the transactions contemplated by this Agreement could, separately or in the aggregate, be nondeductible under Section 280G of the Code or subjected to an excise Tax under Section 4999 of the Code.
(g)   No Group Company has any current or contingent obligation to make a “gross-up” or similar payment in respect of any Taxes that may become payable under Section 4999 or 409A of the Code.
(h)   Except as would not be material to the Group Companies, taken as a whole, each Foreign Benefit Plan that is required to be registered or intended to be Tax exempt or receive favorable tax treatment has been registered (and, where applicable, accepted for registration) and is Tax exempt and has been maintained in good standing, to the extent applicable, with each Governmental Entity. Except as would not be material to the Group Companies, taken as a whole, or as set forth under Section 3.11(h) of the Company Disclosure Schedules, no Foreign Benefit Plan is a gratuity, termination indemnity or “defined benefit plan” (as defined in ERISA, whether or not subject to ERISA) or has any material unfunded or underfunded Liabilities, nor are such unfunded liabilities reasonably expected to arise in connection with the transactions contemplated by this Agreement. Except as would not be material to the Group Companies, taken as a whole, all contributions required to have been made by or on behalf of the Group Companies with respect to plans or arrangements maintained or sponsored a Governmental Entity (including severance, termination indemnities or other similar benefits maintained for employees outside of the U.S.) have been timely made or fully accrued.
(i)   The Group Companies have not made any material changes to the Employee Benefit Plans resulting from disruptions caused by the COVID-19 pandemic or COVID-19 Matters, nor are any such changes currently contemplated.
(j)   All Company Options have been issued in compliance in all material respects with the Company Equity Plan and all applicable Laws and properly accounted for in all material respects in accordance with applicable accounting standards. All Company Options granted under Section 102 of the Ordinance were duly and timely deposited with the 102 Trustee in accordance with the provisions of Section 102 of the Ordinance. Section 3.11(j)(i) of the Company Disclosure Letter sets forth a list of all Company Options issued and outstanding as of the date hereof, including, with respect to each Company Option: (A) the name of the holder thereof; (B) the number of Company Ordinary Shares issuable upon exercise or conversion of such Company Option; (C) the incentive equity plan or other agreement under which such Company Option was granted; and (D) the date of grant, the exercise price, and the vesting schedule, including any acceleration provisions with respect thereto, as applicable, of such Company Option. Except as set forth in Section 3.11(j)(ii) of the Company Disclosure Letter, each Company Option or Company Ordinary Share issued as a result of exercise of such Company Option that is identified in Section 3.11(j)(i) of the Company Disclosure Schedule as having been granted under Section 102(b)(2) of the Ordinance is intended to qualify for any favorable tax treatment for Israeli taxpayers under Section 102(b)(2) of the Ordinance. The Company has made available to the SPAC accurate and complete copies of the Company Options database, each of the Company Plans and each standard form of award agreement pursuant to which any Company Option was granted thereunder.
Section 3.12   Environmental Matters.   Except as set forth in Section 3.12 of the Company’s Disclosure Schedules, or as would not reasonably be expected to have a Company Material Adverse Effect:
(a)   The Group Companies are in compliance in all material respects with all applicable Environmental Laws and since January 1, 2019 have at all times conducted their business in compliance in all material respects with all applicable Environmental Laws.
(b)   None of the Group Companies have received any written notice from any Governmental Entity or any other Person regarding any actual, alleged, or potential violation in any material respect of, or a failure to comply in all material respects with, any Environmental Laws or Environmental Permits.
(c)   There is no Proceeding pending or, to the Company’s knowledge, threatened in writing against any Group Company concerning or relating to compliance with applicable Environmental Laws or any Environmental Permits or any Hazardous Materials Activity of the Group Companies that is or is reasonably likely to be material to any Group Company.
(d)   There has been no manufacture, release, treatment, storage, disposal, arrangement for disposal, transport or handling of, contamination by, or exposure of any Person to, any Hazardous Substances by any Group Company, other than in compliance in all material respects with Environmental Laws.
(e)   The Group Companies have made available to SPAC copies of all material environmental, health and safety reports and documents that are in any Group Company’s possession or control relating to the current or former operations, properties or facilities of the Group Companies.

Section 3.13   Intellectual Property.
(a)   Section 3.13(a) of the Company Disclosure Schedules sets forth a true and complete list of all Company Registered Intellectual Property as of the date of this Agreement, including the applicable jurisdiction, title, application, registration or serial number, date, and record owner, or if different, the legal owner. As of the date of this Agreement, no issuance or registration obtained or application filed by the Group Companies for any material Company Registered Intellectual Property has been cancelled, abandoned, allowed to lapse or not renewed other than in the ordinary course of business. All material Company Registered Intellectual Property is subsisting and, to the Company’s knowledge, was prosecuted in good faith. To the Company’s knowledge, all material Company Registered Intellectual Property is valid and enforceable. As of the date of this Agreement, there are no Proceedings pending questioning or challenging the Group Company’s exclusive ownership of, or the validity or enforceability of, any material Company Registered Intellectual Property, and, to the Company’s knowledge, no such Proceedings are threatened by any Person.
(b)   Except as set forth in Section 3.13(b) of the Company Disclosure Schedules or as would not reasonably be expected to have a Company Material Adverse Effect, the Group Companies solely and exclusively own (free and clear of all Liens, except Permitted Liens) all right, title and interest in and to all Company Owned Intellectual Property, and each Group Company, to the Company’s knowledge, has a valid and enforceable right to use, all Company Licensed Intellectual Property pursuant to a valid written Contract, as applicable. Neither the execution, delivery or performance by any Group Company of this Agreement or the Ancillary Documents to which any Group Company is or will be a party, nor the consummation of the transactions contemplated hereby or thereby, will result in the loss, termination or impairment of, or require the Consent of any Person in respect of the Group Company’s continued right to own or use, any material Company Owned Intellectual Property or material Company Licensed Intellectual Property. No Group Company has transferred ownership of, or granted any exclusive license with respect to, any material Company Owned Intellectual Property. Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company Owned Intellectual Property, together with any Company Licensed Intellectual Property, constitutes all Intellectual Property Rights and Technology that are used in or necessary to conduct the business of the Group Companies as currently conducted (including in respect of the Company Products currently being sold by the Group Companies). None of the material Company Owned Intellectual Property and, to the Company’s knowledge, none of the material Company Licensed Intellectual Property, are subject to any outstanding Order that restricts in any manner the use, sale, transfer, licensing or exploitation thereof by the Group Companies anywhere in the world or affects the validity, use or enforceability of any such Company Intellectual Property.
(c)   Section 3.13(c) of the Company Disclosure Schedules sets forth a list of all current (i) Company Inbound Licenses (other than Standard Inbound Licenses) relating to Intellectual Property Rights or Technology that are used in connection with the Company Products or are otherwise material to the business of the Company; (ii) Company Outbound Licenses (other than Standard Outbound Licenses) relating to any material Company Intellectual Property (clauses (i) through (ii) collectively, the “IP Contracts”); and (iii) (A) Material Contracts that contain an agreement by any Group Company to provide any Person with access to the source code for, or material trade secrets embodied by, any Company Product, or (B) Contracts which require any Group Company to deposit any source code for any Company Product in escrow with an escrow agent or third Person.
(d)   Each Group Company’s current and former directors, employees, consultants, advisors and independent contractors who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any Company Product or material Company Owned Intellectual Property on behalf of the Group Companies (each such person, a “Creator”) have (i) agreed to maintain the confidentiality of, and not to use for their own purposes, the Proprietary Information and trade secrets of the applicable Group Companies and (ii) assigned to such Group Company, by way of a present assignment under an enforceable written Contract, exclusive ownership of all such Intellectual Property Rights and Technology authored, invented, created, improved, modified, or developed by such Person on behalf of a Group Company in the course of such Creator’s employment or other engagement with such Group Company.

(e)   There is no material Company Owned Intellectual Property which is based on an invention or work of any current or former director, employee, consultant, advisor or independent contractor of any Group Company for which any Group Company owes any compensation or remuneration to such director, employee, or contractor in relation to such invention or work. Except as would not reasonably be expected to have a Company Material Adverse Effect, there are no current or, to the Company’s knowledge, threatened, claims from any Creator for compensation or remuneration for inventions or copyright works created or invented by any such Creator or any similar claim, including under Israeli Patents Law, 5727-1967.
(f)   Each Group Company has taken commercially reasonable steps to safeguard and maintain the secrecy of any material Proprietary Information and material trade secrets owned by each Group Company. No material Proprietary Information or material trade secret of any of the Group Companies has been disclosed other than subject to a written agreement sufficiently restricting the disclosure and use of such Proprietary Information or trade secret and, to the Company’s knowledge, no such Person to whom such Proprietary Information or trade secret of any of the Group Companies has been so disclosed is in violation of any such agreement. To the Company’s knowledge, there has been no unauthorized access to or disclosure of any material Proprietary Information or material trade secrets owned by a Group Company, including any unauthorized access or disclosure that would compromise the proprietary status or protectability (including the patentability) of such Proprietary Information or trade secrets (or the Intellectual Property Rights or Technology embodied therein). Except as would not reasonably be expected to have a Company Material Adverse Effect, to the Company’s knowledge, (i) all Proprietary Information owned by a Group Company disclosed to a Governmental Entity pursuant to a Government Contract has been sufficiently marked “Proprietary Information” (or in a similar manner) and (ii) the Group Companies have taken reasonable measures, to the extent permissible under applicable Law, designed to prevent the circulation and disclosure of such Proprietary Information by such Governmental Entity to the public or a third Person.
(g)   Except as set forth in Section 3.13(g) of the Company Disclosure Schedules, no facilities or resources (including funds) of a university, college, other educational institution, research center or Governmental Entity was used in the development of any material Company Owned Intellectual Property. Except as set forth in Section 3.13(g) of the Company Disclosure Schedules, to the knowledge of the Company, (i) no director, employee, consultant, advisor or independent contractor of a Group Company who was involved in, or who contributed to, the creation or development of any material Company Owned Intellectual Property has performed services for or otherwise was under restrictions resulting from his/her relations with any Governmental Entity, university, college or other educational institution or research center during a period of time during which any such Company Owned Intellectual Property were created or during such time that such director, employee, consultant, advisor or independent contractor was also performing services for or for the benefit of any Group Company, and (ii) no such Person has created or developed any material Company Owned Intellectual Property with any Governmental Grant. No Governmental Entity has, by Contract or otherwise, any government purpose, march-in rights or ownership interest in or to any material Company Owned Intellectual Property, and no Group Company is under any obligation, by Contract or otherwise, to (w) exclusively license, (x) transfer, (y) forfeit or (z) otherwise grant any rights to any material Company Owned Intellectual Property to any Governmental Entity or Governmental Entity designee, and no such obligation has been tried to or threatened to be enforced by any Governmental Entity, in either case which could reasonably be expected to diminish, impair or otherwise restrict the ability of the Group Companies to use and exploit such Company Owned Intellectual Property or any Company Product, and the consummation of the Transactions contemplated hereby will not result in any such right of any Governmental Entity or obligation of a Group Company. Each Group Company has taken all reasonable steps required under any Government Contract and applicable Law to protect their respective rights in any material Company Owned Intellectual Property, so that no more than the minimum rights or licenses required under applicable regulations and Government Contract terms will have been provided to the receiving party and/or the Governmental Entity.
(h)   Except as would not reasonably be expected to have a Company Material Adverse Effect, to the Company’s knowledge, neither the operation of the business of the Group Companies, nor the use or exploitation of the Company Owned Intellectual Property or the Company Products, in each case, by the Group Companies has in the past six (6) years infringed, diluted, misappropriated or otherwise violated, and is not currently infringing, diluting, misappropriating, or otherwise violating, any Intellectual Property Rights of any other Person. Except as would not reasonably be expected to have a Company Material Adverse

Effect, there are no and, in the past six (6) years, there have not been any, Proceedings pending or initiated, nor to the Company’s knowledge, has any Proceeding been threatened, either (i) alleging that a Group Company has infringed, misappropriated, diluted or otherwise violated any Intellectual Property Rights of any other Person, including any written notice or other written communication suggesting or offering that a Group Company obtain a license to any Intellectual Property Right of such a third Person, or (ii) challenging the ownership, use, patentability, validity, or enforceability of any Company Owned Intellectual Property. To the Company’s knowledge, no Person is infringing, misappropriating, diluting or otherwise violating any Company Owned Intellectual Property in any material respect and no such claims have been made or threatened in writing by any of the Group Companies against any Person in the past six (6) years.
(i)   No Person other than the Group Companies possesses, or has a right to possess, a copy, in any form, of any source code for any Software constituting material Company Owned Intellectual Property (other than Creators of the Group Companies subject to confidentiality obligations with respect to such source code and solely to the extent necessary for them to maintain, use and develop such Software for the Group Companies). No Group Company has disclosed or delivered to any escrow agent or any other Person, other than employees or contractors who are subject to written agreements imposing enforceable confidentiality obligations, any of the source code that is material Company Owned Intellectual Property, and no other Person has the right, contingent or otherwise, to obtain access to or use any such source code. To the Company’s knowledge, no event has occurred, and no circumstance or condition exists, that would reasonably be expected to result in the delivery, license or disclosure of any material source code, material Proprietary Information or material trade secret that constitutes material Company Owned Intellectual Property to any Person who is not, as of the date the event occurs or circumstance or condition comes into existence, a current employee, consultant or independent contractor of a Group Company or other Person, in each case, subject to enforceable confidentiality obligations with respect thereto.
(j)   No Group Company accesses, uses, modifies, or links to, nor has accessed, used, modified, linked to, or created derivative works of, any Public Software in a manner which would subject (or purports to subject) any Group Company to any obligations (whether as set forth in the license for such Public Software or otherwise) that (i) require any material Company Owned Intellectual Property or material Software incorporated into any Company Product to be licensed, sold, disclosed, distributed, hosted or otherwise made available, including in source code form and/or for the purpose of making derivative works, for any reason, (ii) require any Group Company to grant to any Person a right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of any such Company Owned Intellectual Property or Software incorporated into any Company Product, (iii) limit in any manner the ability to charge license fees or otherwise seek compensation in connection with marketing, licensing or distribution of any such Company Owned Intellectual Property or a Company Product, (iv) require any Group Company to grant a license to, or refrain from asserting or enforcing any Patents constituting any material Company Owned Intellectual Property or (v) otherwise impose or are likely to impose any material limitation, restriction or condition on the right or ability of the Group Companies to use, distribute or make available any Company Products or any material Company Owned Intellectual Property. Each Group Company is in compliance in all material respects with the terms and conditions of all relevant licenses for Public Software used in the business of the Group Companies, and to the Company’s knowledge, there is no material breach or default under any such Contract by a Group Company.
(k)   To the Company’s knowledge, there are no, and for the past three (3) years there has not been, any material defects or any Malicious Code in any of the Company Products offered by the Group Companies that have resulted in such Company Products not performing substantially in accordance with their user specifications or functionality descriptions in any material respect.
(l)   The Group Companies own, lease, license, or otherwise have the legal right to use all IT Assets material to the conduct of the businesses of the Group Companies as currently conducted. The IT Assets operate and perform as required by the Group Companies in all material respects, and have not materially malfunctioned or failed during the past three (3) years. Except as would not reasonably be expected to have a Company Material Adverse Effect, each Group Company has taken commercially reasonable actions designed to protect the integrity and security of the IT Assets (and all material information stored or contained therein or transmitted thereby), including by implementing procedures designed to inhibit unauthorized access and the introduction of any Malicious Code. To the Company’s knowledge, the Software constituting material Company Owned Intellectual Property and material IT Assets do not contain any Malicious Code. The Group Companies have implemented and maintain commercially reasonable security, disaster recovery and business continuity plans and procedures in all material respects.
(m)   In the past three (3) years, to the knowledge of the Company, there has been no actual or alleged material data security breach of, or unauthorized access to, the IT Assets, including any such breach or unauthorized access which resulted in the unauthorized, use, access, deletion, modification, corruption, or encryption of any material information or material data contained therein.
Section 3.14   Suppliers and Customers.
(a)   Section 3.14(a) of the Company Disclosure Schedules sets forth a complete and correct list of: (i) the eight (8) largest suppliers to the Group Companies from January 1, 2019 to December 31, 2021 (based on the aggregate Dollar amount paid to each such supplier by Group Companies during such period) (the “Top Suppliers”) and the aggregate Dollar amounts paid to each Top Supplier during such period and (ii) the eight (8) largest customers of the Company from January 1, 2019 to December 31, 2021 (the “Top Customers”).
(b)   Except as would not be material to the Group Companies, taken as a whole, as of the date hereof, the Company has not and, to the Company’s knowledge, no Group Company has, received any written notice, letter, complaint or other communication from any Top Supplier or Top Customer to the effect that it (i) has changed, modified, amended or reduced, or is reasonably likely to change, modify, amend or reduce, its business relationship with any Group Company in a manner that is, or is reasonably likely to be, adverse to any Group Company; or (ii) will fail to perform, or is reasonably likely to fail to perform, its obligations under any Contract with a Group Company in any manner that is, or is reasonably likely to be, adverse to any Group Company.
Section 3.15   Privacy and Data Security.
(a)   Except as would not reasonably be expected to be material to the Group Companies, taken as a whole, the Group Companies comply, and since January 1, 2019 have complied, in all material respects with all: (i) applicable Privacy Laws; (ii) obligations imposed upon the Group Company regarding Personal Information under any Contracts; (iii) internal and public-facing privacy, data handling and/or data security policies of the Group Company; and (iv) applicable data privacy rules of applicable self-regulatory organizations.
(b)   Except as would not reasonably be expected to be material to the Group Companies, taken as a whole, each of the Group Companies has established and implemented a comprehensive written security plan which implements and monitors commercially reasonable technical and organizational measures designed to safeguard the security, confidentiality, integrity and availability of IT Assets and Personal Information, in its possession, custody, or under its control, in accordance with applicable laws.
(c)   To the Company’s knowledge: (i) no Group Company has suffered any material security breach with respect to any Personal Information (including any such breach of security leading to the accidental or unlawful destruction, loss, alteration of Personal Information) and/or with respect to the IT Assets and there has been no material misuse, destruction, loss or alteration of, or unauthorized Processing of, access to, or disclosure of, any Personal Information in the possession, custody, or control of any of the Group Companies or Processed by the Group Companies (each, a “Personal Information Breach”); (ii) none of the Group Companies have experienced any information security incidents that have materially compromised the integrity or availability of the IT Assets or the data thereon; (iii) none of the Group Companies have been legally required to provide any notices to any Person as a result of any Personal Information Breach or information security incident.
(d)   Since January 1, 2019, each of the Group Companies ensure all cross border transfers of Personal Information are compliant with applicable Privacy Laws in all material respects.
(e)   Since January 1, 2019, each of the Group Companies that have distributed marketing communications to any Person and/or that have engaged (whether directly or through a third party) in any direct or behavioral marketing location tracking or customer tracking are compliant with applicable Privacy Laws in all material respects.
(f)   Except as would not reasonably be expected to be material to the Group Companies, taken as a whole, the Group Companies have not sold or rented and are not selling or renting to third parties any Personal Information.
(g)   None of the Group Companies has received any written notice of any claims, investigations, or alleged violations of applicable Privacy Laws.
Section 3.16   Labor Matters.
(a)   Section 3.16(a)(i) of the Company Disclosure Schedules contains a complete and accurate list of all Group Employees (pseudonymized as required by applicable Privacy Laws), including each Group Employee’s, as of the date hereof,: (i) dates of employment; (ii) job title; (iii) compensation; (iv) employing entity; and (v) work location. As of the date hereof, Section 3.16(a)(ii) of the Company Disclosure Schedule contains a list of Company Management and other individuals not employed by the Company or its Subsidiaries that provide management services pursuant to services agreements with the Company or its Subsidiaries.
(b)   The Company has made available accurate and complete copies of all standard Company forms of employment agreement(s) and independent contractor agreement(s). Except as would not reasonably be expected to be material to the Group Companies, taken as a whole, and where required by applicable Law, Group Employees have executed an applicable form of the Company employment agreement(s).
(c)   Other than extension orders applicable to all employees in Israel, no Group Company is a party to or bound by any CBA, and no employees of any Group Company is represented by any labor organization, labor union, works council or other employee representative, employee delegate, representative or other employee collective group nor is there any duty on the part of any Group Company to give notice, consult or bargain with any labor union, labor organization, works council, employee delegate, representative or other employee collective group, and to the knowledge of the Company there are no labor organizations purporting to represent, or seeking to represent, any employees of any Group Company.
(d)   Except as would not be material to the Group Companies, taken as a whole, an arrangement pursuant to Section 14 of the Israeli Severance Pay Law, 5763-1963 (a “Section 14 Arrangement”), was properly applied in accordance with the terms of the general permit issued by the Israeli Minister of Labor regarding mandatory pension arrangement regarding all employees based on their full salaries and from the date of the commencement of their employment and, upon the termination of employment of any of the employees, the Company will not have to make any payment under the Severance Pay Law, 5763-1963, except for release of the funds accumulated in accordance with the applicable Section 14 Arrangement.
(e)   Since January 1, 2019, there is no, and there has been no, actual or, to the Company’s knowledge, threatened unfair labor practice charges, investigation of any kind or claims, by or before any Governmental Entity, material grievances, arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other material labor disputes against or affecting any Group Company. To the Company’s knowledge, no event has occurred and no condition or circumstance exists that might directly or indirectly give rise to or provide a basis for the commencement of any such slowdown, work stoppage, labor dispute. To the Company’s knowledge, since January 1, 2019, there are, and there have been, no actual or threatened organizing activities for union, works council or other form of employee representation with respect to any employees of any Group Company.
(f)   No Group Company has ever been party to a “relevant transfer” under the UK Transfer of Undertakings (Protection of Employment) Regulations 2006, as amended, and/or any applicable national legislation having similar effect.
(g)   To the Company’s knowledge, no Key Employee or current employee who is a member of the Company Management is under notice of termination or has informed any Group Company of an intention to terminate his or her employment with the relevant Group Company prior to the one (1) year anniversary of the Closing.

(h)   Except as set forth in Section 3.16(i) of the Company Disclosure Schedules, to the Company’s knowledge, no current or former employee or independent contractor of the Group Companies is in breach of a confidentiality, non-competition, non-solicitation or invention assignments obligation owed to the Group Companies with respect to such person or entity’s engagement with the Group Companies.
(i)   During the past three (3) years and currently, each Group Company: (i) has been in compliance in all material respects with each Law pertaining to employment and employment practices, including each Law relating to labor relations; equal employment opportunities; fair employment practices; employment discrimination, harassment, or retaliation; reasonable accommodation; disability rights or benefits; immigration and work authorizations; wages and hours; worker classification; overtime compensation; and termination of employees; working conditions; health and safety (including Laws related to COVID-19); leaves of absence; paid sick leave or vacation (including calculation of holiday pay); workers’ compensation and unemployment insurance. Each Group Employee is lawfully authorized to work in the jurisdiction in which he or she is employed or provides services according to applicable immigration Laws.
(j)   During the past three (3) years, no Group Company has experienced any collective redundancies, “mass layoffs,” “group terminations,” or “plant closings” or comparable event as defined by the WARN Act or any comparable Law in any jurisdiction in which any Group Company has or has had employees since January 1, 2019, including the UK Trade Union and Labour Relations (Consolidation) Act 1992.
(k)   No Group Company has, since January 1, 2019, incurred any material Liability with respect to any sexual harassment, or other discrimination, retaliation or policy violation allegations and to the Knowledge of the Company there are no allegations relating to officers or directors of any Group Company, that, if known to the public, would bring the Group Companies into material disrepute.
(l)   There are no material controversies pending or, to the knowledge of the Company, threatened, between any of the Group Companies and any of its current or former employees or contractors.
Section 3.17   Insurance.   Section 3.17 of the Company Disclosure Schedules sets forth a list of all Insurance Policies as of the date of this Agreement. Except as set forth on Section 3.17 of the Company Disclosure Schedules or as would not be material to the Group Companies, taken as a whole, all such Insurance Policies are in full force and effect, all premiums due and payable thereon as of the date of this Agreement have been paid in full as of the date of this Agreement, the Group Companies are not in breach or default of, and neither has taken any action or failed to take any action which (with or without notice or lapse of time, or both) would constitute such a breach or default, or would permit termination or modification of, any such policy and true and complete copies of all such policies have been made available to SPAC. As of the date hereof, no Group Company has received any written notice of cancellation or termination of any such Insurance Policies. To the knowledge of the Company, as of the date of this Agreement, no material claim by any Group Company is pending under any Insurance Policies as to which coverage has been denied or disputed by the underwriters thereof (other than a customary reservation of rights notice).
Section 3.18   Tax Matters.
(a)   Each Group Company has prepared and filed all income and other material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects, and each Group Company has timely paid all income and other material Taxes required to have been paid by it regardless of whether shown on a Tax Return.
(b)   Each Group Company has (i) complied with all applicable Laws relating to the collection, withholding, reporting and remittance of material Taxes; (ii) timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, creditors, equity interest holder or other third-party; and (iii) materially complied with all information reporting provisions in accordance with applicable laws, including the preparation and timely filing of all Forms W-2 and 1099 required with respect thereto. For the avoidance of doubt, such payments include all payments and deemed payments for the exercise, conversion, repayment and cancellation of stock options, warrants, convertible securities, and convertible debt and equity equivalents of the Company and its Subsidiaries.

(c)   No deficiencies for any material amount of Taxes against any of the Group Companies have been claimed, proposed or assessed in writing by any Tax Authority that remain unpaid, except for deficiencies which are being contested in good faith and with respect to which adequate reserves have been established. No Group Company is currently the subject of a material Tax audit or examination with respect to any Taxes. No Group Company has been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed in each case with respect to material Taxes.
(d)   No Group Company is party to any agreement (or has otherwise agreed) to extend or waive the time in which any Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect.
(e)   No Group Company is or has been a real property corporation (Igud Mekarke’in) within the meaning of such term under Section 1 of the Israeli Land Taxation Law (Appreciation and Acquisition), 5723-1963.
(f)   Any Group Company required to be registered for purposes of Israeli value added tax is duly registered and has complied in all material respects with the requirements concerning Israeli value added Tax (“VAT”). Each Group Company (i) has not made any exempt transactions (as defined in the Israeli Value Added Tax Law, 5736-1975 (the “Israeli VAT Law”)) and there are no circumstances by reason of which there might not be an entitlement to full credit of all VAT chargeable or paid on inputs, supplies, and other transactions and imports made by it, (ii) if and to the extent applicable, has collected and timely remitted to the relevant taxing authority all output VAT which it is required to collect and remit, to the extent required under any applicable Law and (iii) has not received a refund for input VAT for which it is not entitled under any applicable Law. No non-Israeli Group Company is required to register in Israel for Israeli VAT purposes.
(g)   No Group Company is benefiting, has benefited or during the last three (3) years has applied for benefits from any grants, exemption, tax holiday, reduced tax rates or accelerated depreciation under the Israeli Law for the Encouragement of Capital Investments, 5719-1959 (the “Capital Investment Law”), including but not limited to Preferred Technological Enterprise, Preferred Enterprise, Benefitted Enterprise and Approved Enterprise Status. No Group Company has retained earnings that would be subject to Israeli corporate Tax due to the distribution of a “dividend” from such earnings (as the term “dividend” is specifically defined by the ITA in the framework of the Capital Investment Law) or other actions that are deemed as dividend for these purposes.
(h)   No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings (including any “taxation decision” (Hachlatat Misui) from the ITA), technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to a Group Company which agreement or ruling would be effective after the Closing Date.
(i)   No Group Company is or has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).
(j)   (i) No Group Company participates or engages in, nor for the past two (2) years has participated or engaged in, any transaction listed in Section 131(g) of the Ordinance and the Israeli Income Tax Regulations (Reportable Tax Planning), 5767-2006, promulgated thereunder; (ii) no Group Company is taking, or in the last two (2) years has taken, a Tax position that is subject to reporting under Section 131E of the Ordinance; (iii) no Group Company in the last two (2) years has obtained a legal or Tax opinion that is subject to reporting under Section 131D of the Ordinance; and (iv) no Group Company is engaging in or is part of, nor in the last two (2) years has engaged in or was part of, any action or transaction that is classified as a “reportable opinion” under Section 67C of the Israeli VAT Law or a “reportable position” under Section 67D of the Israeli VAT Law, in each case, that has not been disclosed in the relevant Tax Return of the relevant Group Company.
(k)   There are no Liens for Taxes on any assets of the Group Companies other than Permitted Liens.

(l)   Each Foreign Benefit Plan that is intended to qualify as a capital gains route plan under Section 102(b)(2) of the Ordinance has received an approval letter from the ITA or is otherwise deemed approved by the ITA. Except as set forth in Section 3.18(l) of the Company Disclosure Schedules, all equity awards granted pursuant to such Foreign Benefit Plan and all shares issued pursuant to such equity awards were and are currently in compliance with the applicable requirements of Section 102(b)(2) of the Ordinance and the written requirements and guidance of the ITA, including the filing of the necessary documents with the ITA, the appointment of an authorized 102 Trustee, and the due deposit of such securities with the 102 Trustee pursuant to the terms of Section 102(b)(2) of the Ordinance and the guidance published by the ITA on July 24, 2012, and clarification dated November 6, 2012, in each case, or as otherwise provided in tax rulings obtained by the Group Companies from the ITA.
(m)   During the two (2)-year period ending on the date of this Agreement, no Group Company was a “distributing corporation” or a “controlled corporation” in a transaction purported or intended to be governed by Section 355 of the Code.
(n)   No Group Company is subject to any restrictions or limitations pursuant to Part E2 of the Ordinance or pursuant to any Tax ruling made with reference to the provisions of such Part E2 or otherwise.
(o)   No Group Company (i) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was a Group Company) or (ii) has any Liability for the Taxes of any Person (other than a Group Company) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-United States Law), as a transferee or successor or by Contract (other than any Contract entered into in the ordinary course of business and the principal purpose of which does not relate to Taxes).
(p)   No written claims have ever been made by any Tax Authority in a jurisdiction where a Group Company does not file Tax Returns or pays Taxes that such Group Company is or may be subject to taxation by, or required to file Tax Returns in, that jurisdiction, which claims have not been resolved or withdrawn.
(q)   No Group Company is a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than one that is included in a Contract entered into in the ordinary course of business and the principal purpose of which does not relate to Taxes).
(r)   Each Group Company is, and has always been, Tax resident only in its jurisdiction of formation and is, and has always been, “managed and controlled” (as such term is defined under the Ordinance) in its country of formation. No Group Company is engaged in or has ever been engaged in a trade or business through a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business or activities causing it to be subject to Taxes imposed or collected by any taxing jurisdiction in a country other than the country in which it is organized.
(s)   Each Group Company is in compliance in all material respects with all applicable transfer pricing Laws, and the prices for any property or services provided by or to any Group Company are arm’s length prices for purposes of the applicable Laws, including Treasury Regulations promulgated under Section 482 of the Code and Section 85A of the Ordinance and the Income Tax Regulations Determination of Market Terms, 57672006 and, including to the extent required, the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Group Companies.
(t)   No Group Company organized or formed under the laws of a jurisdiction outside of the United States (i) is a “surrogate foreign corporation” or “expatriated entity” within the meaning of Section 7874 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) or is treated as a U.S. corporation for U.S. federal Tax purposes by reason of the application of Sections 269B or 7874(b) of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) or (ii) was created or organized in the United States such that such entity would be taxable in the United States as a domestic entity pursuant to the dual charter provision of Treasury Regulation Section 301.7701-5(a) (or any corresponding or similar provision of state, local or non-U.S. Tax Law).
(u)   No Group Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) installment sale made on or prior to the Closing Date; (iii) prepaid amount received on or prior to the Closing Date; or (iv) use of an improper method of accounting for a taxable period on or prior to the Closing Date.
(v)   The Company is treated as a corporation for U.S. federal (and applicable state and local) income Tax purposes. Neither the Company nor any of its Subsidiaries has filed any entity classification election under Treasury Regulation Section 301.7701-3.
Section 3.19   Brokers.   Except for fees (including the amounts due and payable assuming the Closing occurs) set forth on Section 3.19 of the Company Disclosure Schedules (which fees shall be the sole responsibility of the Company, except as otherwise provided in Section 8.6), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates for which any of the Group Companies has any obligation.
Section 3.20   Real and Personal Property.
(a)   Owned Real Property.   Except as would not be material to the Group Companies as a whole, the Company or another member of the Group Companies has good and marketable fee simple title to the Owned Real Property free and clear of any Liens other than the Permitted Liens. The Company Disclosure Schedules contain a true and complete list (including, without limitation, legal descriptions), as of the date hereof, of the Owned Real Property. As of the Agreement Date, the Company has not (i) received written notice of any pending, and to the knowledge of the Company there is no threatened, condemnation proceeding with respect to any of the Owned Real Properties.
(b)   Leased Real Property.   Section 3.20(b)(i) of the Company Disclosure Schedules sets forth a true and complete list (including street addresses) of all real property leased, subleased, or similarly used or occupied by any of the Group Companies (the “Leased Real Property”) and all material Real Property Leases pursuant to which any Group Company is a tenant or landlord as of the date of this Agreement. True and complete copies of all such Real Property Leases (including, for the avoidance of doubt, all amendments, extensions, renewals, guaranties and other material agreements with respect thereto) have been made available to SPAC. Each Real Property Lease is in full force and effect and is a valid, legal and binding obligation of the applicable Group Company party thereto, enforceable in accordance with its terms against such Group Company and, to the Company’s knowledge, each other party thereto (subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). There is no material breach or default by any Group Company or, to the Company’s knowledge, any counterparty or third-party under any such Real Property Lease, and, to the Company’s knowledge, no event has occurred which (with or without notice or lapse of time or both) would constitute a material breach or default or would permit termination of, or a material modification or acceleration thereof by any party to such Real Property Leases. Except as set forth on Section 3.20(b) of the Company Disclosure Schedules, with respect to each of the Real Property Leases: (i) the possession and quiet enjoyment of the Leased Real Property by the applicable Group Company party thereto under such Real Property Lease has not been disturbed in any material respects, and to the Company’s knowledge, there are no material disputes with respect to such Real Property Lease; (ii) the applicable Group Company party thereto has not subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof; and (iii) the applicable Group Company party thereto has not collaterally assigned or granted any other security interest in such Real Property Lease or any interest therein. The Leased Real Property comprises all of the material real property used by the Group Companies.
Section 3.21   Transactions with Affiliates.   Section 3.21 of the Company Disclosure Schedules sets forth (a) all Contracts between any Group Company, on the one hand, and any officer, director, employee, partner, member, manager, direct or indirect equityholder of more than 5% of the outstanding equity of the Company as of the date hereof or Affiliate of any Group Company (other than another Group Company), on the other hand (each Person identified in this clause (a), a “Company Related Party”), and (b) the Shareholder Agreement, each and every side letter and management rights letter with shareholders, each shareholders’ agreement, voting agreement, registration rights agreement, co-sale agreement or other similar

Contract of any Group Company, including any Contract granting any shareholder of the Company investor rights, rights of first refusal, rights of first offer, registration rights, director designation rights or similar rights, but excluding, for the avoidance of doubt, the Ancillary Documents (collectively, the “Company Investor Agreements”), in each case other than (i) Contracts with respect to or otherwise incident to a Company Related Party’s employment or other similar engagement with (including benefit plans and other compensation from) any of the Group Companies entered into in the ordinary course of business, (ii) Contracts with respect to a Company Shareholder’s or a holder of Company Options’s status as a holder of Equity Securities of the Company and (iii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b). All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 3.21 are referred to herein as “Company Related Party Transactions”. To the Company’s knowledge, except as set forth on Section 3.21 of the Company Disclosure Schedules, no officer or director of the Company (i) has any direct or indirect financial interest in, or is an officer, director, manager, employee or consultant of, (A) any competitor, supplier, licensor, distributor, lessor, independent contractor or customer of any Group Company or (B) any other entity in any business arrangement or relationship with any Group Company; provided, however, that the ownership of securities listed on any national securities exchange representing less than 5% of the outstanding voting power of any Person with no seat of a board of directors (or other similar governing body) shall not be deemed to be a “financial interest” in any such Person; (ii) has any interest in any property, asset or right used by the Group Company for the business; (iii) has outstanding any Indebtedness owed to any Group Company; or (iv) has received any funds from the Group Company since the date of the Latest Balance Sheet, except for employment-related compensation received in the ordinary course of business.
Section 3.22   Compliance with International Trade & Anti-Corruption Laws.
(a)   During the past 5 (five) years, and except where the failure to be, or to have been, in compliance with such Laws has not been or would not, individually or in the aggregate, reasonably be expected to be material to the Company taken as a whole, neither the Group Companies nor, to the Company’s knowledge, any of their Representatives, or any other Persons acting for or on behalf of any of the foregoing, is or has been (i) a Person named on any Israel, US, UK, EU, or UN sanctions list; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions and Export Control Laws; (iii) an entity fifty-percent (50%) or more owned, or by any means solely or jointly controlled, directly or indirectly, by one or more Persons described in clause (i) or (ii); or (iv) otherwise engaged in dealings with or for the benefit of any Person described in clauses (i) through (iii).
(b)   Neither the Group Companies, their directors or officers, nor, to the Company’s knowledge, any of their employees, agents, or any other Persons acting for or on behalf of any of the Group Companies has, directly or knowingly indirectly (i) made, offered, promised, authorized, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made, offered, promised, authorized or paid any unlawful contributions to a domestic or foreign political party or candidate or (iii) otherwise made, offered, promised, authorized, paid or received any improper payment in violation of any Israel, US, UK, EU, or other applicable Anti-Corruption Laws. The Group Companies have implemented and maintained policies and procedures reasonably designed to promote compliance with Anti-Corruption Laws.
(c)   To the knowledge of the Company, there is no current investigation, allegation, request for information, or other inquiry by any Governmental Entity regarding the actual or possible violation of the Anti-Corruption Laws or Sanctions and Export Control Laws by any Group Company and during the past five (5) years, no Group Company has received any written notice that there is any investigation, allegation, request for information, or other inquiry by any Governmental Entity regarding an actual or possible violation of the Anti-Corruption Laws or Sanctions and Export Control Laws.
(d)   No Group Company is, or is required to be, registered with the Israeli Ministry of Defense as a security exporter. Except as set forth in Section 3.22(d) of the Company Disclosure Schedules, the business of the Group Companies and Merger Sub does not involve the use or development of, or engagement in, encryption technology, or other technology whose development, commercialization, marketing or export is restricted under Israeli Law, and the business of the Group Companies does not require any Group Company to obtain a license from the Israeli Ministry of Economy or the Israeli Ministry of Defense or an

authorized body thereof pursuant to Section 2(a) of the Israeli Control of Products and Services Declaration (Engagement in Encryption), 5734-1974, nor does it involve any product, software or technology that are included in the UK Strategic Export Control Lists which require a license from the UK Export Control Joint Unit (ECJU) except to the extent that any UK export licenses that are required have been granted by the ECJU, or any other legislation regulating the development, commercialization, marketing or export of technology.
(e)   No Group Company, as of the date of this Agreement, produces, designs, tests, manufactures, fabricates or develops “critical technologies” as that term is defined in 31 C.F.R. § 800.215; performs the functions as set forth in column 2 of Appendix A to 31 C.F.R. part 800 with respect to covered investment “critical infrastructure”; or maintains or collects, directly or indirectly, “sensitive personal data” as that term is defined in 31 C.F.R. § 800.241; and, therefore, no Group Company is a “TID U.S. business” within the meaning of 31 C.F.R. § 800.248.
Section 3.23   PIPE Financing.   The Company has entered into Subscription Agreements with Subscribers for the sale of PIPE Shares and PIPE Warrants upon Closing, pursuant to which such Subscribers have committed to provide equity financing (subject to the terms and conditions thereof) in the aggregate gross amount of approximately $29,100,000.
Section 3.24   Equity Line of Credit.   The Company has entered into the Equity Line of Credit pursuant to which the counterparty thereto has agreed to purchase from the Company up to an aggregate of $75,000,000 of Company Ordinary Shares (subject to the terms and conditions thereof).
Section 3.25   Governmental Grants;
(a)   Except as disclosed in Section 3.25(a) of the Company Disclosure Schedules, no material Governmental Grants were received by any Group Company. As of the date hereof, there are no pending applications for Governmental Grants by any Group Company.
(b)   Since January 1, 2018, except as is not and would not reasonably be expected to be material to the Group Companies, taken as a whole, all Group Companies have been and are currently in compliance in all material respects with all the terms, conditions, requirements of all Governmental Grants (including any reporting and exploitation requirements including with respect to any Company Owned Intellectual Property) and any applicable Law in connection thereto, and has duly fulfilled all conditions, undertakings and other obligations relating thereto.
Section 3.26   Information Supplied.   None of the information relating to the Group Companies or Merger Sub supplied or to be supplied by or on behalf of the Group Companies or Merger Sub expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the SPAC Shareholders or at the time of the SPAC Shareholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Group Companies make no representations or warranties as to the information contained or incorporated by reference in or omitted from the Registration Statement / Proxy Statement in reliance upon and in conformity with information furnished in writing to the Group Companies by or on behalf of SPAC specifically for inclusion in the Registration Statement / Proxy Statement.
Section 3.27   Investigation; No Other Representations.
(a)   The Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, SPAC and (ii) it has been furnished with or given access to such documents and information about SPAC and its businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the Transactions.

(b)   In entering into this Agreement and the Ancillary Documents to which it is or will be a party, the Company has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article IV and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of SPAC, any SPAC Non-Party Affiliate or any other Person, either express or implied, and the Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article IV and in the Ancillary Documents to which it is or will be a party, none of SPAC, any SPAC Non-Party Affiliate nor any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the Transactions.
(c)   The Company acknowledges and agrees that any cost estimates, projections or other predictions, any data, any financial information, any SPAC SEC reports, or any memoranda or offering materials or presentations, including, but not limited to, any offering memorandum or similar materials made available by or on behalf of SPAC are not and shall not be deemed to be or to include representations or warranties of SPAC, any SPAC Non-Party Affiliate or any other Person, and are not and shall not be deemed to be relied upon by the Company or any Company Non-Party Affiliate in executing, delivering or performing this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.
Section 3.28   EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES.    NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO SPAC OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS Article III OR THE ANCILLARY DOCUMENTS, NONE OF THE COMPANY, MERGER SUB, ANY COMPANY NON-PARTY AFFILIATE OR ANY OTHER PERSON MAKES, AND THE COMPANY AND MERGER SUB EACH EXPRESSLY DISCLAIM, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE GROUP COMPANIES OR MERGER SUB THAT HAVE BEEN MADE AVAILABLE TO SPAC OR ANY OF ITS REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE GROUP COMPANIES OR MERGER SUB BY THE MANAGEMENT OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY SPAC OR ANY SPAC NON-PARTY AFFILIATE IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS SECTION 3.28, CLAIMS AGAINST ANY GROUP COMPANY, MERGER SUB, OR ANY OTHER PERSON SHALL NOT BE LIMITED IN ANY RESPECT IN THE EVENT OF INTENTIONAL FRAUD UNDER DELAWARE LAW IN THE MAKING OF THE REPRESENTATIONS AND WARRANTIES IN ARTICLE III AND THE REPRESENTATIONS AND WARRANTIES IN THE ANCILLARY DOCUMENTS BY SUCH PERSON.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES RELATING TO SPAC
(a)   Except as set forth in the SPAC Disclosure Schedules (subject to Section 8.19), or (b) except for any representations or warranties in this Article IV that are not SPAC Fundamental Representations, as set forth in any SPAC SEC Reports (excluding (x) any disclosures in any “risk factors” section that do not constitute statements of fact, (y) disclosures in any forward-looking statements disclaimers and (z) other disclosures that are generally cautionary, predictive or forward-looking in nature), SPAC hereby represents and warrants to the Company as follows:
Section 4.1   Organization and Qualification.   SPAC is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands, and as of immediately prior to the Closing, will be an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands. The copies of the Governing Documents of SPAC previously delivered by SPAC to the Company are true, correct and complete and are in effect as of the date of this Agreement. SPAC is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in its memorandum and articles of association.
Section 4.2   Authority.
(a)   SPAC has the requisite corporate power and authority (i) to execute and deliver this Agreement and each of the Ancillary Documents (other than the Plan of Merger) to which it is or will be a party, (ii) subject to receipt of the SPAC Shareholder Approval, to execute and deliver the Plan of Merger, and (iii) subject to the consents, approvals, authorizations and other requirements set out in Section 4.3(a) and the receipt of the SPAC Shareholder Approval, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the SPAC Shareholder Approval, the execution and delivery of this Agreement, the Ancillary Documents to which SPAC is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of SPAC. This Agreement has been and each Ancillary Document to which SPAC is or will be a party will be, upon execution and delivery thereof, duly and validly executed and delivered by SPAC and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of SPAC (assuming this Agreement has been and the Ancillary Documents to which SPAC is or will be a party are or will be, upon execution and delivery thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto, as applicable), enforceable against SPAC in accordance with their terms (subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).
(b)   At a meeting duly called and held and in accordance with the Companies Act and the SPAC Memorandum and Articles of Association, the SPAC Board has unanimously: (i) determined that it is in the best interests of SPAC to enter into this Agreement and the Ancillary Documents to which SPAC is or will be a party; (ii) approved this Agreement, the Ancillary Documents to which SPAC is or will be a party and the transactions contemplated hereby and thereby (including the Merger) and (iii) recommended, upon the terms and subject to the conditions set forth in this Agreement, the approval of the SPAC Shareholder Proposals by the holders of SPAC Shares entitled to vote thereon.
Section 4.3   Consents and Requisite Governmental Approvals; No Violations.
(a)   No Consent, Permit, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of SPAC with respect to SPAC’s execution or delivery of, or performance of its obligations under, this Agreement or the Ancillary Documents to which it is or will be party or the consummation of the transactions contemplated by this Agreement or by the Ancillary Documents, except for (i) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC, (B) any other documents or information required pursuant to applicable requirements, if any, of the Federal Securities Laws, and (C) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the Transactions, (ii) compliance with and filings or notifications required to be filed with state securities regulators pursuant to “blue sky” Laws and state takeover Laws as may be required in connection with this Agreement, the Ancillary Documents, or the Transactions, (iii) filing of the Plan of Merger and related documentation as required under the Companies Act, (iv) filings or approvals pursuant to any applicable Antitrust Laws (or any investment laws or laws that provide for review of national security or defense matters), (v) the SPAC Shareholder Approval, or (vi) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not prevent, materially delay or materially impair the ability of SPAC to consummate the Transactions.
(b)   Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.3(a), neither the execution, delivery or performance by SPAC of this Agreement nor the Ancillary Documents to which SPAC is or will be a party nor the consummation by SPAC of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of the SPAC Memorandum and Articles of Association, (ii)

result in a violation or breach of, or constitute a default or give rise to any right of termination, cancellation, amendment, modification, suspension, revocation or acceleration (with or without notice) under, any of the terms, conditions or provisions of any Contract to which SPAC is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which SPAC or any of its properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) of SPAC, except, in the case of any of clauses (ii) through (iv) above, as would not, individually or in the aggregate, reasonably be expected to be material to the SPAC or reasonably be expected to have a material effect on the ability of SPAC to enter into or perform its obligations under this Agreement or consummate the Transactions.
Section 4.4   Brokers.   Except for fees (including the amounts due and payable assuming the Closing occurs) set forth on Section 4.4 of the SPAC Disclosure Schedules (which fees shall be the sole responsibility of SPAC, except as otherwise provided in Section 8.6), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of SPAC for which SPAC or any of its Affiliates, including Sponsor, has any obligation.
Section 4.5   Information Supplied.   None of the information supplied or to be supplied by or on behalf of SPAC expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the SPAC Shareholders or at the time of the SPAC Shareholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
Section 4.6   Capitalization of SPAC.
(a)   Section 4.6(a) of the SPAC Disclosure Schedules sets forth a true and complete statement as of the date of this Agreement of the number and class or series (as applicable) of the issued and outstanding SPAC Shares and SPAC Warrants. All outstanding Equity Securities of SPAC have been duly authorized and validly issued and are fully paid and non-assessable. The issuance of SPAC Shares upon the exercise or conversion, as applicable, of Equity Securities that are derivative securities, will, upon exercise or conversion in accordance with the terms of such Equity Securities against payment therefor, be duly authorized, validly issued, fully paid, and non-assessable. Except as set forth in Section 4.6(a) of the SPAC Disclosure Schedules, such Equity Securities (i) were not issued in violation of the SPAC Memorandum and Articles of Association or any applicable Law and (ii) are not subject to any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than transfer restrictions under applicable Securities Laws or under the SPAC Memorandum and Articles of Association) and were not issued in violation of any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person. Except for the SPAC Shares and SPAC Warrants set forth on Section 4.6(a) of the SPAC Disclosure Schedules (subject to any SPAC Shareholder Redemption Rights), any SPAC Class A Shares which may be issued upon the conversion of SPAC Class B Shares in accordance with the SPAC Memorandum and Articles of Association, immediately prior to Closing, there shall be no other outstanding Equity Securities of SPAC.
(b)   Except as disclosed in the SPAC SEC Reports, in Section 4.6(b) of the SPAC Disclosure Schedules, as expressly contemplated by this Agreement, the Ancillary Documents or the Transactions any SPAC Working Capital Loans or as otherwise mutually agreed to by the Company and SPAC, there are no outstanding (A) equity appreciation, phantom equity or profit participation rights or (B) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require SPAC, and, except as expressly contemplated by this Agreement, the Ancillary Documents or the Transactions, any SPAC Working Capital Loans or as otherwise mutually agreed in writing by the Company and SPAC, there is no obligation of SPAC, to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities of SPAC or securities convertible into or exchangeable for Equity Securities of SPAC. Except as disclosed in the SPAC SEC Reports or as set out in the SPAC Memorandum and Articles of Association, there are no outstanding contractual obligations of SPAC to repurchase, redeem or otherwise acquire any securities or Equity Securities of SPAC. Except as disclosed in the SPAC SEC Reports or in Section 4.6(b) of the SPAC Disclosure Schedules and any SPAC Working Capital Loans, there are no outstanding bonds, debentures, notes or other Indebtedness of SPAC having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which SPAC Shareholders may vote. Except as disclosed in the SPAC SEC Reports or in Section 4.6(b) of the SPAC Disclosure Schedules, SPAC is not a party to any shareholders agreement, voting agreement or registration rights agreement relating to SPAC Shares or any other Equity Securities of SPAC. SPAC does not own any Equity Securities in any other Person or have any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any Equity Securities, or any securities or obligations exercisable or exchangeable for or convertible into any Equity Securities, of such Person.
Section 4.7   SEC Filings.   SPAC has timely filed or furnished all statements, forms, reports and documents required to be filed or furnished by it prior to the date of this Agreement with the SEC pursuant to Federal Securities Laws since its IPO (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “SPAC SEC Reports”). Each of the SPAC SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, complied in all material respects with the applicable requirements of the Federal Securities Laws (including, as applicable, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder) applicable to the SPAC SEC Reports. As of their respective dates of filing, the SPAC SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made or will be made, as applicable, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the SPAC SEC Reports.
Section 4.8   Trust Account.
(a)   As of the date of this Agreement, SPAC has an amount in cash in the Trust Account of approximately $201,000,000. The funds held in the Trust Account are (a) invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations and (b) held in trust pursuant to that certain Investment Management Trust Agreement, dated as of September 14, 2021 (the “Trust Agreement”), between SPAC and the Exchange Agent, as trustee (the “Trustee”). There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SPAC SEC Reports to be inaccurate in any material respect or, to SPAC’s knowledge, that would entitle any Person to any portion of the funds in the Trust Account (other than (i) in respect of deferred underwriting commissions or Taxes, (ii) the SPAC Shareholders who shall have elected to redeem their SPAC Shares pursuant to the SPAC Memorandum and Articles of Association or (iii) if SPAC fails to complete a business combination within the allotted time period set forth in the SPAC Memorandum and Articles of Association and liquidates the Trust Account, subject to the terms of the Trust Agreement, SPAC (in limited amounts to permit SPAC to pay the expenses of the liquidation, dissolution and winding up of SPAC) and then the SPAC Shareholders). Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the SPAC Memorandum and Articles of Association and the Trust Agreement. SPAC has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent, in any material respect, in performance or any other respect (claimed or actual) in connection with, the Trust Agreement and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. There are no claims or Proceedings pending with respect to the Trust Account. Since September 14, 2021, SPAC has not released any money from the Trust Account (other than interest income earned on the funds held in the Trust Account as permitted by the Trust Agreement). Upon the consummation of the transactions contemplated hereby, including the distribution of assets from the Trust Account (A) in respect of deferred underwriting commissions or Taxes or (B) to the SPAC Shareholders who have elected to redeem their SPAC Class A Shares pursuant to the SPAC Memorandum and Articles of Association, each in accordance with the terms of and as set forth in the Trust Agreement, SPAC shall have no further obligation under either the Trust Agreement or the SPAC Memorandum and Articles of Association to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms.
(b)   Assuming the accuracy of the representations and warranties of the Company Parties contained herein and the compliance by each of the Company Parties with its respective obligations hereunder, SPAC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to SPAC on the Closing Date following the Effective Time (after disbursements in respect of deferred underwriting commissions, Taxes, and to the SPAC Shareholders who shall have elected to redeem their SPAC Class A Shares pursuant to the SPAC Memorandum and Articles of Association).
Section 4.9   Indebtedness.   Except as set forth in Section 4.9 of the SPAC Disclosure Schedules, as of the date hereof, SPAC does not have, or have any Contract requiring it to enter into or incur, any obligations with respect to or under any Indebtedness.
Section 4.10   Transactions with Affiliates.   Section 4.10 of the SPAC Disclosure Schedules sets forth all Contracts between (a) SPAC, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder (including Sponsor) or Affiliate of either SPAC or Sponsor, on the other hand (each Person identified in this clause (b), a “SPAC Related Party”). Except as set forth in Section 4.10 of the SPAC Disclosure Schedules, no SPAC Related Party (A) owns any interest in any material asset used in the business of SPAC, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a material client, supplier, customer, lessor or lessee of SPAC or (C) owes any material amount to, or is owed material any amount by, SPAC. All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 4.10 are referred to herein as “SPAC Related Party Transactions”.
Section 4.11   Litigation.   As of the date of this Agreement, there is (and since its incorporation, there has been) no Proceeding pending or, to SPAC’s knowledge, threatened against or involving or otherwise affecting SPAC or its assets, including any condemnation or similar proceedings. Neither SPAC nor any of its properties or assets is subject to any material Order. As of the date of this Agreement, there are no material Proceedings by SPAC pending, or to the SPAC’s knowledge, threatened against any other Person. There is no unsatisfied judgment or any open injunction binding upon SPAC which could have a material effect on the ability of SPAC to enter into, perform its obligations under this Agreement and consummate the Transactions.
Section 4.12   Compliance with Applicable Law.   SPAC is (and since its incorporation, has been) in compliance in all material respects with all applicable Laws. SPAC has not received any written notice from any Governmental Entity of a violation of any applicable Law by SPAC at any time since its formation, which violation would reasonably be expected to have a material effect on the ability of SPAC to enter into, perform its obligations under this Agreement and consummate the Transactions.
Section 4.13   Business Activities.
(a)   Since its IPO, SPAC has held all IPO proceeds in the Trust Account (other than any amounts permitted to be disbursed under the terms of the Trust Agreement and as described in the SPAC Prospectus) for the purpose of being used to consummate, and in the conduct of business following, its Business Combination. Except as set forth in the SPAC Memorandum and Articles of Association, there is no Contract binding upon SPAC or to which SPAC is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it, any acquisition of property by it or the conduct of business by it (including, in each case, following the Closing).
(b)   Except for this Agreement and the Transactions, SPAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, company, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, SPAC has no interests, rights, obligations or liabilities with respect to, or is party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a business combination.

(c)   Except for this Agreement and the agreements expressly contemplated hereby or as set forth in Section 4.13(c) of the SPAC Disclosure Schedules, SPAC is not and at no time has been, party to any Contract with any other Person that would require payments by SPAC in excess of $100,000 in the aggregate with respect to any individual Contract or more than $500,000 in the aggregate when taken together with all other Contracts (other than this Agreement and the agreements expressly contemplated hereby and Contracts set forth in Section 4.13(c) of the SPAC Disclosure Schedules).
(d)   There is no liability, debt or obligation against SPAC, except for liabilities and obligations (i) reflected or reserved for on SPAC’s consolidated balance sheet as of September 30, 2021 or disclosed in the notes thereto, (ii) that have arisen since the date of SPAC’s consolidated balance sheet as of September 30, 2021 in the ordinary course of the operation of business of SPAC or that are set forth in Section 4.13(d) of the SPAC Disclosure Schedules or (iii) incurred in connection with or contemplated by this Agreement and/or the Transactions or (iv) that would not reasonably be expected to be, individually or in the aggregate, material to SPAC.
Section 4.14   Internal Controls; Listing; Financial Statements.
(a)   Except as is not required in reliance on exemptions from various reporting requirements by virtue of SPAC’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, since its IPO, (i) SPAC has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of SPAC’s financial reporting and the preparation of SPAC’s financial statements for external purposes in accordance with GAAP and (ii) SPAC has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to SPAC is made known to SPAC’s principal executive officer and principal financial officer by others within SPAC. Such disclosure controls and procedures are effective in timely alerting SPAC’s principal executive officer and principal financial officer to material information required to be included in SPAC’s financial statements included in SPAC’s periodic reports required under the Exchange Act.
(b)   SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act. There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC.
(c)   Since its IPO, SPAC has complied in all material respects with all applicable listing and corporate governance rules and regulations of NASDAQ. The issued and outstanding SPAC Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ under the symbol “EDNC”. The issued and outstanding SPAC Public Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ under the symbol “EDNCW”. The issued and outstanding SPAC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ under the symbol “EDNCU”. As of the date of this Agreement, there is no Proceeding pending or, to the knowledge of SPAC, threatened against SPAC by NASDAQ or the SEC with respect to any intention by such entity to deregister either the SPAC Class A Shares, SPAC Public Warrants, or SPAC Units prohibit or terminate the listing of the SPAC Class A Shares, SPAC Public Warrants, or SPAC Units on NASDAQ. Neither SPAC nor any of its Affiliates has taken any action that is designed to terminate the registration of the SPAC Class A Shares, SPAC Public Warrants, or SPAC Units under the Exchange Act except as contemplated by this Agreement. SPAC has not received any notice from NASDAQ or the SEC regarding the revocation of such listing or otherwise regarding the delisting of the SPAC Class A Shares, SPAC Public Warrants, or SPAC Units from NASDAQ or the SEC.
(d)   The SPAC SEC Reports contain true and complete copies of the applicable SPAC Financial Statements. The SPAC Financial Statements (i) fairly present in all material respects the financial position of SPAC as at the respective dates thereof, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (iii) in the case of the audited SPAC Financial Statements, were audited in accordance with the standards of the PCAOB and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).
(e)   SPAC has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for SPAC’s assets. SPAC maintains and, for all periods covered by the SPAC Financial Statements, has maintained books and records of SPAC in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of SPAC in all material respects.
(f)   Since its incorporation, SPAC has not received any written complaint, allegation, assertion or claim that there is (i) a “significant deficiency” in the internal controls over financial reporting of SPAC to SPAC’s knowledge, (ii) a “material weakness” in the internal controls over financial reporting of SPAC to SPAC’s knowledge or (iii) fraud, whether or not material, that involves management or other employees of SPAC who have a significant role in the internal controls over financial reporting of SPAC.
(g)   As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SPAC SEC Reports. None of the SPAC SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.
Section 4.15   No Undisclosed Liabilities.   Except for the Liabilities (a) set forth in Section 4.15 of the SPAC Disclosure Schedules, (b) incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Document, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the Transactions (it being understood and agreed that the expected third-parties that are, as of the date hereof, entitled to fees, expenses or other payments in connection with the matters described in this clause (b) shall be set forth on Section 4.15 of the SPAC Disclosure Schedules), (c) that are incurred in connection with or incident or related to SPAC’s incorporation or continuing corporate existence, which are immaterial in nature, (d) that are incurred in connection with activities that are administrative or ministerial, in each case, which are immaterial in nature, (e) that are either permitted pursuant to Section 5.9(e) or incurred in accordance with Section 5.9(e) (for the avoidance of doubt, in each case, with the written consent of the Company) or (f) set forth or disclosed in the SPAC Financial Statements included in the SPAC SEC Reports, SPAC has no Liabilities of the type required to be set forth on a balance sheet in accordance with GAAP.
Section 4.16   Tax Matters.
(a)   SPAC has prepared and filed all income and other material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects, and SPAC has timely paid all income and other material Taxes required to have been paid or deposited by it regardless of whether shown on a Tax Return.
(b)   SPAC has (i) complied with all applicable Laws relating to the collection, withholding, reporting and remittance of material Taxes; (ii) timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, creditors, equity interest holder or other third-party; and (iii) materially complied with all information reporting provisions in accordance with applicable laws, including the preparation and timely filing of all Forms W-2 and 1099 required with respect thereto. For the avoidance of doubt, such payments include all payments and deemed payments for the exercise, conversion, repayment and cancellation of stock options, warrants, convertible securities, and convertible debt and equity equivalents of SPAC.
(c)   No deficiencies for any material amount of Taxes against SPAC have been claimed, proposed or assessed in writing by any Tax Authority that remain unpaid, except for deficiencies which are being contested in good faith and with respect to which adequate reserves have been established. SPAC is not currently the subject of a material Tax audit or examination with respect to any Taxes. SPAC has not been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed, in each case with respect to material Taxes.
(d)   SPAC is not party to any agreement (or has otherwise agreed) to extend or waive the time in which any Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect.
(e)   No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to SPAC which agreement or ruling would be effective after the Closing Date.
(f)   SPAC is not and has not been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).
(g)   There are no Liens for Taxes on any assets of SPAC other than Permitted Liens.
(h)   During the two (2)-year period ending on the date of this Agreement, SPAC was not a “distributing corporation” or a “controlled corporation” in a transaction purported or intended to be governed by Section 355 of the Code.
(i)   SPAC (i) has not been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or (ii) has no any Liability for the Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-United States Law) as a transferee or successor or by Contract (other than any Contract entered into in the ordinary course of business and the principal purpose of which does not relate to Taxes).
(j)   No written claims have ever been made by any Tax Authority in a jurisdiction where SPAC does not file Tax Returns or pays Taxes that SPAC is or may be subject to taxation by, or is required to file Tax Returns in, that jurisdiction, which claims have not been resolved or withdrawn.
(k)   SPAC is not a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than one that is included in a Contract entered into in the ordinary course of business and the principal purpose of which does not relate to Taxes).
(l)   To the knowledge of SPAC, no shareholder in the SPAC who holds 5% or more of the SPAC Shares is tax resident in Israel or has a fixed place of business in Israel.
(m)   SPAC will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) installment sale made on or prior to the Closing Date; (iii) prepaid amount received on or prior to the Closing Date; or (iv) use of an improper method of accounting for a taxable period on or prior to the Closing Date.
(n)   SPAC is treated as a corporation for U.S. federal (and applicable state and local) income Tax purposes.
(o)   SPAC is tax resident only in its jurisdiction of formation. SPAC is not and has never been engaged in a trade or business through a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business or activities causing it to be subject to Taxes imposed or collected by any taxing jurisdiction in a country other than the country in which it is organized.
Section 4.17   Material Contracts; No Defaults.
(a)   The SPAC has filed as an exhibit to the SPAC SEC Reports all Contracts, including every “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (other than confidentiality and non-disclosure agreements and this Agreement) to which, as of the date of this Agreement, SPAC is a party or by which any of its respective assets are bound.

(b)   Each Contract of a type required to be filed as an exhibit to the SPAC SEC Reports, whether or not filed, was entered into at arm’s length. Except for any Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, with respect to any Contract of the type required to be filed as an exhibit to the SPAC SEC Reports, whether or not filed, (i) such Contracts are in full force and effect and represent the legal, valid and binding obligations of SPAC, and, to the knowledge of the SPAC, the other parties thereto, and are enforceable by SPAC to the extent a party thereto in accordance with their terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a Proceeding in equity or at law), (ii) the SPAC and, to the knowledge of the SPAC, the counterparties thereto, are not in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any such Contract, (iii) SPAC has not received any written or oral claim or notice of material breach of or material default under any such Contract, (iv) no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract by SPAC or any other party thereto (in each case, with or without notice or lapse of time or both) and (v) SPAC has not received written notice from any other party to any such Contract that such party intends to terminate or not renew any such Contract.
Section 4.18   Absence of Changes.   Since the date of SPAC’s incorporation, (a) no change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of SPAC or the ability of SPAC to enter into, perform its obligations under this Agreement or consummate the Transactions and (b) except for commercially reasonable actions and omissions taken as a result of COVID-19 and COVID-19 Measures, or as expressly contemplated by this Agreement, any Ancillary Document or in connection with the Transactions, (i) SPAC has conducted its business in the ordinary course in all material respects and (ii) SPAC has not taken any action that would require the consent of the Company if taken during the period from the date of this Agreement until the Closing pursuant to Section 5.10.
Section 4.19   Employee Benefit Plans.   SPAC does not (a) have any employees or (b) maintain, contribute to or have any material obligation or liability, any “employee benefit plan” as defined in Section 3(3) of ERISA or any other material, written plan, policy, program, arrangement or agreement (other than employment agreements) providing compensation or benefits to any current or former director, officer, employee, independent contractor or other service provider of SPAC, including, without limitation, all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements, but not including any plan, policy, program, arrangement or agreement that covers only former directors, officers, employees, independent contractors and service providers and with respect to which SPAC has no remaining obligations or liabilities (collectively, the “SPAC Benefit Plans”) and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or in combination with another event) will (i) result in any material payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of SPAC or (ii) result in the acceleration, vesting or creation of any rights of any director, officer or employee of SPAC to material (x) payments or (y) benefits or (z) increases in any existing payments or benefits or any loan forgiveness.
Section 4.20   Sponsor Letter Agreement.   SPAC has delivered to the Company a true, correct and complete copy of the Sponsor Letter Agreement. The Sponsor Letter Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by SPAC. The Sponsor Letter Agreement is a legal, valid and binding obligations of SPAC and, to the knowledge of SPAC, each other party thereto and neither the execution or delivery by any party thereto, nor the performance of any party’s obligations under, the Sponsor Letter Agreement violates any provision of, or results in the breach of or default under, or requires any filing, registration or qualification under, any applicable Law. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of SPAC under any material term or condition of the Sponsor Letter Agreement.

Section 4.21   Investment Company Act.   SPAC is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
Section 4.22   Charter Provisions.   As of the date of this Agreement, there is no shareholder rights plan, “poison pill” or similar anti-takeover agreement or plan in effect to which SPAC is subject, party or otherwise bound.
Section 4.23   Compliance with International Trade & Anti-Corruption Laws.
(a)   Since SPAC’s incorporation, neither SPAC nor, to SPAC’s knowledge, any of its Representatives, or any other Persons acting for or on behalf of any of the foregoing, is or has been, (i) a Person named on any Israel, US, EU and UN Sanctions list and Export Control Laws; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any comprehensive Sanctions and Export Control Laws (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine); (iii) an entity owned, or by any means solely or jointly controlled, directly or indirectly, by one or more Persons described in clause (i) or (ii); or (iv) otherwise engaged in dealings with or for the benefit of any Person described in clauses (i) through (iii).
(b)   Since SPAC’s incorporation, neither SPAC, its directors or officers, nor, to SPAC’s knowledge, any of its employees, agents, or any other Persons acting for or on behalf of any of SPAC has, directly or knowingly indirectly (i) made, offered, promised, authorized, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made, offered, promised, authorized or paid any unlawful contributions to a domestic or foreign political party or candidate or (iii) otherwise made, offered, promised, authorized, paid or received any improper payment in violation of any applicable Anti-Corruption Laws. SPAC has implemented and maintained policies and procedures reasonably designed to promote compliance with Anti-Corruption Laws, Sanctions and Export Control Laws.
(c)   To the knowledge of SPAC, there is no current investigation, allegation, request for information, or other inquiry by any Governmental Entity regarding the actual or possible violation of the Anti-Corruption Laws by SPAC and since its date of incorporation, SPAC has not received any written notice that there is any investigation, allegation, request for information, or other inquiry by any Governmental Entity regarding an actual or possible violation of the Anti-Corruption Laws.
Section 4.24   Investigation; No Other Representations.
(a)   SPAC, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects, of the Group Companies and (ii) it has been furnished with or given access to such documents and information about the Group Companies and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the Transactions.
(b)   In entering into this Agreement and the Ancillary Documents to which it is or will be a party, SPAC has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article III and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of the Company, any Company Non-Party Affiliate or any other Person, either express or implied, and SPAC, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article III and in the Ancillary Documents to which it is or will be a party, none of the Company, any Company Non-Party Affiliate or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the Transactions.
(c)   SPAC acknowledges and agrees that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any offering memorandum or similar materials made available by any Group Company or Merger Sub are not and shall not be deemed to be or to include representations or warranties of the Company, Merger Sub any Company Non-Party Affiliate or any other person, and are not and shall not be deemed to be relied upon by SPAC or any SPAC Non-Party Affiliate in executing, delivering or performing this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.
Section 4.25   Residency.   SPAC is a non-Israeli resident company that has no activities in Israel, and its activity is controlled and managed outside of Israel. Each of SPAC’s directors, officers, managers and general managers are non-Israeli residents and conduct SPAC’s activity outside of Israel.
Section 4.26   EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES.    NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY PARTIES OR ANY OF ITS OR THEIR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE IV AND THE ANCILLARY DOCUMENTS, NEITHER SPAC, NOR ANY SPAC NON-PARTY AFFILIATE OR ANY OTHER PERSON MAKES, AND SPAC EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF SPAC THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY PARTIES OR ANY OF ITS OR THEIR REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF SPAC BY OR ON BEHALF OF THE MANAGEMENT OF SPAC OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY, MERGER SUB, OR ANY COMPANY NON-PARTY AFFILIATE IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS SECTION 4.26, CLAIMS AGAINST SPAC OR ANY OTHER PERSON SHALL NOT BE LIMITED IN ANY RESPECT IN THE EVENT OF INTENTIONAL FRAUD UNDER DELAWARE LAW IN THE MAKING OF THE REPRESENTATIONS AND WARRANTIES IN ARTICLE IV AND THE REPRESENTATIONS AND WARRANTIES IN THE ANCILLARY DOCUMENTS BY SUCH PERSON.
ARTICLE V.
COVENANTS
Section 5.1   Conduct of Business of the Company.
(a)   From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law (including COVID-19 Measures), as set forth on Section 5.1(a) of the Company Disclosure Schedules, or as consented to in writing by SPAC (it being agreed that any request for a consent shall not be unreasonably withheld, conditioned or delayed), use its commercially reasonable efforts to (i) conduct and operate the business of the Group Companies in the ordinary course in all material respects, (ii) maintain and preserve intact in all material respects the business organization, assets, properties and material business relations of the Group Companies, taken as a whole, (iii) keep available the services of the Key Employees of the Company and (iv) preserve existing relations and goodwill of the Group Companies with major customers, supplies, distributors and creditors of the Group Companies (as determined by the gross revenue contributed to the Group Companies by or the aggregate expenses or other amounts paid by the Group Companies to, such Persons, as applicable).
(b)   Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law (including COVID-19 Measures), as set forth on Section 5.1(b) of the Company Disclosure Schedules or as consented to in writing by SPAC (such consent, not to be unreasonably withheld, conditioned or delayed), not do any of the following:

(i)   declare, set aside, make or pay a dividend on, or make any other distribution or payment (whether in cash, shares, stock or property) in respect of, any Equity Securities of any Group Company or Merger Sub or repurchase, redeem or otherwise acquire or offer to repurchase, redeem or otherwise acquire, any outstanding Equity Securities of any Group Company or Merger Sub, other than (x) dividends or distributions, declared, set aside or paid by any of the Company’s Subsidiaries, (y) any dividends or distributions required under the Governing Documents of any joint venture of any Subsidiaries of the Company, if any, and (z) repurchases of any Equity Securities pursuant to its existing equity incentive awards as of the date hereof in accordance with the terms thereof existing as of the date hereof (or equity incentive awards permitted to be issued pursuant to this Agreement on and after the date hereof);
(ii)   (A) merge, consolidate, combine or amalgamate any Group Company or Merger Sub with any Person or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any corporation, company, partnership, association or other business entity or organization or division thereof;
(iii)   adopt any amendments, supplements, restatements or modifications to any Group Company’s or Merger Sub’s Governing Documents or the Shareholder Agreement;
(iv)   subdivide, split, consolidate, combine or reclassify any of its share capital, capital stock or other Equity Securities or issue any other security in respect of, in lieu of or in substitution for shares of its share capital or capital stock;
(v)   (A) transfer, issue, sell, grant or otherwise directly or indirectly dispose of, or voluntarily subject to a Lien (other than a Permitted Lien or a Lien in respect of the Equity Securities of the Company), any Equity Securities of any Group Company or Merger Sub or (B) grant any options, restricted stock, restricted stock units, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating any Group Company or Merger Sub to issue, deliver or sell any Equity Securities of any Group Company, other than (i) to employees and independent contractors of the Group Companies (but not to any of the individuals listed on Schedule 5.1(b)(v)(i)) in the ordinary course of business consistent with past practice in a cumulative amount not to exceed 600,000 Company Options, in each case, out of the Company Equity Plan, (ii) the issuance of shares of capital stock of the Company upon the exercise of any Company Option outstanding on the date of this Agreement (or equity incentive awards permitted to be issued pursuant to this Agreement on and after the date hereof) in accordance with the terms of the applicable Company Equity Plan and the underlying grant, award or similar agreement, (iii) pursuant to the PIPE Subscription Agreements or (iv) in connection with any financing between the date of this Agreement and the Closing Date in accordance with the terms and parameters set forth on Schedule 5.1(b)(v)(ii) (each, a “Permitted Interim Financing”);
(vi)   incur, create or assume any Indebtedness for borrowed money in excess of $5,000,000 (either individually or in the aggregate), other than (x) any amounts payable under purchase orders, including any trade payables, (y) between the Company and any of its wholly owned Subsidiaries or between any of such wholly owned Subsidiaries or (z) in connection with borrowings, extensions of credit and other financial accommodations under the Company’s and Subsidiaries’ existing credit facilities, notes and other existing Indebtedness and, in each case, any refinancings thereof (excluding the Backstop Financing);
(vii)   make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person, other than (A) intercompany loans or capital contributions between the Company and any of its Subsidiaries, (B) the reimbursement of expenses of employees in the ordinary course of business, (C) prepayments and deposits paid to suppliers of any Group Company in the ordinary course of business, (D) trade credit extended to customers of the Group Companies in the ordinary course of business, (E) advances to wholly owned Subsidiaries of the Company and (F) other such loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person in an aggregate amount not to exceed $2,000,000;

(viii)   except (v) as permitted by Section 5.1(b)(v)(B), (w) as required under the existing terms of any Employee Benefit Plan, (x) as required under the terms of this Agreement (including pursuant to Section 5.16 of this Agreement), (y) as required by any applicable Law or (z) in the ordinary course of business, (A) adopt, enter into, terminate or materially amend or modify any material Employee Benefit Plan of any Group Company, (B) materially increase the compensation payable to any member of Company Management, (C) accelerate, by any action or omission of any Group Company, any payment, right to payment, vesting or benefit, or the funding of any payment, right to payment, vesting or benefit, payable or to become payable to any member of Company Management, or (D) waive or release any noncompetition, non-solicitation, no-hire, nondisclosure or other restrictive covenant obligation of any member of Company Management;
(ix)   (i) materially modify, extend (other than extension in the ordinary course of business), terminate, negotiate, or enter into any CBA or (ii) recognize or certify any labor union, works council, or other labor organization or group of employees of the Group Companies as the bargaining representative for any employees of the Group Companies;
(x)   hire, engage, terminate (without cause), furlough, or temporarily lay off any member of Company Management;
(xi)   implement or announce any closings, employee layoffs, furloughs, reductions-in-force, reduction in terms and conditions of employment, or other personnel actions that could implicate the WARN Act;
(xii)   make, change or revoke any material election concerning Taxes (including, for the avoidance of doubt, making any U.S. federal income Tax entity classification election pursuant to Treasury Regulations Section 301.7701-3(c) with respect to the Company), change or otherwise modify any material income or other method of accounting as such relates to Taxes, amend any material Tax Return, surrender any right to claim a material refund of Taxes, enter into any Tax closing agreement, settle any material Tax claim or assessment, change the Company’s jurisdiction of Tax residence, or consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment;
(xiii)   enter into any settlement, conciliation or similar Contract outside of the ordinary course of business the performance of which would involve the payment by the Group Companies in excess of either $2,500,000 individually or $5,000,000 in the aggregate, or that imposes, or by its terms will impose at any point in the future, any material, non-monetary obligations on any Group Company (or SPAC or any of its Affiliates after the Closing);
(xiv)   authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial winding up, liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving any Group Company (other than dormant entities) or Merger Sub, or to voluntarily initiate or permit or consent to any proceeding of insolvency, bankruptcy, receivership, administration, conservatorship or other similar proceeding involving any Group Company (other than dormant entities) or Merger Sub;
(xv)   change any Group Company’s methods of accounting in any material respect, other than changes that are made in accordance with IFRS or PCAOB standards;
(xvi)   enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement;
(xvii)   except for entries, modifications, amendments, waivers or terminations in the ordinary course of business, enter into, materially modify, materially amend, waive any material right under or voluntarily terminate (excluding any termination for breach by the counterparty(ies) or expiration in accordance with its terms), any Contract required to be disclosed on Section 3.7(a) of the Company Disclosure Schedules or any material Real Property Lease (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any such Material Contract or Real Property Lease pursuant to its terms);

(xviii)   sell, lease, license, encumber or otherwise dispose of any properties or assets material to the Group Companies, taken as a whole, except for the sale, lease, license, or disposition in the ordinary course of business;
(xix)   close any material facility or discontinue any material line of business or material business operations;
(xx)   incur any Lien on or transfer (other than pursuant to non-exclusive licenses), let lapse, abandon, sell, assign, exclusively license, or dispose of any material Company Owned Intellectual Property (in each case, other than in the ordinary course of business);
(xxi)   except (A) pursuant to Company’s budget set forth in Section 5.1(b)(xxi) of the Company Disclosure Schedules, and (B) capital expenditures in the ordinary course of business consistent with past practice necessary to maintain, repair and/or prevent damage to any of the Company’s assets or as is necessary in the event of an emergency situation, after prior notice to SPAC (provided that if the nature of such emergency renders prior notice to SPAC impracticable, Company shall provide notice to SPAC as promptly as practicable after making such capital expenditure), make or commit to make any capital expenditures in excess of $3,000,000 in the aggregate;
(xxii)   engage in any material new line of business; or
(xxiii)   enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.1.
(c)   Notwithstanding anything in this Section 5.1 or this Agreement to the contrary, (i) nothing set forth in this Agreement shall give SPAC, directly or indirectly, the right to control or direct the operations of the Group Companies prior to the Closing, (ii) COVID Measures of a type described in clause (ii) of the definition thereof shall in no event be deemed to constitute a breach of this Section 5.1; provided, however, (x) in the case of clause (ii), the Company shall give SPAC prior written notice of any material such act or omission to the extent reasonably practicable, which notice shall describe in reasonable detail the act or omission and the reason(s) that and such act or omission is being taken, or omitted to be taken, pursuant to clause (ii) and, in the event that it is not reasonably practicable for the Company to give the prior written notice described in this clause (ii), the Company shall instead give such written notice to SPAC promptly after such act or omission, and (y) in no event shall clause (ii) be applicable to any act or omission of the type described in Section 5.1(b)(i), Section 5.1(b)(ii), Section 5.1(b)(iv), Section 5.1(b)(vii), Section 5.1(b)(viii), Section 5.1(b)(x), Section 5.1(b)(xii) or Section 5.1(b)(xiv) (to the extent related to any of the foregoing), and the Company shall consider in good faith any suggestions of SPAC with respect to such act or omission. Notwithstanding the foregoing, in no event shall any failure to give notice by the Company in good faith pursuant to this Section 5.1(c) constitute a breach of this Agreement.
Section 5.2   Efforts to Consummate; Litigation.
(a)   Subject to the terms and conditions herein provided, each of the Parties shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the transactions contemplated by this Agreement (including (i) the satisfaction, but not waiver, of the closing conditions set forth in Article VI and, in the case of any Ancillary Document to which such Party will be a party after the date of this Agreement, to execute and deliver such Ancillary Document when required pursuant to this Agreement and (ii) using reasonable best efforts to obtain (x) the PIPE Financing on the terms and subject to the conditions set forth in the Subscription Agreements and (y) the Backstop Financing). Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to obtain, file with or deliver to, as applicable, any Consents of any Governmental Entities or other Persons necessary, proper or advisable to consummate the Transactions (including (i) the filing of any Form F-4 as provided in Section 5.7 and (ii) any filing by the Company of a notification with the IIA as required in connection with the Governmental Grants obtained by the Group Companies (as accompanied, if required under the IIA Law, by the IIA Undertaking(s) (as such terms are defined below))). The Company on the one hand, and SPAC, on the other hand, shall, each, pay fifty percent (50%) of all costs incurred in connection with obtaining such Consents; provided, however, that each Party shall bear its out-of-pocket costs and expenses in connection with the preparation of any filing for any such Consents. Each Party shall respond as promptly as reasonably practicable to any requests by any Governmental Entity for additional information and documentary material that may be requested pursuant to any Law. SPAC shall promptly inform the Company of any communication between SPAC, on the one hand, and any Governmental Entity, on the other hand, and the Company shall promptly inform SPAC of any communication between any Company Party, on the one hand, and any Governmental Entity, on the other hand, in either case, regarding any of the Transactions. Without limiting the foregoing, each Party and its respective Affiliates shall not enter into any agreement with any Governmental Entity to delay or not to consummate the Transactions, except with the prior written consent of SPAC and the Company. Nothing in this Section 5.2 or this Agreement obligates any Party or any of its Affiliates to agree to (A) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities, assets or facilities of any Group Company or any entity, facility or asset of such Party or any of its Affiliates, (B) terminate, amend or assign existing relationships and contractual rights or obligations, (C) amend, assign or terminate existing licenses or other agreements, (D) enter into new licenses or other agreements or (E) enter into any consent decree or similar arrangement. No Party shall agree to any of the foregoing measures with respect to any other Party or any of its Affiliates, except with SPAC’s and the Company’s prior written consent.
(b)   From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, SPAC, on the one hand, and the Company Parties, on the other hand, shall, to the extent permitted by applicable Law, (i) use reasonable best efforts to furnish to each other all information required or appropriate for any application or other filing to be made pursuant to any Antitrust Law or any investment laws or laws that provide for review of national security or defense matters in connection with the transactions contemplated by this Agreement or the Ancillary Documents, (ii) keep each other apprised of the status of matters relating to any Consent of any Governmental Entity contemplated by this Agreement or any Ancillary Document, (iii) give counsel for the Company Parties (in the case of SPAC) or SPAC (in the case of any Company Party), a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any Governmental Entity relating to the Transactions, and (iv) consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of either Party in connection with judicial proceedings under or relating to any Antitrust Law or any investment laws or laws that provide for review of national security or defense matters. To the extent reasonably practicable and permitted by applicable Law, each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with, in the case of any Company Party, SPAC, or, in the case of SPAC, any Company Party, in advance and, to the extent not prohibited by such Governmental Entity, gives, in the case of any Company Party, SPAC, or, in the case of SPAC, the Company, the opportunity to attend and participate in such meeting or discussion. If any Party receives a request for additional information or documentary material from any such Governmental Entity with respect to the transactions contemplated by this Agreement or the Ancillary Documents, then such Party will use its reasonable best efforts to make, or cause to be made, as expeditiously as possible and after consultation with the other Parties, an appropriate response to such request.
(c)   From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, SPAC, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder Proceedings (including derivative claims) relating to this Agreement, any Ancillary Document or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of SPAC, SPAC or any of its Representatives (in their capacity as a Representative of SPAC) or, in the case of the Company and Merger Sub, any Group Company or Merger Sub or any of their respective Representatives (in their capacity as a Representative of any Group Company or Merger Sub). SPAC and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other in connection therewith. Notwithstanding the foregoing, (1) SPAC shall, subject to and without limiting the covenants and agreements, and the rights of the Company, set forth in the immediately preceding sentence, control the negotiation, defense and settlement of any such Transaction Litigation that is commenced against SPAC or any of its Representatives (in their capacity as a Representative of SPAC); provided, however, that in no event shall SPAC or any of its Representatives settle or compromise any such Transaction Litigation without the Company’s prior written consent (not to be unreasonably withheld, conditioned or delayed, provided that it shall be deemed to be reasonable for the Company to withhold, condition or delay its consent if any such settlement or compromise (A) does not provide for a legally binding, full, unconditional and irrevocable release of the Company, any other Group Company, Merger Sub and their respective Representative(s) that are the subject of such Transaction Litigation, (B) provides for (x) the payment of cash any portion of which is payable by the Company, any other Group Company, Merger Sub or any of their respective Representative(s) thereof, would otherwise constitute a Company Liability or is payable by SPAC (other than by cash held outside of the Trust Account and paid prior to Closing) or (y) any non-monetary, injunctive, equitable or similar relief against the Company, any other Group Company, Merger Sub, SPAC or any of their respective Representatives or (C) contains an admission of wrongdoing or Liability by the Company, any other Group Company, Merger Sub, SPAC or any of their respective Representatives) and (2) the Company shall, subject to and without limiting the covenants and agreements, and the rights of the SPAC, set forth in the immediately preceding sentence, control the negotiation, defense and settlement of any such Transaction Litigation that is commenced against any Group Company or Merger Sub or any of their respective Representatives (in their capacity as a Representative of any Group Company or Merger Sub); provided, however, that in no event shall the Company, any other Group Company, Merger Sub or any of their respective Representatives settle or compromise any Transaction Litigation without the prior written consent of SPAC (not to be unreasonably withheld, conditioned or delayed, provided that it shall be deemed to be reasonable for SPAC to withhold, condition or delay its consent if any such settlement or compromise (A) does not provide for a legally binding, full, unconditional and irrevocable release of SPAC and its Representative(s) that are the subject of such Transaction Litigation, (B) provides for (x) the payment of cash any portion of which is payable by SPAC or its Representative(s) thereof or would otherwise constitute a liability of SPAC or (y) any non-monetary, injunctive, equitable or similar relief against SPAC or any of its Representatives or (C) contains an admission of wrongdoing or Liability by SPAC or any of its Representatives).
Section 5.3   Confidentiality and Access to Information.
(a)   The Parties hereby acknowledge and agree that the information being provided in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. Notwithstanding the foregoing or anything to the contrary in this Agreement, in the event that this Section 5.3(a) or the Confidentiality Agreement conflicts with any other covenant or agreement contained herein or any Ancillary Document that contemplates the disclosure, use or provision of information or otherwise, then such other covenant or agreement contained herein or therein shall govern and control to the extent of such conflict.
(b)   From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, the Company shall, subject to the Confidentiality Agreement, provide, or cause to be provided, to SPAC and its Representatives during normal business hours reasonable access to the directors, officers, books and records of the Group Companies, including financial information used in the preparation of the Financial Statements (in a manner so as to not interfere with the normal business operations of the Group Companies). Notwithstanding the foregoing, none of the Group Companies shall be required to provide to SPAC or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which any Group Company is subject, including any privacy Law, (B) result in the disclosure of any trade secrets of third-parties in breach of any Contract with such third-party, (C) violate any legally binding obligation of any Group Company with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to any Group Company under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), the Company shall, and shall cause the other Group Companies to, use commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if any Group Company or Merger Sub, on the one hand, and SPAC, any SPAC Non-Party Affiliate or any of their respective Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that the

Company shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis.
(c)   From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, SPAC shall provide, or cause to be provided, to the Company and, subject to execution and delivery of a confidentiality agreement in a customary form, its Representatives (i) during normal business hours reasonable access to the directors, officers, books and records of SPAC (in a manner so as to not interfere with the normal business operations of SPAC) and (ii) information that is reasonably necessary for the Company to calculate the SPAC Expenses and Aggregate Transaction Proceeds. Notwithstanding the foregoing, SPAC shall not be required to provide, or cause to be provided to, the Company or any of its Representatives any Evaluation Material.
Section 5.4   Public Announcements.
(a)   Subject to Section 5.4(b), Section 5.7 and Section 5.8, none of the Parties or any of their respective Representatives shall issue any press releases or make any public announcements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of, prior to the Closing, the Company and SPAC or, after the Closing, the Company; provided, however, that each Party may make any such announcement or other communication (i) if such announcement or other communication is required by applicable Law, in which case (A) prior to the Closing, the disclosing Party and its Representatives shall use commercially reasonable efforts to consult with the Company, if the disclosing party is SPAC, or SPAC, if the disclosing party is any Company Party, to review such announcement or communication and the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith, or (B) after the Closing, the disclosing Party and its Representatives shall use commercially reasonable efforts to consult with the Company and the disclosing Party shall consider such comments in good faith, (ii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 5.4 and (iii) subject to the terms of Section 5.2, to Governmental Entities in connection with any Consents required to be made under this Agreement, the Ancillary Documents or in connection with the Transactions.
(b)   The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release in the form agreed by the Company and SPAC prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as reasonably practicable after the execution of this Agreement on the day thereof. Promptly after the execution of this Agreement, SPAC shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, the Securities Laws, which the Company shall have the opportunity to review and comment upon prior to filing and SPAC shall consider such comments in good faith. The Company, on the one hand, and SPAC, on the other hand, shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or SPAC, as applicable) a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”) prior to the Closing, and, on the Closing Date, the Parties shall cause the Closing Press Release to be released. Promptly after the Closing (but in any event within four (4) Business Days after the Closing), the Company shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Securities Laws. In connection with the preparation of each of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing.
Section 5.5   Tax Matters.
(a)   Transfer Taxes.    Notwithstanding anything to the contrary contained herein, each of the Company and SPAC shall pay fifty percent (50%) of all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes (which, for the avoidance of doubt, shall not include any Tax imposed on or determined with reference to income, profits, gross receipts, or direct or indirect capital gains) incurred in connection with the Merger and the other transactions contemplated hereby (“Transfer Taxes”). The

Parties shall file (or cause to be filed) all necessary Tax Returns with respect to all such Transfer Taxes. The Parties agree to reasonably cooperate to (i) sign and deliver such resale and other certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce) any such Transfer Taxes and (ii) prepare and file (or cause to be prepared and filed) all Tax Returns in respect of any such Transfer Taxes.
(b)   Tax Treatment.    It is intended that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and this Agreement constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3 (the “Intended Tax Treatment”). Each of the Parties hereto agrees to report for all Tax purposes in a manner consistent with the Intended Tax Treatment, and not otherwise take any U.S. federal income tax position inconsistent with, this Section 5.5(b), in each case, to the extent permitted by Law. No Party shall assert that such reporting is not permitted by Law unless (i) such Party first makes a determination in good faith based on advice of a law firm or accounting firm that such reporting is not permitted by Law and (ii) consults in good faith with the other Parties and the Sponsor about such determination. Each of the Parties hereto further acknowledges and hereby agrees that (A) it is not a condition to the Closing that (i) the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code or, and (B) neither SPAC nor any Group Company shall have any liability or obligation to any Person (including any Person who at any time held shares or warrants of SPAC) if the Merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code or the transfer of SPAC Shares by any SPAC Shareholder does not qualify for an exception to Section 367(a)(1) of the Code.
(c)   So long as there has not been an agreement by Sponsor, SPAC, and the Company that the Intended Tax Treatment is not permitted by Law or a “determination” within the meaning of Section 1313 of the Code that the tax treatment is not permitted by Law, the Group Companies shall use reasonable best efforts to comply with the covenants set forth in Annex B (the “Reorganization Covenants”).
Section 5.6   Exclusive Dealing.
(a)   The Company shall immediately cease and cause to be terminated all existing discussions and negotiations with any parties with respect to any proposal that constitutes or may be reasonably expected to constitute or lead to a Company Acquisition Proposal. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company Parties shall not, and shall cause the other Group Companies not to, and shall not authorize or permit their respective Representatives to, and shall use their reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Company Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that would reasonably be expected to lead to, a Company Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a Company Acquisition Proposal; (iv) prepare or take any steps in connection with a public offering of any Equity Securities of any Group Company or Merger Sub (or any Affiliate or successor of any Group Company or Merger Sub); (v) waive or otherwise forbear in the enforcement of any rights or other benefits under confidential information agreements relating to a Company Acquisition Proposal, including without limitation any “standstill” or similar provisions thereunder, or (vi) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing.
(b)   From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, SPAC shall not, and shall cause its Representatives not to, directly or indirectly: (i) solicit, initiate, encourage (including by means of furnishing or disclosing information), facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a SPAC Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that would reasonably be expected to lead to, a SPAC Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a SPAC Acquisition Proposal; (iv) prepare or take any steps in connection with an offering of any securities of SPAC (or any Affiliate or successor of SPAC); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing.

Section 5.7   Preparation of Registration Statement / Proxy Statement.    As promptly as reasonably practicable following the date of this Agreement, SPAC and the Company shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either SPAC or the Company, as applicable): (a) a proxy statement (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”) to be filed with the SEC as part of the Registration Statement / Proxy Statement relating to the SPAC Transaction Proposals to be submitted to the SPAC Shareholders at the SPAC Shareholders Meeting, all in accordance with and as required by the SPAC Memorandum and Articles of Association, applicable Law, and any applicable rules and regulations of the SEC and NASDAQ and (b) a registration statement on Form F-4 to be filed with the SEC by the Company pursuant to which the Company Securities will be registered with the SEC and that will include the Proxy Statement (such document, the “Registration Statement / Proxy Statement”), all in accordance with and as required by the SPAC Memorandum and Articles of Association, applicable Law, and any applicable rules and regulations of the SEC and NASDAQ. Each of SPAC and the Company shall use its commercially reasonable efforts to (a) cause the Registration Statement / Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, with respect to the Group Companies, the provision of financial statements of, and any other information with respect to, the Group Companies for all periods, and in the form, required to be included in the Registration Statement / Proxy Statement under Securities Laws (after giving effect to any waivers received) or in response to any comments from the SEC); (b) promptly notify the other party of, reasonably cooperate with each other with respect to and respond promptly to any comments of the SEC or its staff; (c) have the Registration Statement / Proxy Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC; and (d) keep the Registration Statement / Proxy Statement effective through the Closing in order to permit the consummation of the transactions contemplated by this Agreement. SPAC, on the one hand, and the Company, on the other hand, shall promptly furnish, or cause to be furnished, to the other all information concerning such Party, its Non-Party Affiliates and their respective Representatives that may be required or reasonably requested in connection with any action contemplated by this Section 5.7 or for including in any other statement, filing, notice or application made by or on behalf of the Company or SPAC to the SEC or NASDAQ in connection with the Transactions. If any Party becomes aware of any information that should be disclosed in an amendment or supplement to the Registration Statement / Proxy Statement, then (i) such Party shall promptly inform, in the case of any Company Party, SPAC, or, in the case of SPAC, the Company, thereof; (ii) such Party shall prepare and mutually agree upon with, in the case of SPAC, the Company, or, in the case of the Company, SPAC (in either case, such agreement not to be unreasonably withheld, conditioned or delayed), an amendment or supplement to the Registration Statement / Proxy Statement; (iii) the Company shall file such mutually agreed upon amendment or supplement with the SEC; and (iv) the Parties shall reasonably cooperate, if appropriate, in mailing such amendment or supplement to the SPAC Shareholders and the Company Shareholders. The Company shall as promptly as reasonably practicable advise SPAC of the time of effectiveness of the Registration Statement / Proxy Statement, the issuance of any stop order relating thereto or the suspension of the qualification of the Company Securities for offering or sale in any jurisdiction, and the Company and SPAC shall each use its commercially reasonable efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Parties shall use commercially reasonable efforts to ensure that none of the information related to him, her or it or any of his, her or its Non-Party Affiliates or its or their respective Representatives, supplied by or on his, her or its behalf for inclusion or incorporation by reference in the Registration Statement / Proxy Statement will, at the time the Registration Statement / Proxy Statement is initially filed with the SEC, at each time at which it is amended, or at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company and/or its designees shall pay all fees in connection with the registration of the Company Securities and the filing of the Registration Statement / Proxy Statement.
Section 5.8   SPAC Shareholder Approval.
(a)   SPAC shall, as promptly as reasonably practicable after the Registration Statement / Proxy Statement is declared effective under the Securities Act, (a) establish the record date for, duly call, give notice of, convene and hold a meeting of SPAC Shareholders (the “SPAC Shareholders Meeting”) in accordance with the SPAC Memorandum and Articles of Association and applicable Law, solely for the purpose of (i) providing SPAC Shareholders with the opportunity to exercise their SPAC Shareholder

Redemption Right, (ii) obtaining the SPAC Shareholder Approval, and (iii) related and customary procedural and administrative matters, (b) cause the Proxy Statement to be disseminated to the SPAC Shareholders in compliance with applicable Law and (c) subject to a SPAC Change in Recommendation, solicit proxies from the SPAC Shareholders to vote in accordance with the SPAC Board Recommendation, and, if applicable, any approvals related thereto. Subject to a SPAC Change in Recommendation, SPAC shall, through approval of the SPAC Board, recommend to the SPAC Shareholders that they vote in favor of the SPAC Transaction Proposals (such recommendation, the “SPAC Board Recommendation”) and shall include such SPAC Board Recommendation in the Proxy Statement.
(b)   SPAC may adjourn or postpone the SPAC Shareholders Meeting (and SPAC shall adjourn or postpone the SPAC Shareholders Meeting in increments of not more than ten (10) Business Days but in no event more than thirty (30) Business Days in the aggregate if an adjournment or postponement is reasonably requested by the Company in writing (in each case, such later date requested by the Company, the “Requested Date”)) (A) to solicit additional proxies for the purpose of obtaining the SPAC Shareholder Approval, (B) for the absence of a quorum, (C) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that SPAC has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the SPAC Shareholders prior to the SPAC Shareholders Meeting, (D) in order to seek withdrawals from SPAC Shareholders exercising their SPAC Shareholder Redemption Right if a number of SPAC Class A Shares have been elected to be redeemed such that SPAC reasonably expects that the condition set forth in Section 6.3(c) will not be satisfied or (E) to comply with applicable Law; provided further that, excluding any adjournments required by applicable Law, without the consent of the Company, in no event shall SPAC adjourn the SPAC Shareholders Meeting for more than fifteen (15) Business Days later than the most recently adjourned meeting (but in no event more than thirty (30) Business Days in the aggregate) or to a date that is beyond four (4) Business Days prior to the Termination Date.
(c)   The SPAC Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the SPAC Board Recommendation (a “SPAC Change in Recommendation”); provided, that the SPAC Board may make a SPAC Change in Recommendation prior to receipt of the SPAC Shareholder Approval if it determines in good faith, after consultation with its outside legal counsel, that a failure to make a SPAC Change in Recommendation would constitute a breach by the directors of SPAC of their fiduciary duties under applicable Law; provided, however, the SPAC Board will not be entitled to make, or agree or resolve to make, a SPAC Change in Recommendation unless (1) SPAC has provided at least five (5) Business Days’ prior written notice to the Company advising that the SPAC Board proposes to take such action and which notice contains the material facts underlying the SPAC Board’s determination to make, or agree or resolve to make, a SPAC Change in Recommendation (a “Change in Recommendation Notice”), (2) during such five (5) Business Day period following the Company’s receipt of a SPAC Change in Recommendation Notice, the SPAC Board has engaged in good faith negotiations with the Company and its Representatives (to the extent that the Company desires to so negotiate) to make such adjustments (which adjustments, to the extent accepted by the SPAC Board, would be binding on the Company) in the terms and conditions of this Agreement so as to obviate the need for a SPAC Change in Recommendation and (3) following expiration of such five (5) Business Day period, the SPAC Board reaffirms in good faith, after consultation with its outside legal counsel, that the failure to make a SPAC Change in Recommendation would constitute a breach by the directors of SPAC of their fiduciary duties under applicable Law; provided, further, that the SPAC Board shall not be entitled to exercise its rights to make a SPAC Change in Recommendation pursuant to this Section 5.8 as a result of an offer, proposal or inquiry relating to any merger, sale of ownership interests and/or assets, recapitalization or similar transaction involving SPAC. SPAC agrees that its obligation to establish a record date for, duly call, give notice of, convene and hold the SPAC Shareholders Meeting for the purpose of seeking the SPAC Shareholder Approval shall not be affected by any SPAC Change in Recommendation, and SPAC agrees to establish a record date for, duly call, give notice of, convene and hold the SPAC Shareholders Meeting and submit for the approval the SPAC Transaction Proposals as contemplated by this Section 5.8, regardless of whether or not there shall have occurred any SPAC Change in Recommendation.

Section 5.9   Conduct of Business of SPAC.    From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, SPAC shall, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 5.9 of the SPAC Disclosure Schedules, or as consented in writing by the Company (it being agreed that any request for a consent shall not be unreasonably withheld, conditioned, or delayed), use its commercially reasonable efforts to comply with and continue performing under the SPAC Memorandum and Articles of Association, the Trust Agreement and all other agreements or Contracts to which SPAC may be a party. Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, SPAC shall not, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 5.9 of the SPAC Disclosure Schedules or as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed), do any of the following:
(a)   adopt any amendments, supplements, restatements or modifications to the Trust Agreement, Warrant Agreement or the SPAC Memorandum and Articles of Association;
(b)   declare, set aside, make or pay a dividend on, or make any other distribution or payment (whether in cash, shares, stock or property) in respect of, any Equity Securities of SPAC, or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any outstanding Equity Securities of SPAC;
(c)   (i) merge, consolidate, combine or amalgamate SPAC with any Person or (ii) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any corporation, company, partnership, association or other business entity or organization or division thereof;
(d)   subdivide, split, consolidate, combine or reclassify any of its shares, capital stock or other Equity Securities or issue any other security in respect of, in lieu of or in substitution for shares or shares of its capital stock;
(e)   incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently, or otherwise) any Indebtedness or other Liability, except for SPAC Working Capital Loans equal to $500,000 in the aggregate;
(f)   make any loans or advances to, or capital contributions to, or guarantees for the benefit of, or any investment in, any other Person, other than to, of, or in, SPAC;
(g)   issue any Equity Securities of SPAC or grant any additional options, warrants or stock appreciation rights with respect to Equity Securities of SPAC, other than upon a conversion of SPAC Class B Shares into SPAC Class A Shares in accordance with the SPAC Memorandum and Articles of Association;
(h)   enter into, renew, modify or revise any SPAC Related Party Transaction (or any Contract or agreement that if entered into prior to the execution and delivery of this Agreement would be a SPAC Related Party Transaction), except for SPAC Working Capital Loans equal to $500,000 in the aggregate (on substantially the same terms as SPAC Working Capital Loans existing on the date hereof, but without any right or conversion);
(i)   engage in any activities or business, other than activities or business (i) in connection with or incident or related to SPAC’s incorporation or continuing corporate (or similar) existence, (ii) contemplated by, or incident or related to, this Agreement, any Ancillary Document, the performance of covenants or agreements hereunder or thereunder or the consummation of the Transactions or (iii) those that are administrative or ministerial, in each case, which are immaterial in nature;
(j)   make, change or revoke any material election concerning Taxes (including, for the avoidance of doubt, making any U.S. federal income Tax entity classification election pursuant to Treasury Regulations Section 301.7701-3(c) with respect to SPAC), change or otherwise modify any material method of accounting as such relates to Taxes, amend any material Tax Return, surrender any right to claim a material refund of Taxes, enter into any Tax closing agreement, settle any Tax claim or assessment, change its jurisdiction of Tax residence, or consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment;
(k)   enter into any settlement, conciliation or similar Contract that would require any payment from the Trust Account or that would impose non-monetary obligations on SPAC or any of its Affiliates (or the Company or any of its Subsidiaries after the Closing);
(l)   authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving SPAC;
(m)   change SPAC’s methods of accounting in any material respect, other than changes that are made (i) in accordance with PCAOB standards or (ii) as required by any Securities Law or any Order, directive, guideline, recommendation, statement or guidance issued, passed, approved, published, promulgated or released by the SEC, in each case following reasonable prior consultation with the Company and, to the extent such change would (x) adversely affect SPAC’s ability to consummate the transactions contemplated by the Agreement, (y) delay the consummation of the transactions contemplated by the Agreement or (z) result in any material Liability, subject to the Company’s prior written consent (solely in the case of clause (y), not to be unreasonably withheld, conditioned or delayed);
(n)   enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement;
(o)   except for entries, modifications, amendments, waivers, terminations or non-renewals in the ordinary course of business, enter into, materially modify, materially amend, waive any material right under, terminate (excluding any expiration in accordance with its terms) or fail to renew, any Material Contract of the type described in Section 4.17 (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any such Material Contract pursuant to its terms);
(p)   enter into or adopt any SPAC Benefit Plan or any benefit or compensation plan, policy, program or arrangement that would be a SPAC Benefit Plan if in effect as of the date of this Agreement;
(q)   hire, engage, terminate (without cause), furlough, or temporarily lay off any employees;
(r)   incur any Lien on or transfer (other than pursuant to non-exclusive licenses), let lapse, abandon, sell, assign, exclusively license, or dispose of any material Intellectual Property Rights or Technology owned by or licensed to SPAC (in each case, other than in the ordinary course of business);
(s)   engage in any material new line of business; or
(t)   enter into any Contract to take, or cause to be taken, any of the actions set forth in this  Section 5.9;
Notwithstanding anything in this Section 5.9 or this Agreement to the contrary, (i) nothing set forth in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of SPAC and (ii) nothing set forth in this Agreement shall prohibit, or otherwise restrict the ability of, SPAC from and after the date of the SPAC Shareholders Meeting, from using the funds held by SPAC outside the Trust Account in order to pay SPAC Expenses and repay any SPAC Working Capital Loans, in each case, prior to the Closing.
Section 5.10   NASDAQ Listing.    The Company shall use commercially reasonable efforts to cause: (a) the Company’s initial listing application with NASDAQ in connection with the transactions contemplated by this Agreement to have been approved: (b) the Company to satisfy all applicable initial listing requirements of NASDAQ; and (c) the Company Ordinary Shares and Assumed Warrants issuable in accordance with this Agreement, including the Company Ordinary Shares that constitute the Merger Consideration, to be approved for listing on NASDAQ (and SPAC shall reasonably cooperate in connection therewith), subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Effective Time. The Company shall pay 50% and SPAC will pay 50% of the fees of NASDAQ, in connection with the application to list and the listing of Company Securities on NASDAQ.

Section 5.11   Trust Account.   Upon satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article IV and provision of notice thereof to the Trustee, (a) at the Closing, SPAC shall (i) cause the documents, certificates and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) make all appropriate arrangements to cause the Trustee to (A) pay as and when due all amounts, if any, payable to the Public Shareholders of SPAC pursuant to the SPAC Shareholder Redemption Right, (B) pay the amounts due to the underwriters of the IPO for their deferred underwriting commissions as set forth in the Trust Agreement, (C) pay the amounts due to the Sponsor, directors and officers of SPAC as repayment of the Unpaid SPAC Liabilities, (D) pay the amounts due to third parties (e.g., professionals, printers, etc.) who have rendered services to SPAC in connection with its operations and efforts to effect the Transactions, and (E) immediately thereafter, pay all remaining amounts then available in the Trust Account to SPAC in accordance with the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.
Section 5.12   Ancillary Agreements; Company Shareholder Approval and SPAC Shareholder Approval; Subscription Agreements.
(a)   Concurrently with the execution of this Agreement, SPAC has delivered to the Company the Sponsor Letter Agreement duly executed by Sponsor.
(b)   As promptly as reasonably practicable but in no event later than seven (7) calendar days following the date that the SEC declares the Registration Statement / Proxy Statement effective, the Company shall (i) take all necessary action to complete and obtain the approval of the Company Board of and recommendation by the Company Board to the Company Shareholders the Additional Company Shareholder Proposals and (ii) establish the record date for, duly call and give notice of, a general meeting of the Company Shareholders (the “Company Shareholder Meeting”). Promptly thereafter, the Company shall convene and hold the Company Shareholder Meeting, in each case in accordance with the Governing Documents of the Company and the laws of the State of Israel, at which the Company Preferred Shareholders shall vote on the Company Preferred Shareholder Proposal, the Company Shareholders shall vote on the Company Shareholder Proposals and the Company Shareholders shall provide the Company Shareholders Consents and Waivers and the Consent to Shareholder Agreement Termination. The Company may adjourn the Company Shareholder Meeting, if necessary, to permit further solicitation of approvals because there are not sufficient votes to approve and adopt the Company Preferred Shareholder Proposals or the Company Shareholder Proposal or because of the absence of a quorum.
(c)   The Company may not modify or waive any provisions of a Subscription Agreement without the prior written consent of SPAC; provided that any modification or waiver that is solely ministerial in nature or otherwise immaterial and does not affect any economic or any other material term of a Subscription Agreement shall not require the prior written consent of SPAC.
(d)   The Company may not amend, modify or waive any provisions of a Transaction Support Agreement, A&R Shareholders’ Agreement, or the Warrant Assumption Agreement, without the prior written consent of SPAC, and SPAC may not amend, modify or waive any provisions of the Sponsor Letter Agreement or Insider Letter Agreement without the prior written consent of the Company. The Company further agrees that, from and after the date of the Transaction Support Agreement, the Company shall use its commercially reasonable efforts to enforce any rights or benefits on behalf of the SPAC under the Transaction Support Agreement as may be reasonably requested by the SPAC, in each case in accordance with the terms and subject to the conditions of the Transaction Support Agreement.
Section 5.13   Indemnification; Directors’ and Officers’ Insurance.
(a)   To the maximum extent permitted by applicable Law, all rights to indemnification or exculpation now existing in favor of the directors and officers of SPAC, as provided in the SPAC Memorandum and Articles of Association or other indemnification agreements in effect immediately prior to the Effective Time, as set forth on Schedule 5.13 of SPAC Disclosure Schedule, in either case, solely with respect to any matters occurring on or prior to the Effective Time shall survive the Transactions and shall continue in full force and effect from and after the Effective Time for a period of six (6) years and the Company will perform and discharge, or cause to be performed and discharged, all obligations to provide such indemnity and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, the Company shall advance, or caused to be advanced, expenses in connection with such indemnification as provided in the SPAC Memorandum and Articles of Association or other indemnification agreements as in effect immediately prior to the Effective Time as set forth on Schedule 5.13 of SPAC Disclosure Schedule. The indemnification and liability limitation or exculpation provisions of the SPAC Memorandum and Articles of Association shall not, during such six (6)-year period, be amended, repealed or otherwise modified after the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of immediately prior to the Effective Time, or at any time prior to such time, were directors or officers of SPAC (the “D&O Persons”) entitled to be so indemnified, their liability limited or be exculpated with respect to any matters occurring on or prior to the Effective Time and relating to the fact that such D&O Person was a director or officer of SPAC immediately prior to the Effective Time, unless such amendment, repeal or other modification is required by applicable Law.
(b)   The Company shall not have any obligation under this Section 5.13 to any D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such D&O Person in the manner contemplated hereby is prohibited by applicable Law.
(c)   Prior to the Closing, SPAC shall purchase and shall maintain for a period of six (6) years after the Effective Time, a directors’ and officers’ liability insurance for the benefit of those Persons who are currently covered by any comparable insurance policies of SPAC as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time (the “Tail Policy”). Such insurance policies shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under SPAC’s directors’ and officers’ liability insurance policies as of the date of this Agreement; provided that SPAC shall not be required to, and shall not without the Company’s prior written consent, pay aggregate premiums in excess of three hundred percent (300%) of the most recent annual premium paid by SPAC prior to the date of this Agreement and, in such event, SPAC shall purchase the maximum coverage available for three hundred percent (300%) of the most recent aggregate premium paid by SPAC prior to the date of this Agreement.
(d)   If the Surviving Company or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of the Surviving Company shall assume all of the obligations set forth in this Section 5.13.
(e)   The D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 5.13 are intended to be third-party beneficiaries of this Section 5.13. This  Section 5.13 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of the Surviving Company.
Section 5.14   Post-Closing Directors and Officers
(a)   To the extent required by Law, the Company shall take, or cause to be taken, all actions as may be necessary or appropriate such that effective after the Effective Time: (i) the Board shall consist of nine (9) directors,; (ii) the directors shall be divided into three classes, designated Class I, II and III, with Class I consisting of three (3) directors, Class II consisting of three (3) directors and Class III consisting of three (3) directors, including the Sponsor Designee; and (iii) the members of the compensation committee and audit committee of the Company Board shall be determined subject to applicable listing rules of NASDAQ, applicable Federal Securities Laws and the requirements of the Israeli Companies Law. (b)   The officers of the Company immediately prior to the Effective Time shall be the officers of the Company immediately following the Effective Time.
Section 5.15   Financial Statements.
(a)   As promptly as reasonably practicable, the Company shall deliver to SPAC (i) the audited consolidated balance sheets of the Group Companies as of December 31, 2019 and December 31, 2020 and the related audited statements of operations, changes in shareholders’ equity and cash flows of the Group Companies for the period then ended, audited in accordance with the standards of the PCAOB and containing an unqualified report of the Company’s auditors and (ii) the unaudited consolidated balance sheet and the related statements of operations, changes in shareholders’ equity and cash flows of the Group Companies as of and for a year-to-date period ended as of the end of a different fiscal quarter that is required to be included in the Registration Statement / Proxy Statement (collectively, the “Required Company Financial Statements”).
(b)   As promptly as reasonably practicable, the Company shall deliver to SPAC the audited consolidated balance sheets of the Group Companies as of December 31, 2021 and the related audited statements of operations, changes in shareholders’ equity and cash flows of the Group Companies for the period then ended, audited in accordance with the standards of the PCAOB and containing an unqualified report of the Company’s auditors.
(c)   The Company shall use its commercially reasonable efforts (i) to assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of any member of such Group Company, SPAC in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement / Proxy Statement to be made by the Company with the SEC in connection with the Transactions and (ii) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC.
(d)   SPAC shall use its commercially reasonable efforts (i) to assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of SPAC, the Company in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement / Proxy Statement to be made by the Company with the SEC in connection with the Transactions and (ii) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC.
Section 5.16   Company Incentive Equity Plan.
(a)   Prior to the effectiveness of the Registration Statement / Proxy Statement, the Company shall approve and adopt an equity incentive plan (the “Company Incentive Equity Plan”), in the manner prescribed under applicable Laws, effective as of one (1) day prior to the Closing Date, initially reserving a number of Company Ordinary Shares for grant thereunder (exclusive of the number of Company Ordinary Shares subject to outstanding Company Options as of such date of approval) equal to seven and one-half percent (7.5%) of the total number of Company Ordinary Shares on a fully diluted basis immediately following the Effective Time (including as a result of the PIPE Financing and Backstop Financing). The Company Incentive Equity Plan will provide for customary annual increases to such share reserve such that no less than seven and one-half percent (7.5%) of the total number of Company Ordinary Shares on a fully diluted basis would be reserved and available for grant under the Company Incentive Equity Plan.
(b)   The Company shall file with the SEC a registration statement on Form S-8 (or any successor form or comparable form in another relevant jurisdiction) relating to Company Ordinary Shares issuable pursuant to the Company Incentive Equity Plan. Such registration statement shall be filed as soon as reasonably practicable after registration of shares on Form S-8 (or any successor form or comparable form in another relevant jurisdiction) first becomes available to the Company, and the Company shall use commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as any awards issued under the Company Incentive Equity Plan remain outstanding.
Section 5.17   No Use of SPAC Name.
The Company shall have no right or expectancy in or to the name “Endurance Acquisition Corp.” or any derivation thereof, the trading symbols “EDNC”, SPAC’s internet domain name, any other name or logo of SPAC or any of its Affiliates, or the Intellectual Property Rights therein (it being understood that nothing in this Agreement shall prevent any of the Group Companies from making any fair use of any such names, symbols or logos in accordance with applicable Law).
Section 5.18   Warrant Assumption Agreement.    Immediately prior to the Effective Time, (a) the Company, SPAC, and the Exchange Agent shall enter into an assignment and assumption agreement pursuant to which SPAC will assign to the Company all of its rights, interests, and obligations in and under the Warrant Agreement and (b) the Company and the Exchange Agent shall enter into the Warrant Assumption Agreement which, among other things, (i) reflects the changes to convert the SPAC Warrants into Assumed Warrants as set forth in Section 2.3(b) and (ii) provides that the Assumed Warrants issued upon exchange of the SPAC Warrants held by the Sponsor are not redeemable and are exercisable for cash or on a cashless basis, at the holder’s option, so long as they are held by the Sponsor or its permitted transferees.
Section 5.19   Termination of Company Investor Agreements.    Prior to the Closing, the Company shall terminate each Company Investor Agreement set forth on Section 5.19 of the Company Disclosure Schedules (excluding the Transaction Support Agreements) without any liability being imposed on the part of SPAC, any Group Company, or Merger Sub.
Section 5.20   Continued Listing.    SPAC shall maintain its listing on NASDAQ through the Effective Time.
Section 5.21   Disclosure of Certain Matters.    Each Party shall promptly provide the other Parties with written notice of: (a) any event, development or condition of which it obtains knowledge that is reasonably likely to cause any of the conditions set forth in Article VI not to be satisfied or (b) the receipt of notice from any Person alleging that the consent of such Person may be required in connection with the Transactions. Failure to comply with this Section 5.21 will not be deemed to impact the other party’s obligations to close, unless such item not disclosed pursuant to clauses (a) or (b) would impact such party’s obligation to close.
ARTICLE VI.
CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT
Section 6.1   Conditions to the Obligations of the Parties.    The obligations of the Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, if permitted by applicable Law, in writing by both the Company (on behalf of itself and Merger Sub) and SPAC of the following conditions:
(a)   there shall not have been entered, enacted or promulgated any Law or Order enjoining or prohibiting the consummation of the transactions contemplated by this Agreement;
(b)   the Registration Statement / Proxy Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order suspending the effectiveness of the Registration Statement / Proxy Statement shall have been issued by the SEC and shall remain in effect with respect to the Registration Statement / Proxy Statement, and no Proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending;
(c)   the Company Preferred Shareholder Approval, the Company Shareholder Approval, the Company Shareholders Consents and Waivers and the Consent to Shareholders Agreement Termination shall have been obtained;
(d)   the SPAC Shareholder Approval shall have been obtained;
(e)   after giving effect to the exercise of SPAC Shareholder Redemption Rights, SPAC shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Effective Time;
(f)   the Company’s initial listing application with NASDAQ in connection with the transactions contemplated by this Agreement shall have been approved and the Company shall not have received any notice of non-compliance therewith that has not been cured or would not be cured at or immediately following the Effective Time, and the Company Shares (including, for the avoidance of doubt, the Company Ordinary Shares to be issued pursuant to the Merger) shall have been approved for listing on NASDAQ, subject only to official notice of issuance thereof and the requirement to have a sufficient number of round lot holders;

(g)   the Company Board shall consist of the number of directors, and be comprised of the individuals, determined pursuant to Section 2.2(f); and
(h)   any required notice and approval to and by the Israeli Innovation Authority (the “IIA”) in accordance with the IIA Law (or any other Governmental Entity) with respect to the transactions contemplated hereby, have been filed and obtained.
Section 6.2   Other Conditions to the Obligations of SPAC.    The obligations of SPAC to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, if permitted by applicable Law, in writing by SPAC of the following further conditions:
(a)   (i) the Company Fundamental Representations (other than the representations and warranties set forth in Section 3.2(a)) shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 3.2(a) shall be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date), and (iii) the representations and warranties of the Company Parties set forth in Article III (other than the Company Fundamental Representations) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Company Material Adverse Effect;
(b)   the Company Parties shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by the Company Parties under this Agreement at or prior to the Closing;
(c)   since the date of this Agreement, no Company Material Adverse Effect has occurred that is continuing;
(d)   at or prior to the Closing, the Company shall have delivered, or caused to be delivered, to SPAC a certificate duly executed by an authorized officer of the Company, dated as of the Closing Date, certifying that the conditions specified in Section 6.2(a), Section 6.2(b) and Section 6.2(c) are satisfied, in a form and substance reasonably satisfactory to SPAC;
(e)   SPAC shall have received a certificate duly executed by an authorized director or officer of each of the Company Parties certifying that attached thereto are true and complete copies of all resolutions adopted by the shareholders and by the board of directors or equivalent body of each of the Company Parties authorizing the execution, delivery, and performance of this Agreement and the Transactions, and that all such resolutions are in full force and effect and are all of the resolutions adopted in connection with the Transactions; and
(f)   The Warrant Assumption Agreement shall have been executed and delivered by the Company and the other parties thereto (other than the SPAC and Sponsor).
Section 6.3   Other Conditions to the Obligations of the Company Parties.    The obligations of the Company Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, if permitted by applicable Law, in writing by the Company (on behalf of itself and Merger Sub) of the following further conditions:
(a)   (i) the SPAC Fundamental Representations (other than the representations and warranties set forth in Section 4.6(a)) shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 4.6(a) shall be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date) and (iii) the representations and warranties of SPAC set forth in Article IV (other than the SPAC Fundamental Representations) shall be true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a material adverse effect on SPAC;
(b)   SPAC shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by SPAC under this Agreement at or prior to the Closing;
(c)   the Aggregate Transaction Proceeds shall be equal to or greater than $115,000,000.
(d)   the Company shall have received a certificate duly executed by an authorized director or officer of SPAC certifying that attached thereto are true and complete copies of all resolutions adopted by the shareholders and by the board of directors of SPAC authorizing the execution, delivery, and performance of this Agreement and the Transactions, and that all such resolutions are in full force and effect and are all of the resolutions of the shareholders and board of directors of SPAC adopted in connection with the Transactions;
(e)   at or prior to the Closing, SPAC shall have delivered, or caused to be delivered, to the Company a certificate duly executed by an authorized director or officer of SPAC, dated as of the Closing Date, to the effect that the conditions specified in Section 6.3(a) and Section 6.3(b) are satisfied, in a form and substance reasonably satisfactory to the Company; and
(f)   the Company shall have received from the Subscribers and the holders of SPAC Shares any undertakings of such Persons that the Company has reasonably determined are required pursuant to The Encouragement of Research, Development and Technological Innovation in the Industry Law, 5744-1984 and the rules and regulations promulgated thereunder (collectively, the “IIA Law”), in the form and substance prescribed under the IIA Law (the “IIA Undertaking”).
ARTICLE VII.
TERMINATION
Section 7.1   Termination.    This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:
(a)   by mutual written consent of SPAC and the Company;
(b)   by written notice by SPAC to the other Parties, if any of the representations or warranties set forth in Article III shall not be true and correct or if either Company Party has breached or failed to perform any covenant or agreement on the part of such Company Party set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 6.2(a) or Section 6.2(b) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the breaches or failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to the Company by SPAC, and (ii) the Termination Date; provided, however, that SPAC is not then in breach of this Agreement so as to prevent the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) from being satisfied;
(c)   by written notice by the Company to the other Parties, if any of the representations or warranties set forth in Article IV shall not be true and correct or if SPAC has breached or failed to perform any covenant or agreement on the part of SPAC set forth in this Agreement (including an obligation to consummate the

Closing) such that the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the breaches or failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to SPAC by the Company and (ii) the Termination Date; provided, however, neither Company Party is then in breach of this Agreement so as to prevent the condition to Closing set forth in Section 6.2(a) or Section 6.2(b) from being satisfied;
(d)   by written notice by either SPAC or the Company to the other Parties, if the transactions contemplated by this Agreement shall not have been consummated on or prior to September 8, 2022 (the “Termination Date”); provided, that either SPAC or the Company shall have the right, upon written notice to the other Parties before the Termination Date, to extend the Termination Date to November 7, 2022 if all conditions to the Closing listed in Article VI have been satisfied, other than the conditions set forth in Section 6.1(b), Section 6.1(d), Section 6.1(f) and those conditions that are only capable of being satisfied at Closing; provided further, that (i) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to SPAC if SPAC’s breach of any of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date, (ii) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to the Company if either Company Party’s breach of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date, and (iii) the right to extend the Termination Date pursuant to this Section 7.1(d) shall not be available to any Party who is then in breach of its covenants or obligations under this Agreement;
(e)   by written notice by either SPAC or the Company to the other Parties, if any Governmental Entity shall have issued an Order, promulgated a Law or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action shall have become final and nonappealable;
(f)   by written notice by either SPAC or the Company to the other Parties if the SPAC Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the SPAC Shareholders Meeting duly convened therefor (or at any adjournment thereof taken in accordance with this Agreement);
(g)   by written notice by the Company to the other Parties if, prior to obtaining the SPAC Shareholder Approval, the SPAC Board (i) shall have made a SPAC Change in Recommendation or (ii) shall have failed to include the SPAC Board Recommendation in the Registration Statement / Proxy Statement distributed to SPAC Shareholders; or
(h)   by written notice by SPAC to the other Parties if (i) the Company Shareholders have duly voted at a Company Shareholder Meeting and either the Preferred Company Shareholder Approval or the Company Shareholder Approval shall not been obtained or (ii) the Company, in its capacity as shareholder of Merger Sub, revokes the Merger Sub Written Resolution at any time.
Section 7.2   Effect of Termination.    In the event of the termination of this Agreement pursuant to Section 7.1, this entire Agreement shall forthwith become void (and there shall be no Liability or obligation on the part of the Parties and their respective Non-Party Affiliates) with the exception of (a) the confidentiality obligation set forth in Section 5.3(a), (b) this Section 7.2, Article I (to the extent related to the foregoing) and Article VIII (each of such provisions in clauses (a) and (b) shall survive such termination and remain valid and binding obligations of the Parties) and (c) the Confidentiality Agreement, which shall survive such termination and remain valid and binding obligations of the parties thereto in accordance with their respective terms. Notwithstanding the foregoing or anything to the contrary herein, the termination of this Agreement pursuant to Section 7.1 shall not affect (i) any Liability on the part of any Party for any Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud or (ii) any Person’s Liability under any Subscription Agreement, the Confidentiality Agreement, any Transaction Support Agreement, the A&R Shareholders’ Agreement or the Sponsor Letter Agreement to which he, she or it is a party to the extent arising from a claim against such Person by another Person party to such agreement on the terms and subject to the conditions thereunder.

ARTICLE VIII.
MISCELLANEOUS
Section 8.1   Non-Survival.    Other than those representations, warranties and covenants set forth in Section 3.27, Section 4.24, Section 8.18, and this Section 8.1, each of which shall survive following the Effective Time, or as otherwise provided in the last sentence of this Section 8.1, each of the representations and warranties, and each of the agreements and covenants (to the extent such agreement or covenant contemplates or requires performance at or prior to the Effective Time), of the Parties set forth in this Agreement, shall terminate at the Effective Time, such that no claim for breach of any such representation, warranty, agreement or covenant, detrimental reliance or other right or remedy (whether in contract, in tort, at law, in equity or otherwise) may be brought with respect thereto after the Effective Time against any Party, any Company Non-Party Affiliate or any SPAC Non-Party Affiliate. Each covenant and agreement contained herein that, by its terms, expressly contemplates performance after the Effective Time shall so survive the Effective Time in accordance with its terms, and each covenant and agreement contained in any Ancillary Document that, by its terms, expressly contemplates performance after the Effective Time shall so survive the Effective Time in accordance with its terms and any other provision in any Ancillary Document that expressly survives the Effective Time shall so survive the Effective Time in accordance with the terms of such Ancillary Document.
Section 8.2   Entire Agreement; Assignment.    This Agreement (together with the Ancillary Documents), the Confidentiality Agreement, and any other documents, instruments and certificates explicitly referred to herein, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties or any of their respective Subsidiaries with respect to the subject matter hereof. No representations, warranties, covenants, understandings, agreements, oral or otherwise, with respect to the subject matter contemplated by this Agreement exist between the Parties, except as expressly set forth or referenced in this Agreement and the Confidentiality Agreement. No Party shall assign, delegate or otherwise transfer this Agreement or any part hereof without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 8.2 shall be null and void, ab initio.
Section 8.3   Amendment.    This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by each of the Parties in the same manner as this Agreement and which makes reference to this Agreement. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 8.3 shall be null and void, ab initio.
Section 8.4   Notices.    All notices, requests, claims, demands and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:
(a)
If to SPAC, to:

Endurance Acquisition Corp.
630 Fifth Avenue, 20th Floor
New York, NY
Attention: Richard Davis
Email: richard.davis@enduranceacquisition.com
with copies (which shall not constitute notice) to:
Morrison & Foerster LLP
250 West 55th Street New York, NY 10019

Attention: Larry Medvinsky, David Slotkin, Aly El Hamamsy
Email: LMedvinsky@mofo.com; DSlotkin@mofo.com; AElHamamsy@mofo.com
Meitar | Law Offices
16 Abba Hillel Road
Ramat Gan 52506, Israel
Attention: Clifford M. J. Felig
Email: cfelig@meitar.com
Appleby
Suites 4201-03 & 12, 42/F
One Island East, Taikoo Place
18 Westlands Road, Quarry Bay, Hong Kong
Attention: David Bulley & Dean Bennett
Email: dbulley@applebyglobal.com & dbennett@applebyglobal.com
(b)
If to the Company, to:

Satixfy Communications Ltd.
Attention: Legal
12 Hamada St. Rehovot 670315
Israel
Email: Reut.tevet@satixfy.com
with a copy (which shall not constitute notice) to:
Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Attention: Brian Wolfe, Michael Kaplan
Email: brian.wolfe@davispolk.com, michael.kaplan@davispolk.com
Gross & Co.
One Azrieli Center, Round Building
Tel Aviv 6701101
Israel
Attention: Richard J. Mann, Craig Rubin
Email: rick@gkh-law.com; craig@gkh-law.com
or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.
Section 8.5   Governing Law.    This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.
Section 8.6   Fees and Expenses.    Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement, the Ancillary Documents and the Transactions, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided that, for the avoidance of doubt, (a) if this Agreement is terminated in accordance with its terms, the Company shall pay, or cause to be paid, all Unpaid Company Expenses and SPAC shall pay, or cause to be paid, all Unpaid SPAC Expenses and (b) if the Closing occurs, then the Company shall pay, or cause to be paid, all Unpaid Company Expenses and all Unpaid SPAC Expenses.
Section 8.7   Construction; Interpretation.    The term “this Agreement” means this Business Combination Agreement together with the Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor their respective counsels, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) references to “$” or “dollar” or “US$” shall be references to United States dollars; (f) the word “or” is disjunctive but not necessarily exclusive; (g) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) the word “day” means calendar day unless Business Day is expressly specified; (i) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (j) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement; (k) the words “provided” or “made available” or words of similar import (regardless of whether capitalized or not) shall mean, when used with reference to documents or other materials required to be provided or made available to SPAC, any documents or other materials posted to the electronic data room located at intralinks.com under the project name “SatixFy 2022” as of 5:00 p.m., Eastern Time, at least one (1) day prior to the date of this Agreement; (l) all references to any Law will be to such Law as amended, supplemented or otherwise modified or re-enacted from time to time; and (m) all references to any Contract are to that Contract as amended or modified from time to time in accordance with the terms thereof. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.
Section 8.8   Exhibits and Schedules.    All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered Sections and subsections set forth in this Agreement.
Section 8.9   Parties in Interest.    This Agreement shall be binding upon and inure solely to the benefit of each Party and their respective successors and permitted assigns and, except as provided in Section 5.13 and the two subsequent sentences of this Section 8.9, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. Sponsor shall be an express third-party beneficiary of Section 8.2, Section 8.3, Section 8.14 and this Section 8.9 (to the extent related to the foregoing). Sponsor and each Price Adjustment Participant shall be an express third-party beneficiary of Section 2.10. Each of the Non-Party Affiliates shall be an express third-party beneficiary of Section 8.13 and this Section 8.9 (to the extent related to the foregoing).
Section 8.10   Severability.    Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
Section 8.11   Counterparts; Electronic Signatures.    This Agreement and each Ancillary Document (including any of the closing deliverables contemplated hereby) may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Document (including any of the closing deliverables contemplated hereby) by electronic means, including DocuSign, e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement or any such Ancillary Document (including any of the closing deliverables contemplated hereby).

Section 8.12   Knowledge of Company; Knowledge of SPAC.    For all purposes of this Agreement, the phrase “to the Company’s knowledge” and “known by the Company” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 8.12(a) of the Company Disclosure Schedules, after conducting reasonable and due inquiry. For all purposes of this Agreement, the phrase “to SPAC’s knowledge” and “to the knowledge of SPAC” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 8.12(b) of the SPAC Disclosure Schedules, after conducting reasonable and due inquiry. For the avoidance of doubt, none of the individuals set forth on Section 8.12(a) of the Company Disclosure Schedules or Section 8.12(b) of the SPAC Disclosure Schedules shall have any personal Liability or obligations regarding such knowledge.
Section 8.13   No Recourse.    Except for claims pursuant to any Ancillary Document by any party(ies) thereto against any Company Non-Party Affiliate or any SPAC Non-Party Affiliate (each, a “Non-Party Affiliate”), and then solely with respect to claims against the Non-Party Affiliates that are party to the applicable Ancillary Document, each Party agrees on behalf of itself and on behalf of the Company Non-Party Affiliates, in the case of the Company, and the SPAC Non-Party Affiliates, in the case of SPAC, that, absent any Fraud, (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Non-Party Affiliate, and (b) none of the Non-Party Affiliates shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by the Company, SPAC or any Non-Party Affiliate concerning any Group Company, SPAC, this Agreement or the transactions contemplated hereby.
Section 8.14   Extension; Waiver.    The Company prior to the Closing and the Company and Sponsor after the Closing may (a) extend the time for the performance of any of the obligations or other acts of SPAC set forth herein, (b) waive any inaccuracies in the representations and warranties of SPAC set forth herein or (c) waive compliance by SPAC with any of the agreements or conditions set forth herein. SPAC may (i) extend the time for the performance of any of the obligations or other acts of the Company, set forth herein, (ii) waive any inaccuracies in the representations and warranties of the Company set forth herein or (iii) waive compliance by the Company with any of the agreements or conditions set forth herein. Any agreement on the part of any such Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.
Section 8.15   Waiver of Jury Trial.    THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY DOCUMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER

PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.15.
Section 8.16   Submission to Jurisdiction.    Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any state or federal court sitting Wilmington, Delaware or any appellate court therefrom), for the purposes of any Proceeding, claim, demand, action or cause of action (a) arising under this Agreement or under any Ancillary Document or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the Transactions, and irrevocably and unconditionally waives any objection to the laying of venue of any such Proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding claim, demand, action or cause of action against such Party (i) arising under this Agreement or under any Ancillary Document or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the Transactions, (A) any claim that such Party is not personally subject to the jurisdiction of the courts as described in this Section 8.16 for any reason, (B) that such Party or such Party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Proceeding, claim, demand, action or cause of action in any such court is brought against such Party in an inconvenient forum, (y) the venue of such Proceeding, claim, demand, action or cause of action against such Party is improper or (z) this Agreement, or the subject matter hereof, may not be enforced against such Party in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such Party’s respective address set forth in Section 8.4 shall be effective service of process for any such Proceeding, claim, demand, action or cause of action.
Section 8.17   Remedies.    Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (i) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof and thereof, without proof of damages and without posting a bond, prior to the valid termination of this Agreement in accordance with Section 7.1, this being in addition to any other remedy to which they are entitled under this Agreement, and (ii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.17 shall not be required to provide any bond or other security in connection with any such injunction.
Section 8.18   Trust Account Waiver.    Reference is made to the final prospectus of SPAC, filed with the SEC (File No. 001-40810) on September 14, 2021 (the “SPAC Prospectus”) and the SPAC Memorandum and Articles of Association. Each of the Company Parties acknowledges, agrees and understands that SPAC has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of SPAC’s public shareholders (including overallotment shares acquired by SPAC’s underwriters, the “Public Shareholders”), and that, except as otherwise described in the SPAC Prospectus, SPAC may disburse monies from the Trust Account only: (a) to the Public Shareholders in the event they elect to redeem their SPAC Class A Shares in connection with the consummation of SPAC’s initial business combination (as such term is used in the SPAC Prospectus) (the “Business Combination”) or in connection with the approval of certain amendments to the SPAC Memorandum and Articles of Association, (b) to the Public Shareholders if SPAC fails to consummate a Business Combination within eighteen (18) months after the closing of the IPO, (c) with respect to any interest earned on the amounts held in the Trust Account, as necessary to pay for any franchise and income taxes, or (d) to SPAC after or concurrently with the consummation of a Business Combination. For and in consideration of SPAC entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company Parties hereby agrees on behalf of itself, its shareholders, and its Affiliates that, none of the Company Party, its shareholders nor any of its Affiliates does now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between SPAC or any of its Representatives, on the one hand, and the Company or any of its Representatives or Affiliates, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”). Each Company Party on behalf of itself, its shareholders and its Affiliates hereby irrevocably waives any Released Claims that it or any of its Representatives or Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with SPAC or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with SPAC or its Affiliates). This Section 8.18 shall survive the termination of this Agreement for any reason. In the event that, following the valid termination of this Agreement, a Company Party or any of its controlled Affiliates commences any Proceeding against or involving the Trust Account, SPAC shall be entitled to recover from such Person its reasonable out of pocked legal fees and costs in connection with any such Proceeding.
Section 8.19   Company and SPAC Disclosure Schedules.    The Company Disclosure Schedule and the SPAC Disclosure Schedule (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. Any disclosure made by a party in the Company Disclosure Schedule, or SPAC Disclosure Schedule, as applicable, or any section thereof, with reference to any section of this Agreement or section of the Company Disclosure Schedule or SPAC Disclosure Schedule, as applicable, shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of Company Disclosure Schedule or SPAC Disclosure Schedule, as applicable, if it is reasonably apparent that such disclosure is responsive to such other section of this Agreement or section of the Company Disclosure Schedule or SPAC Disclosure Schedule, as applicable. Certain information set forth in the Company Disclosure Schedule or SPAC Disclosure Schedule is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.
* * * * * *

IN WITNESS WHEREOF, each of the Parties has caused this Business Combination Agreement to be duly executed on its behalf as of the day and year first above written.
ENDURANCE ACQUISITION CORP.
By:
/s/ Richard C. Davis

Richard C. Davis
Chief Executive Officer
[Signature Page to Business Combination Agreement]

SATIXFY MS
By:
/s/ Yoel Gat

Name: Yoel Gat
Title: Chief Executive Officer
By:
/s/ Yoav Leibovitch

Name: Yoav Leibovitch
Title: Chief Financial Officer
SATIXFY COMMUNICATIONS LTD.
By:
/s/ Yoel Gat

Name: Yoel Gat
Title: Chief Executive Officer
By:
/s/ Yoav Leibovitch

Name: Yoav Leibovitch
Title: Chief Financial Officer
[Signature Page to Business Combination Agreement]

EXHIBIT A
Form of Subscription Agreement
[omitted]

EXHIBIT B
Form of Sponsor Letter Agreement
[omitted]

EXHIBIT C
Form of Transaction Support Agreement
[omitted]

EXHIBIT D
A&R Shareholders’ Agreement
[omitted]

EXHIBIT E
Form of Warrant Assumption Agreement
[omitted]

EXHIBIT F
FORM OF A&R ARTICLES OF ASSOCIATION
AMENDED AND RESTATED ARTICLES OF ASSOCIATION
of
SATIXFY COMMUNICATIONS LTD.
As adopted on [      ], 2022
1.
INTERPRETATION

1.1
In these Articles the following terms shall have the meanings set opposite to them, unless the context otherwise requires:

Terms	Meanings
Articles	These Amended and Restated Articles of Association as may be amended from time to time.
Auditor	As defined under the Companies Law.
Board	The Board of Directors of the Company.
Business Day	Any day other than Friday, Saturday, Sunday or public holiday under the laws of Israel or the State of New York or other day on which banking institutions are authorized or obligated to close in Israel or the State of New York.
Chairperson	Chairperson of the Board or the General Meeting, as the context implies.
CEO	Chief Executive Officer of the Company, also referred to under the Companies Law as the General Manager.
Class Meeting	A meeting of the holders of a class of shares.
Company	Satixfy Communications Ltd.
Companies Law	Israeli Companies Law, 5759-1999 and any other law which may come in its stead, in each case, as amended from time to time.
Companies Regulations	All regulations promulgated from time to time under the Companies Law.
Derivative Transaction	As defined in Article 19.4 below.
Dividend	As defined under the Companies Law.
EC Law	Israeli Economic Competition Law, 5748-1988.
Exchange Act	Securities Exchange Act of 1934, as amended.
External Director	As defined under the Companies Law.
General Meeting	An annual meeting or special meeting of the shareholders of the Company (as such terms defined in Article 19 of these Articles), as the case may be.
Office	The registered office of the Company from time to time.
Office Holder	As defined under the Companies Law.
Ordinary Share(s)	The Company’s Ordinary Shares, no par value.

Terms	Meanings
Person	A company, corporate body, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof, or an individual.
Proposal Request	As defined in Article 19.4 below.
Proposing Shareholder	As defined in Article 19.4 below.
Register	The Company’s shareholders register, maintained in accordance with the Companies Law.
Securities Act	U.S. Securities Act of 1933, as amended.
Securities Law	Israeli Securities Law, 5728-1968.
Simple Majority	A majority of more than fifty percent (50%) of the votes cast by those shareholders voting in person or by proxy (including by voting deed), not taking into consideration abstaining votes.
Special Majority	A majority of sixty-six and two thirds percent (66 2/3%) or more of the votes cast by those shareholders voting in person or by proxy (including by voting deed), not taking into consideration abstaining votes.
Statutes	The Companies Law and, to the extent applicable to the Company, the Israeli Companies Ordinance (New Version) 1983, the Securities Law and all applicable laws and regulations applicable in any relevant jurisdiction (including without limitation, the Securities Act, the Exchange Act and other U.S. federal laws and regulations), and rules of any stock market in which the Company’s shares are registered for trading as shall be in force from time to time.
Subject to the provisions of this Article 1 and unless the context necessitates another meaning, terms and expressions in these Articles which have been defined in the Statutes shall have the meanings ascribed to them therein.
1.2
Words importing the singular shall include the plural, and vice versa. Any pronoun shall include the corresponding masculine, feminine and neuter forms; and words importing persons shall include corporate bodies. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; the words “herein”, “hereof” and “hereunder” and words of similar import refer to these Articles in their entirety and not to any part hereof; all references herein to Articles or clauses shall be deemed references to Articles or clauses of these Articles; any references to any agreement or other instrument or law, statute or regulation are to it as amended, supplemented or restated, from time to time (and, in the case of any law, to any successor provisions or re-enactment or modification thereof being in force at the time); any reference to “law” shall include any law (‘din’) as defined in the Interpretation Law, 5741-1981, and any applicable supranational, national, federal, state, local, or foreign statute or law and shall be deemed also to refer to all rules and regulations promulgated thereunder; any reference to a “day” or a number of “days” (without any explicit reference otherwise, such as to business days) shall be interpreted as a reference to a calendar day or number of calendar days; and reference to “written” or “in writing” shall include written, printed, photocopied, typed, any electronic communication (including email, facsimile, signed electronically (in Adobe PDF, DocuSign or any other format)) or produced by any visible substitute for writing, or partly one and partly another, and signed shall be construed accordingly.

The captions in these Articles are for convenience only and shall not be deemed a part hereof or affect the construction or interpretation of any provision hereof.
Any provision or part thereof of these Articles, prohibited by applicable law, shall be ineffective, without invalidating any other part of these Articles.
2.
NAME OF THE COMPANY

The name of the Company is Satixfy Israel Ltd. (and in Hebrew: ).
3.
OBJECTIVES

The objectives of the Company shall be to engage in any activity permitted by law.
4.
PUBLIC COMPANY

The Company is a public company as such term is defined in, and for so long as it qualifies under, the Companies Law.
5.
LIMITED LIABILITY

The liability of each shareholder for the Company’s obligations is limited to the payment of the nominal value of the shares held by such shareholder, subject to the provisions of the Companies Law.
6.
CAPITAL, SHARES AND RIGHTS

6.1
The registered share capital of the Company consists of [      ] Ordinary Shares, of no par value per share.

6.2
Subject to Article 13, all issued and outstanding shares of the Company of the same class are of equal rights between them for all intents and purposes concerning the rights set forth in these Articles.

6.3
Subject to Article 13, each issued Ordinary Share entitles its holder to the rights as described below:

6.3.1
The equal right to participate in and vote at the Company’s General Meetings, and each of the shares in the Company shall entitle the holder thereof, who is present at the meeting and participating in the vote, whether in person, or by proxy, to one vote.

6.3.2
The equal right to participate in any Dividend or distribution of bonus shares.

6.3.3
The equal right to participate in the distribution of assets available for distribution in the event of liquidation of the Company.

6.3.4
If two or more persons are registered as joint holders of any shares, any one of such persons may give effectual receipts for any dividend or other monies in respect of such share and his or her confirmation will bind all holders of such share.

6.3.5
Any payment for a share shall be initially credited against the par value of said share and any excess amount shall be credited as a premium for said share, unless determined otherwise in the conditions of the allocation.

7.
SHARE CERTIFICATES

7.1
To the extent that the Board determines that all shares shall be certificated or, if the Board does not so determine, to the extent that any Shareholder requests a share certificate or the Company’s transfer agent so requires, share certificates shall be issued under the corporate seal of the Company or its written, typed or stamped name and shall bear the signature of one Director, the CEO, or any person or persons authorized therefor by the Board. Signatures may be affixed in any mechanical or electronic form, as the Board may prescribe.

7.2
The Company may issue a new certificate in lieu of a certificate that was issued and was lost,

defaced, or destroyed, on the basis of such proof and guarantees as the Company may require, and after payment of an amount that shall be prescribed by the Company, and the Company may also replace existing certificates with new certificates, free of charge, subject to such conditions as the Company shall stipulate.
8.
REGISTERED HOLDER

8.1
Except as otherwise provided in these Articles, the Company shall be entitled to treat the registered holder of any share as the absolute owner thereof, and, accordingly, shall not, except as ordered by a court of competent jurisdiction, or as required by Statute, be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person.

8.2
Subject to and in accordance with the provisions of Sections 138 and 139 of the Companies Law, the Company may cause supplementary registers to be kept in any place outside Israel as the Board may think fit, and, subject to all applicable requirements of law, the Board may from time to time adopt such rules and procedures as it may think fit in connection with the keeping of such branch registers.

9.
ISSUANCE AND REPURCHASE OF SHARES

9.1
The unissued shares from time to time shall be under the control of the Board (and, to the full extent permitted by law, any Committee thereof), which shall have the power to issue or otherwise dispose of shares and of securities convertible or exercisable into or other rights to acquire from the Company to such persons, on such terms and conditions, and either at par or at a premium, or subject to the provisions of the Companies Law and other Statutes, at a discount and/or with payment of commission, and at such times, as the Board (or the Committee, as the case may be) deems fit, and the power to give to any person the option to acquire from the Company any shares or securities convertible or exercisable into or other rights to acquire from the Company, either at par or at a premium, or, subject as aforesaid, at a discount and/or with payment of commission, during such time and for such consideration as the Board (or the Committee, as the case may be) deems fit.

9.2
The Company may at any time and from time to time, subject to the Companies Law and other Statutes, repurchase or finance the purchase of any shares or other securities issued by the Company, in such manner and under such terms as the Board shall determine, whether from any one or more Shareholders. Such purchase shall not be deemed as payment of dividends and as such, no Shareholder will have the right to require the Company to purchase his shares or offer to purchase shares from any other Shareholders.

10.
TRANSFER OF SHARES

10.1
Registration of Transfer — No transfer of shares shall be registered unless a proper writing or instrument of transfer (in any customary form or any other form satisfactory to the Board or an officer of the Company to be designated by the CEO) has been submitted to the Company (or its transfer agent), together with any share certificate(s) (if there are any) and such other evidence of title as the Board or an officer of the Company to be designated by the CEO may require. Until the transferee has been registered in the Register of Shareholders in respect of the shares so transferred, the Company may continue to regard the transferor as the owner thereof.

10.2
The Board, may, from time to time, prescribe a fee of the registration of a transfer, and may approve other methods of recognizing the transfer of shares in order to facilitate the trading of the Company’s shares on any applicable stock exchange on which the Company’s shares are then listed for trading.

10.3
Notwithstanding anything to the contrary herein, shares registered in the name of The [Depository Trust Company] or its nominee shall be transferrable in accordance with the policies and procedures of [The Depository Trust Company].

10.4
Suspension of Registration — The Board may, in its discretion to the extent it deems necessary, close the Register and suspend the registration of transfers for a period of time as the Board shall deem fit, and no registration of transfer of shares shall be made by the Company during any such period during which the Register is so closed.
11.
TRANSMISSION OF SHARES

11.1
In the case of the death, liquidation, bankruptcy, dissolution, winding-up or a similar occurrence of a shareholder, the legal successors, receivers, or liquidators (as the case may be) of such shareholder shall be the only persons recognized by the Company (after receipt of evidence to the entitlement thereto) as having any title to such shares, but nothing herein contained shall release the estate of the predecessor from any liability in respect of such shares.

11.2
The legal successors may, upon producing such evidence of title as the Board shall require, be registered themselves as holders of the shares, or subject to the provisions as to transfers herein contained, transfer the same to some other person.

12.
CALLS ON SHARES

12.1
The Board may, from time to time, make such calls as it may, in its sole discretion, deem appropriate upon shareholders with respect to the payment of any sum unpaid in respect of shares held by such shareholders which is not, by the terms of allotment thereof or otherwise, payable at a fixed time, and each shareholder shall pay the amount of every call so made upon him (and of each installment thereof if the same is payable in installments), to the person(s) and at the time(s) and place(s) designated by the Board, as any such time(s) may be thereafter extended and/or such person(s) or place(s) changed. Unless otherwise stipulated by the Board (and in the notice hereafter referred to), each payment in response to a call shall be deemed to constitute a pro rata payment on account of all shares in respect of which such call was made.

12.2
Notice of any call for payment by an applicable shareholder(s) shall be given in writing to such applicable shareholder(s) not less than fourteen (14) days prior to the time of payment, specifying the time and place of payment, and designating the person to whom and the place where such payment shall be made; provided, however, that before the time for any such payment fixed in a notice of a call given to a shareholder, the Board may in its absolute discretion, by notice in writing to such shareholder(s), revoke such call in whole or in part, extend such time, or alter such designated person and/or place. In the event of a call payable in installments, only one notice thereof need be given.

12.3
If, by the terms of allotment of any share or otherwise, any amount is made payable at any fixed time, every such amount shall be payable at such time as if it were payable by virtue of a call duly made by the Board and of which due notice had been given, and all the provisions herein contained with respect to calls shall apply to each such amount.

12.4
The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof and all interest payable thereon.

12.5
Any amount unpaid in respect of a call shall bear interest from the date on which it is payable until actual payment thereof, at such rate (not exceeding the then prevailing debtor rate charged by leading commercial banks in Israel), and at such time(s) as the Board may prescribe.

12.6
A shareholder shall not be entitled to his rights as shareholder, including the right to dividends, unless such shareholder has fully paid all the notices of call delivered to him, or which according to these Articles are deemed to have been delivered to him, together with interest, linkage and expenses, if any, unless otherwise determined by the Board.

12.7
Upon the allotment of shares, the Board may provide for differences among the allottees of such shares as to the amount of calls and/or the times of payment thereof.

13.
ALTERATIONS OF THE REGISTERED SHARE CAPITAL

13.1
Subject to the Statutes, a General Meeting of shareholders may from time to time resolve to:

(a)
alter or add classes of shares that shall constitute the Company’s registered capital, including shares with preference rights, deferred rights, conversion rights or any other special rights or limitations;

(b)
increase the Company’s registered share capital by creating new shares either of an existing class or of a new class;

(c)
consolidate and/or split all or any of its share capital into shares of larger or smaller par value than the existing shares;

(d)
cancel any registered shares not yet allocated, provided that the Company has made no commitment to allocate such shares; and

(e)
reduce the Company’s share capital and any reserved fund for redemption of capital.

13.2
In executing any resolution adopted according to Article 13.1 above, the Board may, at its discretion, resolve any related issues.

13.3
If as a result of a consolidation or split of shares authorized under these Articles, fractions of a share will stand to the credit of any shareholder, the Board is authorized at its discretion, to act as follows:

(a)
Determine that fractions of shares that do not entitle their owners to a whole share, will be sold by the Company and that the consideration for the sale be paid to the beneficiaries, on terms the Board may determine;

(b)
Allot to every shareholder, who holds a fraction of a share resulting from a consolidation and/or split, shares of the class that existed prior to the consolidation and/or split, in a quantity that, when consolidated with the fraction, will constitute a whole share, and such allotment will be considered valid immediately prior to the consolidation or split;

(c)
Determine the manner for paying the amounts to be paid for shares allotted in accordance with Article 13.3(b) above, including on account of bonus shares; and/or

(d)
Determine that the owners of fractions of shares will not be entitled to receive a whole Share in respect of a share fraction or that they may receive a whole share with a different par value than that of the fraction of a share.

13.4
Except as otherwise provided by or pursuant to these Articles or by the conditions of issue, any new share capital shall be considered as part of the original share capital and shall be subject to the same provisions of these Articles with reference to payment of calls, lien, transfer, transmission, forfeiture and otherwise, which applies to the original share capital.

14.   FORFEITURE AND SURRENDER
14.1
If any Shareholder fails to pay an amount payable by virtue of a call, installment or interest thereon as provided for in accordance herewith, on or before the day fixed for payment of the same, the Board may at any time after the day fixed for such payment, so long as such amount (or any portion thereof) or interest thereon (or any portion thereof) remains unpaid, forfeit all or any of the shares in respect of which such payment was called for. All expenses incurred by the Company in attempting to collect any such amount or interest thereon, including, without limitation, attorneys’ fees and costs of legal proceedings, shall be added to, and shall, for all purposes (including the accrual of interest thereon) constitute a part of, the amount payable to the Company in respect of such call.

14.2
Upon the adoption of a resolution as to the forfeiture of a Shareholder’s share, the Board shall cause notice thereof to be given to such Shareholder, which notice shall state that, in the event of the failure to pay the entire amount so payable by a date specified in the notice (which date shall be not less than fourteen (14) days after the date such notice is given and which may be extended by the Board), such shares shall be ipso facto forfeited, provided, however, that, prior to such date, the Board may cancel such resolution of forfeiture, but no such cancellation shall stop the Board from adopting a further resolution of forfeiture in respect of the non-payment of the same amount.
14.3
Without derogating from Articles 30.2 and 30.8 hereof, whenever shares are forfeited as herein provided, all dividends, if any, theretofore declared in respect thereof and not actually paid shall be deemed to have been forfeited at the same time.

14.4
The Company, by resolution of the Board, may accept the voluntary surrender of any share.

14.5
Any share forfeited or surrendered as provided herein, shall become the property of the Company as a dormant share, and the same, subject to the provisions of these Articles, may be sold, re-issued or otherwise disposed of as the Board deems fit.

14.6
Any person whose shares have been forfeited or surrendered shall cease to be a shareholder in respect of the forfeited or surrendered shares, but shall, notwithstanding, be liable to pay, and shall forthwith pay, to the Company, all calls, interest and expenses owing upon or in respect of such shares at the time of forfeiture or surrender, together with interest thereon from the time of forfeiture or surrender until actual payment, at the rate prescribed in Article 12.5 above, and the Board, in its discretion, may, but shall not be obligated to, enforce or collect the payment of such amounts, or any part thereof, as it shall deem fit. In the event of such forfeiture or surrender, the Company, by resolution of the Board, may accelerate the date(s) of payment of any or all amounts then owing to the Company by the person in question (but not yet due) in respect of all shares owned by such Shareholder, solely or jointly with another.

14.7
The Board may at any time, before any share so forfeited or surrendered shall have been sold, re-issued or otherwise disposed of, nullify the forfeiture or surrender on such conditions as it deems fit, but no such nullification shall stop the Board from re-exercising its powers of forfeiture pursuant to this Article 14.

15.   LIEN
15.1
Except to the extent the same may be waived or subordinated in writing, the Company shall have a first and paramount lien upon all the shares registered in the name of each Shareholder (without regard to any equitable or other claim or interest in such shares on the part of any other person), and upon the proceeds of the sale thereof, for his or her debts, liabilities and engagements to the Company arising from any amount payable by such Shareholder in respect of any unpaid or partly paid share, whether or not such debt, liability or engagement has matured. Such lien shall extend to all dividends from time to time declared or paid in respect of such share. Unless otherwise provided, the registration by the Company of a transfer of shares shall be deemed to be a waiver on the part of the Company of the lien (if any) existing on such shares immediately prior to such transfer.

15.2
The Board may cause the Company to sell a share subject to such a lien when the debt, liability or engagement giving rise to such lien has matured, in such manner as the Board deems fit, but no such sale shall be made unless such debt, liability or engagement has not been satisfied within fourteen (14) days after written notice of the intention to sell shall have been served on such Shareholder, his or her executors or administrators.

15.3
The net proceeds of any such sale, after payment of the costs and expenses thereof or ancillary thereto, shall be applied in or toward satisfaction of the debts, liabilities or engagements of such shareholder in respect of such share (whether or not the same have matured), and the remaining proceeds (if any) shall be paid to the Shareholder, his or her executors, administrators or assigns.

16.   SALE AFTER FORFEITURE OR SURRENDER OR FOR ENFORCEMENT OF LIEN
Upon any sale of a share after forfeiture or surrender or for enforcing a lien, the Board may appoint any person to execute an instrument of transfer of the share so sold and cause the purchaser’s name to be entered in the Register in respect of such share. The purchaser shall be registered as the shareholder and shall not be bound to see to the regularity of the sale proceedings, or to the application of the proceeds of such sale, and after his or her name has been entered in the Register in respect of such share, the validity of the sale shall not be impeached by any person, and the remedy of any person aggrieved by the sale shall be in damages only and against the Company exclusively.
17.   MODIFICATION OF CLASS RIGHTS
17.1
If at any time the share capital is divided into different classes of shares, any change to the rights and privileges of the holders of any such class of shares shall require the approval of a Class Meeting of such class of shares by a Simple Majority (unless otherwise provided by the Statutes or by the terms of issue of the shares of that class), in addition to the Simple Majority of all classes of shares voting together as a single class at a shareholder meeting.17.2 The rights and privileges of the holders of any class of shares shall not be deemed to have been altered by creating or issuing shares of any class, including a new class (unless otherwise provided by the terms of issue of the shares of that class).

18.   BORROWING POWERS
The Company may, by resolution of the Board, from time to time, raise or borrow or secure the payment of any sum or sums of money for the purposes of the Company. The Company, by resolution of the Board, may also raise or secure the payment or repayment of such sum or sums in such manner and upon such terms and conditions in all respects as it deems fit, and in particular by the issue of debentures or debenture stock of the Company charged upon all or any part of the property of the Company (both present and future) including its unissued and/or its uncalled capital for the time being. Issuance of any series of debentures shall require Board approval.
19.   GENERAL MEETINGS
19.1
Annual general meetings shall be held at least once a calendar year, but not later than fifteen (15) months after the last annual general meeting. The meeting shall be held at such time and at such place, either within or outside Israel, as may be determined by the Board. Such general meetings shall be called “Annual Meetings” and all other general meetings of the Company shall be called “Special Meetings”.

19.2
The Annual Meeting shall transact any business required pursuant to these Articles or the Companies Law, and any other matter as shall be determined by the Board. The Board may convene a Special Meeting by its resolution, and is required to convene a Special Meeting should it receive a request, in writing, from a person or persons entitled, under the Companies Law, to demand such meeting.

19.3
Any request for convening a meeting must specify the purposes for which the meeting is to be called, shall be signed by the persons requesting the meeting, and shall be delivered to the Company’s CEO and Secretary.

19.4
Subject to any Statute, any shareholder or shareholders of the Company holding at least the percentage of voting rights of the Company [required under the Companies Law] in order to be entitled to require inclusion of a matter on the agenda of a General Meeting (the “Proposing Shareholder(s)”) may request, subject to the Companies Law, that the Board include a matter on the agenda of a General Meeting to be held in the future, provided that the Board determines that the matter is appropriate to be considered at a General Meeting (a “Proposal Request”). In order for the Board to consider a Proposal Request and whether to include the matter stated therein in the agenda of a General Meeting, notice of the Proposal Request must be timely delivered in accordance with applicable Statute, and the Proposal Request must comply with the requirements of these Articles (including this Article 19.4) and any applicable Statute. The Proposal Request must be in writing, signed by all of the Proposing Shareholder(s) making such request, delivered, either in person or by certified mail, postage prepaid, and received by the Secretary (or, in the absence thereof by the CEO). To be considered timely, a Proposal Request must be received within the time periods prescribed by applicable Statute. The announcement of an adjournment or postponement of a General Meeting shall not commence a new time period (or extend any time period) for the delivery of a Proposal Request as described above. In addition to any information required to be included in accordance with applicable Statute, a Proposal Request must include the following: (i) the name, address, telephone number and email address of the Proposing Shareholder (or each Proposing Shareholder, as the case may be) and, if an entity, the name(s) of the person(s) that controls or manages such entity; (ii) the number of Shares held by the Proposing Shareholder(s), directly or indirectly (and, if any of such Shares are held indirectly, an explanation of how they are held and by whom), which shall be in such number no less than as is required to qualify as a Proposing Shareholder, accompanied by evidence satisfactory to the Company of the record holding of such Shares by the Proposing Shareholder(s) as of the date of the Proposal Request, and a representation that the Proposing Shareholder(s) intends to appear in person or by proxy at the meeting; (iii) the matter requested to be included on the agenda of a General Meeting, all information related to such matter, the reason that such matter is proposed to be brought before the General Meeting, the complete text of the resolution that the Proposing Shareholder proposes to be voted upon at the General Meeting and, if the Proposing Shareholder wishes to have a position statement in support of the Proposal Request, a copy of such position statement that complies with the requirement of any applicable Statute, (iv) a description of all arrangements or understandings between the Proposing Shareholders and any other Person(s) (naming such Person or Persons) in connection with the matter that is requested to be included on the agenda and a declaration signed by all Proposing Shareholder(s) of whether any of them has a personal interest in the matter and, if so, a description in reasonable detail of such personal interest; (v) a description of all Derivative Transactions (as defined below) by each Proposing Shareholder(s) during the previous twelve (12) month period, including the date of the transactions and the class, series and number of securities involved in, and the material economic terms of, such Derivative Transactions; and (vi) a declaration that all of the information that is required under the Companies Law and any other applicable Statute to be provided to the Company in connection with such matter, if any, has been provided to the Company. The Board, may, in its discretion, to the extent it deems necessary, request that the Proposing Shareholder(s) provide additional information necessary so as to include a matter in the agenda of a General Meeting, as the Board may reasonably require.
A “Derivative Transaction” means any agreement, arrangement, interest or understanding entered into by, or on behalf or for the benefit of, any Proposing Shareholder or any of its affiliates or associates, whether of record or beneficial: (1) the value of which is derived in whole or in part from the value of any class or series of shares or other securities of the Company, (2) which otherwise provides any direct or indirect opportunity to gain or share in any gain derived from a change in the value of securities of the Company, (3) the effect or intent of which is to mitigate loss, manage risk or benefit of security value or price changes, or (4) which provides the right to vote or increase or decrease the voting power of, such Proposing Shareholder, or any of its affiliates or associates, with respect to any shares or other securities of the Company, which agreement, arrangement, interest or understanding may include, without limitation, any option, warrant, debt position, note, bond, convertible security, swap, share appreciation right, short position, profit interest, hedge, right to dividends, voting agreement, performance-related fee or arrangement to borrow or lend shares (whether or not subject to payment, settlement, exercise or conversion in any such class or series), and any proportionate interest of such Proposing Shareholder in the securities of the Company held by any general or limited partnership, or any limited liability company, of which such Proposing Shareholder is, directly or indirectly, a general partner or managing member.
The information required pursuant to this Article shall be updated as of (i) the record date of the General Meeting, (ii) five days before the General Meeting, and (iii) as of the General Meeting, and any adjournment or postponement thereof.
19.5
Subject to applicable law, the Board shall determine the agenda of any General Meeting.

19.6
An amendment to Article 19.4 or this Article 19.6 shall require a Special Majority.

19.7
Notice of General Meetings

(a)
The Company is not required to give notice of a General Meeting, subject to any mandatory provision of the Companies Law.

(b)
The accidental omission to give notice of a General Meeting to any Shareholder, or the non-receipt of notice sent to such Shareholder, shall not invalidate the proceedings at such meeting or any resolution adopted thereat.

(c)
No Shareholder present, in person or by proxy, at any time during a General Meeting shall be entitled to seek the cancellation or invalidation of any proceedings or resolutions adopted at such General Meeting on account of any defect in the notice of such meeting relating to the time or the place thereof, or any item acted upon at such meeting.

(d)
In addition to any places at which the Company may make available for review by Shareholders the full text of the proposed resolutions to be adopted at a General Meeting, as required by the Companies Law, the Company may add additional places for Shareholders to review such proposed resolutions, including an internet site.

19.8
Record Date of General Meetings

Notwithstanding any provision of these Articles to the contrary, and to allow the Company to determine the Shareholders entitled to notice of or to vote at any General Meeting or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or grant of any rights, or entitled to exercise any rights in respect of or to take or be the subject of any other action, the Board of Directors may fix a record date for a General Meeting, which shall not be more than the maximum period and not less than the minimum period permitted by law. A determination of Shareholders of record entitled to notice of or to vote at a General Meeting shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.
20.   PROCEEDINGS AT GENERAL MEETINGS
20.1
Quorum

(a)
No business shall be transacted at any General Meeting of the Company unless a quorum of shareholders is present at the opening of the General Meeting.

(b)
Except as provided in the following Article with regard to an adjourned General Meeting, the quorum for any General Meeting shall be the presence of at least two shareholders in person or by proxy (including by voting deed) holding 33 1∕3% of the voting rights in the Company. For this purpose, abstaining shareholders shall be deemed present at the General Meeting.

(c)
If within half an hour from the time appointed for the holding of a General Meeting a quorum is not present, the General Meeting shall stand adjourned to the same day in the following week at the same time and place or to such other day, time and place as the Board may indicate in a notice to the shareholders. At such adjourned General Meeting any number of shareholders shall constitute a quorum for the business for which the original General Meeting was called.

20.2
Chairperson of the General Meeting

(a)
The Chairperson of the Board shall preside as the Chairperson at every General Meeting, but if there shall be no such Chairperson or if at any meeting the Chairperson shall not be present within fifteen (15) minutes after the time appointed for holding the same, or shall be unwilling to act as chairperson of the meeting, then any of the following may preside as Chairperson of the meeting (and in the following order): a Director designated by the Board, the CEO, the Chief Financial Officer, the General Counsel/Secretary, or any person designated by any of the foregoing. If at any such meeting none of the foregoing persons is present or all are unwilling or unable to act as Chairperson, the shareholders (or shareholder as the case may be) present at the meeting shall choose a shareholder as chairman of the meeting.

(b)
The Chairperson of the General Meeting may, with the consent of a General Meeting at which a quorum is present, and shall if so directed by the General Meeting, adjourn any meeting, discussion or the resolution with respect to a matter that is on the agenda, from time to time and from place to place as the meeting shall determine. Except as may be required by the Companies Law, no shareholder shall be entitled to any notice of an adjournment or of the business to be transacted at an adjourned meeting. No business shall be transacted at any adjourned meeting other than the business which might have been transacted at the meeting from which the adjournment took place.

(c)
Subject to Article 20.2(a) above, a vote in respect of the election of the Chairperson of the meeting or regarding a resolution to adjourn the meeting shall be carried out immediately. All other matters shall be voted upon during the meeting at such time and order as decided by the Chairperson of the General Meeting.

21.   VOTE OF SHAREHOLDERS
21.1
No Shareholder shall be entitled to vote at any General Meeting (or be counted as a part of the quorum thereat), unless all calls then payable by him or her in respect of his or her shares in the Company have been paid.

21.2
All resolutions proposed at any General Meeting will require a Simple Majority, unless otherwise expressly required by the Statutes or these Articles.

21.3
A declaration by the Chairperson of the meeting that a resolution has been adopted or rejected, whether unanimously or with a specific majority and an entry to that effect in the minutes of the meeting shall be regarded as prima facie evidence thereof.

21.4
A General Meeting, the consideration of any matter on its agenda or the resolution on any matter on its agenda, may be postponed or adjourned, from time to time and from place to place: (i) by the Chairperson of a General Meeting as described in Article 20.2(b) above; or (ii) by the Board (whether prior to or at a General Meeting), but no business shall be transacted at any such adjourned meeting except business which might lawfully have been transacted at the meeting as originally called, or a matter on its agenda with respect to which no resolution was adopted at the meeting originally called.

21.5
The Chairperson of the meeting will not have a second and/or a casting vote. If the vote is tied with regard to a certain proposed resolution such proposal shall be deemed rejected.

21.6
If two or more persons are jointly entitled to a share, the vote of the senior one who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other registered holders of the share, and for this purpose seniority shall be determined by the order in which the names stand in the Register.

21.7
A proxy may be appointed in respect of only some of the shares held by a shareholder, and a shareholder may appoint more than one proxy, each empowered to vote by virtue of a portion of the shares.

21.8
A proxyholder need not be a shareholder of the Company.

21.9
The instrument appointing a proxy shall be in writing signed by the appointer or of his attorney-in-fact duly authorized in writing. A corporate entity shall vote by a representative duly appointed in writing by such entity. Any instrument appointing a representative of a corporate entity or a proxy at a form satisfactory to the Company (whether for a specified meeting or otherwise) shall be in a form satisfactory to the Company.

Such instrument shall be duly signed by the appointer or his duly authorized attorney or, if such appointer is a company or other corporate body, under its common seal, stamp or printed name or the hand of its duly authorized agent(s) or attorney(s).
21.10
If a Shareholder is a minor, under protection, bankrupt or legally incompetent, or in the case of a corporation, is in receivership or liquidation, it may vote through his or its trustees, receiver, liquidator, natural guardian or another legal guardian, as the case may be, and the persons listed above may vote in person or by proxy.
21.11
Unless otherwise determined by the Board, the instrument of appointment must be submitted to the Office no later than 48 hours prior to the time fixed for such General Meeting to be attended by such proxy or representative. Notwithstanding the above, the Chairperson of the meeting shall have the right to waive the time requirement provided above with respect to all instruments of appointment and to accept any and all instruments of appointment until the beginning of a General Meeting.

21.12
Subject to the Companies Law, an instrument appointing a proxy shall be deemed revoked (i) upon receipt by the Company or the Chairperson, subsequent to receipt by the Company of such instrument, of written notice signed by the person signing such instrument or by the Shareholder appointing such proxy canceling the appointment thereunder (or the authority pursuant to which such instrument was signed) or of an instrument appointing a different proxy (and such other documents, if any, required under these Articles for such new appointment), provided such notice of cancellation or instrument appointing a different proxy is so received at the place and within the time for delivery of the instrument revoked thereby as referred to in these Articles, or (ii) if the appointing Shareholder is present in person at the meeting for which such instrument of proxy was delivered, upon receipt by the Chairperson of such meeting of written notice from such Shareholder of the revocation of such appointment, or if and when such Shareholder votes at such meeting. A vote cast in accordance with an instrument appointing a proxy shall be valid notwithstanding the revocation or purported cancellation of the appointment, or the presence in person or vote of the appointing Shareholder at a meeting for which it was rendered, unless such instrument of appointment was deemed revoked in accordance with the foregoing provisions of this Article 21.12 at or prior to the time such vote was cast.

21.13
A shareholder being of unsound mind or pronounced to be unfit to vote by a competent court of law may vote through a legally appointed guardian or any other representative appointed by a court of law to vote on behalf of such shareholder.

21.14
A shareholder entitled to vote may signify in writing his approval of, or dissent from, or may abstain from any resolution included in a proxy instrument furnished by the Company. A proxy instrument may include resolutions pertaining to such issues which are permitted to be included in a proxy instrument according to the Statutes, and such other issues which the Board may decide, in a certain instance or in general, to allow voting through a proxy. A shareholder voting or abstaining through a proxy instrument shall be taken into account in determining the presence of a quorum as if such shareholder is present at the meeting.

21.15
The Chairperson of the General Meeting shall be responsible for recording the minutes of the General Meeting and any resolution adopted.

21.16
A defect in convening or conducting a General Meeting, including a defect resulting from the non-fulfillment of any provision or condition set forth in the Companies Law or these Articles, including with regard to the manner of convening or conducting the General Meeting, shall not disqualify any resolution passed at the General Meeting and shall not affect the discussions or decisions which took place thereat.

21.17
The provisions of this Article 21 relating to General Meetings shall, mutatis mutandis, apply to Class Meetings.

21.18
Effect of Death of Appointer of Transfer of Share and or Revocation of Appointment

(a)
A vote cast in accordance with an instrument appointing a proxy shall be valid notwithstanding the prior death or bankruptcy of the appointing Shareholder (or of his or her attorney-in-fact, if any, who signed such instrument), or the transfer of the share in respect of which the vote is cast, unless written notice of such matters shall have been received by the Company or by the Chairperson of such meeting prior to such vote being cast.

(b)
Subject to the Companies Law, an instrument appointing a proxy shall be deemed revoked (i) upon receipt by the Company or the Chairperson, subsequent to receipt by the Company of such instrument, of written notice signed by the person signing such instrument or by the Shareholder appointing such proxy canceling the appointment thereunder (or the authority pursuant to which such instrument was signed) or of an instrument appointing a different proxy (and such other documents, if any, required under this Article 21.18(b) for such new appointment), provided such notice of cancellation or instrument appointing a different proxy is so received at the place and within the time for delivery of the instrument revoked thereby as referred to in this Article 21.18(b), or (ii) if the appointing Shareholder is present in person at the meeting for which such instrument of proxy was delivered, upon receipt by the Chairperson of such meeting

22.   DIRECTORS
22.1
Powers, Number of Directors, Composition & Election

(a)
The Board shall have and execute all powers and/or responsibilities allocated to the Board by the Statutes and these Articles, including, without limitation, (i) the powers granted to the Board pursuant to Section 92 of the Companies Law, and (ii) setting the Company’s policies and supervision over the execution of the powers and responsibilities of the CEO. The Board may execute any power of the Company that is not specifically allocated by the Statutes or by these Articles to another organ of the Company.

(b)
Without limiting the generality of the foregoing, the Board may, from time to time, set aside any amount(s) out of the profits of the Company as a reserve or reserves for any purpose(s) which the Board, in its absolute discretion, shall deem fit, including without limitation, capitalization and distribution of bonus shares, and may invest any sum so set aside in any manner and from time to time deal with and vary such investments and dispose of all or any part thereof, and employ any such reserve or any part thereof in the business of the Company without being bound to keep the same separate from other assets of the Company, and may subdivide or re-designate any reserve or cancel the same or apply the funds therein for another purpose, all as the Board may from time to time think fit.

(c)
The number of directors on the Board shall be no less than three (3) but no more than [twelve (12)], including any External Directors required to be appointed by the Companies Law (if required). A reduction of the maximum number of directors on the Board under this Article 22.1(c), shall not affect the term in office of serving directors determined prior to such reduction.

(d)
The directors, excluding the External Directors, shall be classified, with respect to the term for which they each severally hold office, into three classes, as nearly equal in number as practicable, hereby designated as Class I, Class II and Class III. The Board may assign members of the Board already in office to such classes at the time such classification becomes effective.

(1)
The term of office of the initial Class I directors shall expire at the first Annual Meeting to be held in 2023 and when their successors are elected and qualified;

(2)
The term of office of the initial Class II directors shall expire at the first Annual Meeting following the Annual Meeting referred to in Article 22.1(d)(1) above and when their successors are elected and qualified, and

(3)
The term of office of the initial Class III directors shall expire at the first Annual Meeting following the Annual Meeting referred to in Article 22.1(d)(2) above and when their successors are elected and qualified.

(4)
If the number of Directors (excluding External Directors, if any were elected) that comprises the Board is hereafter changed by the Board, any newly created directorships or decrease in directorships shall be so apportioned by the Board among the classes as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of Directors constituting the Board shall shorten the term of any incumbent Director.
(e)
At each Annual Meeting, commencing with the Annual Meeting to be held in 2023, each of the successors elected to replace the directors of a Class whose term shall have expired at such Annual Meeting shall be elected to hold office until the third Annual Meeting next succeeding his or her election and until his or her respective successor shall have been elected and qualified. Notwithstanding anything to the contrary, each director shall serve until his or her successor is elected and qualified or until such earlier time as such director’s office is vacated.

(f)
The Board may at any time and from time to time appoint any person as a director to fill a vacancy (whether such vacancy is due to a director no longer serving or due to the number of directors serving being less than the maximum number stated in Article 22.1(c) above). In the event of one or more such vacancies in the Board, the continuing directors may continue to act in every matter; provided, however, that if their number is less than the minimum number provided for pursuant to Article 22.1(c) above, they may only act in an urgent matter or to fill the office of a director which has become vacant up to a number equal to the minimum number provided for pursuant to Article 22.1(c) above. The office of a director that was appointed by the Board to fill any vacancy shall only be for the remaining period of time during which the director whose service has ended was filled would have held office, or in case of a vacancy due to the number of directors serving being less than the maximum number stated in Article 22.1(c) above, the Board shall determine at the time of appointment the class pursuant to Article 22.1(d) above, to which the additional director shall be assigned. Other than as provided in this Article 22.1(f) directors may be elected only at Annual Meetings.

(g)
Prior to every General Meeting of the Company at which directors are to be elected, and subject to clauses (a) and (h) of this Article, the Board (or a Committee thereof) shall select, by a resolution adopted by a majority of the Board (or such Committee), a number of persons to be proposed to the shareholders of the Company for election as directors at such General Meeting (the “Nominees”).

(h)
Any Proposing Shareholder requesting to include on the agenda of a General Meeting a nomination of a Person to be proposed to the Shareholders for election as director (such person, an “Alternate Nominee”), may so request provided that it complies with this Article 22.1(h) and Article 19.4 and applicable Statute. Unless otherwise determined by the Board, a Proposal Request relating to an Alternate Nominee is deemed to be a matter that is appropriate to be considered only at an Annual Meeting. In addition to any information required to be included in accordance with applicable Statute, such a Proposal Request shall include information required pursuant to Article 19.4, and shall also set forth: (i) the name, address, telephone number and email address of the Alternate Nominee and all citizenships and residencies of the Alternate Nominee; (ii) a description of all arrangements, relations or understandings during the past three (3) years, and any other material relationships, between the Proposing Shareholder(s) or any of its affiliates and each Alternate Nominee; (iii) a declaration signed by the Alternate Nominee that he consents to be named in the Company’s notices and proxy materials relating to the General Meeting, if provided or published, and, if elected, to serve on the Board and to be named in the Company’s disclosures and filings, (iv) a declaration signed by each Alternate Nominee as required under the Companies Law and any other applicable Statute for the appointment of such an Alternate Nominee and an undertaking that all of the information that is required and regulations to be provided to the Company in connection with such an appointment has been provided (including, information in respect of the Alternate Nominee as would be provided in response to the applicable disclosure requirements); (v) a declaration made by the Alternate Nominee of whether he meets the criteria for an independent director and, if applicable, External Director of the Company under the Companies Law or under any applicable Statute, and if not, then an explanation of why not; and (vi) any other information required at the time of submission of the Proposal Request by applicable Statute. In addition, the Proposing Shareholder(s) and each Alternate Nominee shall promptly provide any other information reasonably requested by the Company, including a duly completed director and officer questionnaire, in such form as may be provided by the Company, with respect to each Alternate Nominee. To be timely, a Proposal Request relating to an Alternate Nominee shall be delivered to, or mailed and received by, the Secretary of the Company at the principal executive offices of the Company not less than 120 days nor more than 150 days prior to the first anniversary of the preceding year’s Annual Meeting; provided, however, that in the event that the date of the Annual Meeting is advanced more than 30 days prior to such anniversary date or delayed more than 70 days after such anniversary date then to be timely such notice must be received by the Company no earlier than 120 days prior to such Annual Meeting and no later than the later of 70 days prior to the date of the Annual Meeting or the 10th day following the day on which public announcement of the date of the Annual Meeting was first made by the Company. The Board may refuse to acknowledge the nomination of any person not made in compliance with the foregoing. The Company shall be entitled to publish any information provided by a Proposing Shareholder or Alternate Nominee pursuant to this Article 22.1(h) and Article 19.4, and the Proposing Shareholder and Alternate Nominee shall be responsible for the accuracy and completeness thereof.
The Nominees or Alternate Nominees shall be elected by a resolution adopted at the General Meeting at which they are subject for election. Notwithstanding Article 19.4, in the event of a Contested Election (as defined below), the method of calculation of the votes and the manner in which the resolutions will be presented to the General Meeting shall be determined by the Board in its discretion. In the event that the Board does not or is unable to make a determination on such matter, then the method described in clause (ii) below shall apply. The Board may consider, among other things, the following methods: (i) election of competing slates of director nominees (determined in a manner approved by the Board) by a majority of the voting power represented at the General Meeting in person or by proxy and voting on such competing slates, (ii) election of individual directors by a plurality of the voting power represented at the General Meeting in person or by proxy and voting on the election of directors (which shall mean that the nominees receiving the largest number of “for” votes will be elected in such Contested Election), (iii) election of each nominee by a majority of the voting power represented at the General Meeting in person or by proxy and voting on the election of directors, provided that if the number of such nominees exceeds the number of directors to be elected, then as among such nominees the election shall be by plurality of the voting power as described above, and (iv) such other method of voting as the Board deems appropriate, including use of a “universal proxy card” listing all Nominees and Alternate Nominees by the Company. For the purposes of these Articles, election of directors at a General Meeting shall be considered a “Contested Election” if the aggregate number of Nominees and Alternate Nominees at such meeting exceeds the total number of Directors to be elected at such meeting, with the determination thereof being made by the Secretary (or, in the absence thereof, by the CEO of the Company) as of the close of the applicable notice of nomination period under these Articles or under applicable law, based on whether one or more notice(s) of nomination were timely filed in accordance herewith; provided, however, that the determination that an election is a Contested Election shall not be determinative as to the validity of any such notice of nomination; and provided further, that, if, prior to the time the Company mails its initial proxy statement in connection with such election of directors, one or more notices of nomination of an Alternate Nominee are withdrawn such that the number of candidates for election as director no longer exceeds the number of directors to be elected, the election shall not be considered a Contested Election. At any General Meeting at which Directors are to be elected, each shareholder shall be entitled to cast a number of votes with respect to nominees for election to the Board up to the total number of Directors to be elected at such meeting. Shareholders shall not be entitled to cumulative voting in the election of Directors, except to the extent specifically set forth in this Article.
(i)
The term of office of a director shall commence on the date of such director’s election by the Annual Meeting or by the Board or on a later date, should such date be determined in the resolution of appointment of the Annual Meeting or of the Board.
(j)
This Article 22.1 may only be amended, replaced or suspended by a resolution of the Special Majority.

(k)
Notwithstanding anything to the contrary in these Articles, the election, qualification, removal, or dismissal of External Directors shall be in accordance with the applicable provisions set forth in the Companies Law.

22.2
Remuneration

The Company shall determine the remuneration of the directors, if any, in accordance with the Companies Law.
22.3
Chairperson of the Board

The Board shall appoint one of its members to serve as the Chairperson and may replace the Chairperson from time to time. The Chairperson shall preside at meetings of the Board, but if at any meeting the Chairperson is not present within fifteen (15) minutes after the time appointed for holding the meeting, the present directors shall choose a present director to be chairman of such meeting.
22.4
Vacation of Office

The office of a Director shall be vacated and he shall be dismissed or removed:
(a)
ipso facto, upon his death;

(b)
if he is prevented by any Statute from serving as a Director;

(c)
if the Board determines that due to his mental or physical state he is unable to serve as a director;

(d)
if his directorship expires pursuant to these Articles and/or applicable law;

(e)
by a resolution adopted at a General Meeting by a Special Majority. Such removal shall become effective on the date fixed in such resolution;

(f)
by his written resignation, such resignation becoming effective on the date fixed therein, or upon the delivery thereof to the Company, whichever is later; or

(g)
with respect to an External Director, if so elected, and notwithstanding anything to the contrary herein, only pursuant to applicable law.

23.
PROCEEDINGS OF THE DIRECTORS

23.1
The directors shall meet together for the dispatch of business, adjourn, and otherwise regulate their meetings as they deem fit, subject to these Articles.

23.2
Unless otherwise determined by the Board, written notice of any meeting of the Board and the agenda setting out the matters to be discussed at such meeting, shall be given to all directors at least forty-eight (48) hours (or such shorter notice (i) if all the directors so agree or (ii) in the case of emergency, if a majority of the directors so agree) before the meeting. A majority of the members of the Board may decide to hold a meeting without such notice, provided the Chairperson participates in such meeting.

23.3
Quorum

No business shall be transacted at any meeting of the Board unless a quorum of directors is present when a meeting is called to order. A quorum shall be deemed to exist when there are present at least a majority of those members of the Board then in office who are not legally prevented from participating and voting in the meeting.

If a quorum is not present at the meeting of the Board within half an hour after the time scheduled for the meeting, the meeting may be adjourned to another time as shall be decided by the Chairperson, or in his absence, the directors present at the meeting, provided that notice of no less than forty-eight (48) hours in advance shall be given to all the directors of the time of the adjourned meeting. A directors may waive the necessity of such notice either beforehand or retrospectively. The quorum for the commencement of the adjourned meeting shall be at least one member of the Board.
23.4
Methods of Attending Meetings

Some or all of the directors may attend meetings of the Board through computer network, telephone or any other media of communication, enabling all the directors participating to hear and communicate with each other simultaneously, provided that due prior notice detailing the time and manner of holding a given meeting is served upon all the directors. The Board may waive the necessity of such notice either beforehand or retrospectively.
Any resolution adopted by the Board in such a meeting, pursuant to the provisions of these Articles, will be recorded in writing and signed by the Chairperson (or in his absence by the chairman of the meeting), and shall be valid as if adopted at a meeting of the Board duly convened and held.
23.5
A resolution in writing signed by all of the directors eligible to participate in the discussion and vote on such resolution, or in respect of which all such directors have agreed (in writing by mail, fax, or electronic mail) not to convene, shall be as valid and effective for all purposes as if passed at a meeting of the Board duly convened and held.

Any such resolution may consist of several counterparts, each signed by one or more directors. Such resolution in writing shall be effective as of the last date appearing on the resolution, or if the resolution is signed in two or more counterparts, as of the last date appearing on the counterparts.
23.6
While exercising his/her voting right, each director shall have one vote. Resolutions of the Board will be decided by a simple majority of the directors present and voting, not taking into consideration abstaining votes, except as otherwise provided in these Articles or by the Statutes. In the event the vote is tied, the Chairperson of the Board shall have a casting vote.

23.7
Alternate Director

(a)
Pursuant to the Companies Law, any director may, from time to time, appoint, remove or replace any person from acting as his alternate (the “Alternate Director”); provided that the appointment of such person shall have effect only upon and subject to its being approved by the Board. The appointment of an Alternate Director does not negate the responsibility of the appointing director and such responsibility shall continue to apply to such appointing director — taking into account the circumstances of the appointment.

(b)
An Alternate Director shall be entitled, while holding office, to receive notices of meetings of the Board and to attend and vote as a director at any meetings at which the appointing director is not present and generally to exercise all the powers, rights, duties and authorities and to perform all functions of the appointing director. Provided however, that (i) he may not in turn appoint an alternate for himself (unless the instrument appointing him otherwise expressly provides and such appointment is approved by the Board), and (ii) an Alternate Director shall have no standing at any meeting of the Board or any Committee thereof while the appointing director is present.

(c)
Any individual, who qualifies to be a member of the Board, may act as an Alternate Director. One person may not act as Alternate Director for several directors or if he is serving as a director.

(d)
Any notice to the Company pursuant to Article 23.7(a) shall be given in person to, or by sending the same by mail to the attention of the Chairperson of the Board at the principal office of the Company or to such other person or place as the Board shall have determined for such purpose, and shall become effective on the date fixed therein, upon the receipt thereof by the Company (at the place as aforesaid) or upon the approval of the appointment by the Board, whichever is later.
(e)
The office of an Alternate Director shall be vacated under the circumstances, mutatis mutandis, set forth in Article 22.4, and such office shall ipso facto be vacated if the office of the director who appointed such Alternate Director is vacated, for any reason.

23.8
Delegation of Powers

(a)
The Board may, subject to the provisions of the Companies Law, delegate any or all of its powers to committees (in these Articles referred to as a “Committee”), each consisting of one or more persons, and it may from time to time revoke such delegation or alter the composition of any such Committee. Any Committee so formed shall, in the exercise of the powers so delegated, conform to any regulations imposed on it by the Board, subject to applicable law. No regulation imposed by the Board on any Committee and no resolution of the Board shall invalidate any prior act done pursuant to a resolution by the Committee which would have been valid if such regulation or resolution of the Board had not been adopted. The meetings and proceedings of any such Committee shall, mutatis mutandis, be governed by the provisions herein contained for regulating the meetings of the Board, to the extent not superseded by any regulations adopted by the Board. Unless otherwise expressly prohibited by the Board or the applicable law, in delegating powers to a Committee, such Committee shall be empowered to further delegate such powers. If the Board delegates powers to a Committee, at least one External Director shall serve on such Committee.

(b)
Without derogating from the provisions of Article 26, the Board may from time to time appoint a Secretary to the Company, as well as officers, agents, employees and independent contractors, as the Board deems fit, and may terminate the service of any such person. The Board may, subject to the provisions of the Companies Law, determine the powers and duties, as well as the salaries and compensation, of all such persons.

(c)
The Board may from time to time, by power of attorney or otherwise, appoint any person, company, firm or body of persons to be the attorney or attorneys of the Company at law or in fact for such purpose(s) and with such powers, authorities and discretions, and for such period and subject to such conditions, as it deems fit, and any such power of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Board deems fit, and may also authorize any such attorney to delegate all or any of the powers, authorities and discretions vested in him.

23.9
Meetings of Committees and proceedings thereat (including the convening of the meetings, the election of the chairman and the votes) shall be governed by the provisions herein contained for regulating the meetings and proceedings of the Board so far as the same are applicable thereto and unless otherwise determined by the Board, including by an adoption of a charter governing the Committee proceedings.

23.10
Notwithstanding anything to the contrary herein, failure to deliver notice to a Director of any such meeting in the manner required hereby may be waived by such Director, and a meeting shall be deemed to have been duly convened notwithstanding such defective notice if such failure or defect is waived prior to action being taken at such meeting, by all Directors entitled to participate at such meeting to whom notice was not duly given as aforesaid. Without derogating from the foregoing, no Director present at any time during a meeting of the Board shall be entitled to seek the cancellation or invalidation of any proceedings or resolutions adopted at such meeting on account of any defect in the notice of such meeting relating to the date, time or the place thereof or the convening of the meeting.

24.
CONFLICT OF INTEREST; APPROVAL OF CERTAIN TRANSACTIONS WITH RELATED PARTIES

Subject to the Companies Law and these Articles, a transaction between the Company and an Office Holder, and a transaction between the Company and another entity in which an Office Holder of the Company has a personal interest, in each case, which is not an Extraordinary Transaction (as defined by the Companies Law), shall require only approval by the Board or a Committee of the Board subject to the Companies Law. Such authorization, as well as the actual approval, may be for a particular transaction or more generally for specific type of transactions. Subject to the provisions of the Companies Law and these Articles, no Director shall be disqualified by virtue of his office from holding any office or place of profit in the Company or in any company in which the Company shall be a shareholder or otherwise interested, or from contracting with the Company as vendor, purchaser or otherwise, nor shall any such contract, or any contract or arrangement entered into by or on behalf of the Company in which any Director shall be in any way interested, be avoided, nor, other than as required under the Companies Law, shall any Director be liable to account to the Company for any profit arising from any such office or place of profit or realized by any such contract or arrangement by reason only of such Director’s holding that office or of the fiduciary relations thereby established, but the nature of his interest, as well as any material fact or document, must be disclosed by him at the meeting of the Board at which the contract or arrangement is first considered, if his interest then exists, or, in any other case, at no later than the first meeting of the Board after the acquisition of his interest.
25.
RECORDS AND VALIDITY OF ACTS

25.1
The minutes of the General Meeting or the Board or any Committee thereof, shall be recorded in the Company’s minutes book, as required under the Statutes, signed by the Chairperson or the chairman of a certain meeting. Such signed minutes shall be deemed prima facie evidence of the meeting and the resolutions resolved therein.

25.2
All acts done bona fide by any meeting of the Board or of a Committee or by any person acting as a director, shall, notwithstanding it be afterwards discovered that there was some defect in the appointment of any such director or person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and was qualified to be a director.

26.
CHIEF EXECUTIVE OFFICER

26.1
The Board shall from time to time appoint one or more persons, whether or not directors, as CEO of the Company who shall have the powers and authorities set forth in the Companies Law, and may confer upon such person(s), and from time to time modify or revoke, such titles and such duties and authorities of the Board as the Board may deem fit, subject to such limitations and restrictions as the Board may from time to time prescribe. Such appointment(s) may be either for a fixed term or without any limitation of time, and the Board may from time to time (subject to any additional approvals required under, and the provisions of, the Companies Law and of any contract between any such person and the Company) fix their salaries and compensation, remove, or dismiss them from office and appoint another or others in his or their place or places.

26.2
Unless otherwise determined by the Board, the CEO shall have authority with respect to the management and operations of the Company in the ordinary course of business.

27.
INSURANCE, EXCULPATION, AND INDEMNITY

27.1
Insurance of Office Holders

(a)
The Company may insure the liability of an Office Holder, to the fullest extent permitted under applicable law.

(b)
Without derogating from the aforesaid, the Company may enter into a contract to insure the liability of an Office Holder therein for an obligation imposed on him in consequence of an act done in his capacity as an Office Holder in the Company or as an office holder in an affiliate of the company, including in any of the following cases:

(1)
A breach of the duty of care vis-a-vis the Company or vis-a-vis another person.

(2)
A breach of the duty of loyalty vis-a-vis the Company, provided that the Office Holder acted in good faith and had a reasonable basis to believe that the act would not harm the Company;

(3)
A monetary obligation imposed on him in favor of another person;

(4)
A monetary liability imposed on such Office Holder in favor of a payment to an injured party at an Administrative Procedure as set forth in Section 52(54)(a)(1)(a) to the Securities Law and expenses regarding Administrative Procedures conducted in connection with such Office Holder and/or in connection with a monetary sanction, including reasonable litigation expenses and reasonable attorney’s fees;

(5)
Any other matter in respect of which it is permitted or will be permitted under any Statute to insure the liability of an Office Holder in the Company, and to the extent such law requires the inclusion of a provision permitting such insurance in these Articles, then such provision is deemed to be included and incorporated herein by reference (including, without limitation, in accordance with Section 50P of the EC Law, if and to the extent applicable).

27.2
Indemnity of Office Holders

The Company may indemnify an Office Holder, to the fullest extent permitted under applicable law. Without derogating from the aforesaid, the Company may indemnify an Office Holder for a liability or expense imposed on him in consequence of an act done in his capacity as an Office Holder in the Company or as an office holder in an affiliate of the company, including as follows:
(1)
a monetary liability incurred by or imposed on the Office Holder in favor of another person pursuant to a court judgment, including pursuant to a settlement confirmed as judgment or arbitrator’s decision approved by a competent court;

(2)
reasonable litigation expenses, including reasonable attorneys’ fees, which were incurred by the Office Holder as a result of an investigation or proceeding filed against the Office Holder by an authority authorized to conduct such investigation or proceeding, provided that such investigation or proceeding was either (i) concluded without the filing of an indictment against such Office Holder and without the imposition on him of any monetary obligation in lieu of a criminal proceeding; (ii) concluded without the filing of an indictment against the Office Holder but with the imposition of a monetary obligation on the Office Holder in lieu of criminal proceedings for an offense that does not require proof of criminal intent; or (iii) in connection with a monetary sanction;

(3)
reasonable litigation expenses, including attorneys’ fees, incurred by the Office Holder or which were imposed on the Office Holder by a court (i) in a proceeding instituted against the Office Holder by the Company, on its behalf, or by a third party, or (ii) in connection with criminal indictment of which the Office Holder was acquitted, or (iii) in a criminal indictment which the Office Holder was convicted of an offense that does not require proof of criminal intent;

(4)
a monetary liability imposed on the Office Holder in favor of all the injured parties by the breach in an Administrative Procedure as set forth in Section 52(54)(a)(1)(a) to the Securities Law;

(5)
expenses expended by the Office Holder with respect to an Administrative Procedure under the Securities Law, including reasonable litigation expenses and reasonable attorneys’ fees; and

(6)
any other obligation or expense in respect of which it is permitted or will be permitted under applicable Statute to indemnify an Office Holder, and to the extent such law requires the inclusion of a provision permitting such indemnity in these Articles, then such provision is deemed to be included and incorporated herein by reference (including, without limitation, in accordance with Section 50P(b)(2) of the EC Law, if and to the extent applicable.
27.3
Advance Indemnity

The Company may give an advance undertaking to indemnify an Office Holder therein including in respect of the following matters:
(1)
matters as detailed in Article 27.2(1), provided however, that the undertaking is restricted to events, which in the opinion of the Board, are anticipated in light of the Company’s activities at the time of granting the obligation to indemnify and is limited to a sum or measurement determined by the Board as reasonable under the circumstances; and

(2)
matters as detailed in Articles 27.2(2) through 27.2(6).

27.4
Retroactive Indemnity

Subject to the provisions of the Companies Law, the Company may indemnify an Office Holder in the Company or as an office holder in an affiliate of the company retroactively up to the maximum extent permitted under the Statute.
27.5
Exculpation

The Company may exempt and exculpate an Office Holder in advance for all or any of his liability for damage in consequence of a breach of the duty of care vis-a-vis the Company, to the fullest extent permitted under the Statutes. However, the Company may not exempt a director in advance from his liability toward the Company due to the breach of his/her duty of care in a Dividend distribution.
27.6
Insurance, Exculpation, and Indemnity — General

(a)
The above provisions with regard to insurance, exemption, exculpation and indemnity are not and shall not limit the Company in any way with regard to its entering into an insurance contract and/or with regard to the grant of indemnity and/or exemption and/or exculpation in connection with a person who is not an Office Holder of the Company, including employees, contractors or consultants of the Company, all subject to any applicable law.

(b)
The Company may enter into a contract in relation to exemption, exculpation, indemnification and insurance of Office Holders in companies under its control, related companies and other companies in which it has any interest, to the maximum extent permitted under the Statutes, and in this context the foregoing provisions in relation to exemption, exculpation, indemnification and insurance of Office Holders in the Company shall apply, mutatis mutandis.

(c)
Any amendment to the Companies Law any other Statute adversely affecting the right of any Office Holder to be indemnified, insured, exculpated or exempted pursuant to Articles 27.1 to 27.5 and any amendments to Articles 27.1 to 27.5 shall be prospective in effect, and shall not affect the Company’s obligation or ability to indemnify, insure, exculpate or exempt an Office Holder for any act or omission occurring prior to such amendment, unless otherwise provided by applicable law.

(d)
An undertaking in relation to exemption, exculpation, indemnification and insurance of an Office Holder as aforesaid may also be valid after the office of such Office Holder in the Company has terminated.

28.
APPOINTMENT OF AN AUDITOR

28.1
Subject to the Statutes, the Annual Meeting shall appoint an Auditor for a period ending at the next Annual Meeting, or for a longer period, but no longer than until the third Annual Meeting after the meeting at which the Auditor has been appointed. The same Auditor may be re-appointed.
28.2
Subject to the Statutes, the terms of service (including fees) of the Auditor for the audit services shall be determined by the Board, at its discretion, or a committee of the Board if such determination was delegated to a committee, including undertakings or payments to the Auditor. The Board shall report the fees of the Auditor to the Annual Meeting.

29.
SIGNATORIES

Signatory rights on behalf of the Company shall be determined from time to time by the Board.
30.
DIVIDENDS

30.1
The Board may from time declare, and cause the Company to pay, such dividend as may appear to the Board to be justified by the profits of the Company and as permitted by the Companies Law. The Board shall determine the time for payment of such dividends and the record date for determining the shareholders entitled thereto.

30.2
Subject to the provisions of these Articles and subject to the rights or conditions attached at that time to any share in the capital of the Company granting preferential, special or deferred rights or not granting any rights with respect to dividends, any dividend paid by the Company shall be allocated among the shareholders entitled thereto in proportion to their respective holdings of the shares in respect of which such dividends are being paid.

30.3
No dividend shall carry interest as against the Company.

30.4
The Board may determine that the Company (i) may cause any moneys, investments, or other assets forming part of the undivided profits of the Company, standing to the credit of a reserve fund, or to the credit of a reserve fund for the redemption of capital, or in the hands of the Company and available for dividends, or representing premiums received on the issuance of shares and standing to the credit of the share premium account, to be capitalized and distributed among such of the Shareholders as would be entitled to receive the same if distributed by way of dividend and in the same proportion, on the footing that they become entitled thereto as capital; and (ii) may cause such distribution or payment to be accepted by such Shareholders in full satisfaction of their interest in the said capitalized sum.

30.5
All unclaimed dividends or other moneys payable in respect of a share may be invested or otherwise made use of by the Board for the benefit of the Company until claimed. The payment by the Directors of any unclaimed dividend or such other moneys into a separate account shall not constitute the Company a trustee in respect thereof, and any dividend unclaimed after a period of one (1) year (or such other period determined by the Board) from the date of declaration of such dividend, and any such other moneys unclaimed after a like period from the date the same were payable, shall be forfeited and shall revert to the Company, provided, however, that the Board may, at its discretion, cause the Company to pay any such dividend or such other moneys, or any part thereof, to a person who would have been entitled thereto had the same not reverted to the Company. The principal (and only the principal) of any unclaimed dividend of such other moneys shall be, if claimed, paid to a person entitled thereto.

30.6
Any dividend or other moneys payable in cash in respect of a share, less the tax required to be withheld pursuant to applicable law, may, as determined by the Board in its sole discretion, be paid by check or payment order sent through the post to, or left at, the registered address of the person entitled thereto or by transfer to a bank account specified by such person (or, if two or more persons are registered as joint holders of such share or are entitled jointly thereto in consequence of the death or bankruptcy of the holder or otherwise, to the joint holder whose name is registered first in the Register or his bank account or the person who the Company may then recognize as the owner thereof or entitled thereto under these Articles, as applicable, or such person’s bank account), or to such person and at such other address as the person entitled thereto may by writing direct, or in any other manner the Board deems appropriate. Every such check or warrant or other method of payment shall be made payable to the order of the person to whom it is sent, or to such person as the person entitled thereto as aforesaid may direct, and payment of the check or warrant by the banker upon whom it is drawn shall be a good discharge to the Company.
30.7
The Board may settle, as it deems fit, any difficulty arising with regard to the distribution of dividends, bonus shares or otherwise, and in particular, to issue certificates for fractions of shares and sell such fractions of shares in order to pay their consideration to those entitled thereto, or to set the value for the distribution of certain assets and to determine that cash payments shall be paid to the Shareholders on the basis of such value, or that fractions whose value is less than NIS 0.01 shall not be taken into account. The Board may instruct to pay cash or convey these certain assets to a trustee in favor of those people who are entitled to a dividend, as the Board shall deem appropriate.

30.8
The Board may deduct from any dividend or other moneys payable to any Shareholder in respect of a share any and all sums of money then payable by him or her to the Company on account of calls or otherwise in respect of shares of the Company and/or on account of any other matter of transaction whatsoever.

(a)
The Board may retain any dividend or other moneys payable or property distributable in respect of a share on which the Company has a lien, and may apply the same in or toward satisfaction of the debts, liabilities, or engagements in respect of which the lien exists.

(b)
The Board may retain any dividend or other moneys payable or property distributable in respect of a share in respect of which any person is, under Article 10, entitled to become a Shareholder, or which any person is, under said Article, entitled to transfer, until such person shall become a Shareholder in respect of such share or shall transfer the same.

30.9
If two or more persons are registered as joint holders of any share, or are entitled jointly thereto in consequence of the death or bankruptcy of the holder or otherwise, any one of them may give effectual receipts for any dividend or other moneys payable or property distributable in respect of such share.

31.
REDEEMABLE SECURITIES

The Company may, subject to applicable law, issue redeemable securities and redeem the same upon terms and conditions to be set forth in a written agreement between the Company and the holder of such securities or in their terms of issuance.
32.
ACCOUNTS

The Company’s books of account shall be kept at the office of the Company, or at such other place or places as the Board may think fit, and they shall always be open to inspection by all directors. No shareholder, not being a director, shall have any right to inspect any account or book or other similar document of the Company, except as conferred by law or authorized by the Board. The Company shall not be required to send copies of its annual financial statements to its shareholders except as required by Statute.
33.
DONATIONS

The Company may make donations of reasonable amounts, as the Board may determine in its discretion, to worthy causes, even if such donations are not within the framework of business considerations to maximize the Company’s profits.
34.
NOTICES

34.1
Subject to the Statutes, notice or any other document which the Company shall deliver and which it is entitled or required to give pursuant to the provisions of these Articles and/or the Statutes shall be delivered by the Company to any person, in any one of the following manners as the Company may choose: in person, by mail, transmission by email or by other electronic form.

Any notice or other document which shall be sent shall be deemed to have reached its destination:
(i)
in the case of mailing, seventy-two (72) hours after it has been posted, or when actually received by the addressee if sooner than forty-eight hours after it has been posted;

(ii)
in the case of overnight air courier, on the next Business Day following the day sent, with receipt confirmed by the courier, or when actually received by the addressee if sooner than three Business Days after it has been sent;

(iii)
in the case of personal delivery, when actually tendered in person, to such addressee;

(iv)
in the case of facsimile, email or other electronic transmission, on the first Business Day (during normal business hours in place of addressee) on which the sender receives automatic electronic confirmation by the addressee’s facsimile machine that such notice was received by the addressee or delivery confirmation from the addressee’s email or other communication server.

If a notice is, in fact, received by the addressee, it shall be deemed to have been duly served, when received, notwithstanding that it was defectively addressed or failed, in some other respect, to comply with the provisions of this Article 34.
Should it be required to prove delivery, it shall be sufficient to prove that the notice or document sent contains the correct mailing or e-mail details as registered in the Register or any other address which the shareholder submitted in writing to the Company as the address and fax or e-mail details for the submission of notices or other documents.
Notwithstanding anything to the contrary hereunder, subject to the provisions of the Statutes, a notice to a shareholder (including a notice by the Company of a General Meeting) may be served, as a general notice to all shareholders, published by the Company on the website of the Company or any appropriate government agency, in accordance with applicable rules and regulations of any stock market upon which the Company’s shares are listed and, if so published, shall be deemed to have been duly given on the date of such publication to any shareholder.
In cases where it is necessary to give advance notice of a particular number of days or notice which shall remain in effect for a particular period, the day the notice was sent shall be excluded and the scheduled day of the meeting or the last date of the period shall be included in the count.
The Company shall not be required to give notice to its registered shareholders pursuant to the Companies Law, unless otherwise required by Statutes. Subject to the Statutes, the Company shall not be required to send notices to any shareholder who is not registered in the Register or has not provided the Company with accurate and sufficient mailing details.
34.2
Any notice to be given to the shareholders shall be given, with respect to joint shareholders, to the person whose name appears first in the Register as the holder of the said share, and any notice so given shall be sufficient notice for all holders of the said share.

34.3
Any notice or other document served upon or sent to any shareholder in accordance with these Articles shall, notwithstanding that he be then deceased or bankrupt, and whether the Company received notice of his death or bankruptcy or not, be deemed to be duly served or sent in respect of any shares held by him (either alone or jointly with others) until some other person is registered in his stead as the holder or joint holder of such shares, and such service or sending shall be a sufficient service or sending on or to his heirs, executors, administrators or assigns and all other persons (if any) interested in such share.

34.4
The accidental omission to give notice to any shareholder or the non-receipt of any such notice shall not cancel or annul any action made in reliance on the notice.

35.
LOCK-UP

35.1
The following terms shall have the meanings as defined below for all purposes of this Article 35.

“Affiliate” means any other entity which controls, is controlled by, or is under common control with, such shareholder.
“Business Combination” means the transactions contemplated by the Business Combination Agreement.
“Business Combination Agreement” means the Business Combination Agreement, dated as of March 8, 2022, by and among the Company, SatixFy MS, a Cayman Islands exempted company and a wholly owned subsidiary of the Company, and Endurance Acquisition Corp., a Cayman Islands exempted company.
“Equity Grant Agreement” means that certain Equity Grant Agreement, dated as of February 1, 2022, by and among the Company, FP Credit Partners, L.P., FP Credit Partners Phoenix, L.P., FP Credit Partners II, L.P. and FP Credit Partners Phoenix II, L.P.
“Francisco Partners” means FP Credit Partners, L.P., FP Credit Partners Phoenix, L.P., FP Credit Partners II, L.P. and FP Credit Partners Phoenix II, L.P., collectively.
“Lock-up Period” shall mean with respect to the shareholders who are shareholders of the Company immediately prior to the Closing Date and their respective Lock-up Permitted Transferees, the period beginning on the date of the closing (the “Closing”) of the Business Combination (the “Closing Date”), and ending on the date that is one hundred and eighty (180) days following the Closing Date.
“Lock-up Shares” shall mean, with respect to the shareholders who are shareholders of the Company immediately prior to the Closing Date and their respective Lock-up Permitted Transferees, the Ordinary Shares held by such shareholders immediately prior to the Closing (excluding, for the avoidance of doubt, any Ordinary Shares purchased in a private placement in connection with the Business Combination or acquired in the public market following the Closing) and any Ordinary Shares issuable upon conversion or exercise of warrants, options or any other instrument held by the shareholders as of immediately prior to the Closing (excluding, for the avoidance of doubt, SPAC Warrants and PIPE Warrants).
“PIPE Warrants” means the warrants to purchase Ordinary Shares issued pursuant to that certain Warrant Agreement, to be executed in connection with the Closing, by and among the Company and Continental Stock Transfer & Trust Company, a New York corporation.
“SPAC Warrants” shall mean the warrants issued pursuant to that certain warrant agreement, dated as of September 14, 2021, by and among the Endurance Acquisition Corp., a Cayman Islands exempted company, Continental Stock Transfer & Trust Company, a New York corporation, and the other parties thereto, as amended by the Warrant Assumption Agreement.
“Transfer” shall mean, directly or indirectly, the (x) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the U.S. Securities Exchange Act of 1934, as amended, with respect to, any security, (y) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of, or any other derivative transaction with respect to, any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (z) public announcement of any intention to effect any transaction specified in clause (x) or (y).
35.2
Subject to Section 35.3, all shareholders which are shareholders of the Company immediately prior to the Closing Date (other than Francisco Partners, with respect to the Ordinary Shares it acquired pursuant to the Equity Grant Agreement) agree that they shall not Transfer any Lock-up Shares or any instruments exercisable or exchangeable for, or convertible into, such Lock-up

Shares until the end of the Lock-up Period (the “Lock-up”). For the further avoidance of doubt, securities acquired by a shareholder in open market transactions subsequent to March 8, 2022 shall not be subject to the Lock-up.
35.3
Notwithstanding the provisions set forth in Section 35.2, each shareholder and its Lock-up Permitted Transferees (other than Francisco Partners, with respect to the Ordinary Shares it acquired pursuant to the Equity Grant Agreement) may Transfer the Lock-up Shares during the Lock-up Period (a) to (i) such shareholder’s investors, officers or directors, (ii) any direct or indirect controlled Affiliates or immediate family members of such shareholder’s officers or directors (as defined in the Securities and Exchange Act of 1934, as amended), or (iii) any direct or indirect controlled Affiliates of the shareholders that are not competitors of the Company or any employees of any such Affiliates; (b) in the case of an individual, (i) by bona fide gift or charitable contribution without consideration, (ii) by virtue of laws of descent and distribution upon death of the individual and (iii) pursuant to a qualified domestic relations order; (c) by virtue of such shareholder’s certificate of incorporation or bylaws (or equivalent), as amended, upon dissolution of such Holder; (d) in connection with a bona fide gift or charitable contribution without consideration; (e) with the written consent of the Board or (f) in connection with a liquidation, merger, stock exchange, reorganization, tender offer or other similar transaction, in each case in this clause (f) as approved by the Board or a duly authorized committee thereof, which results in all of the Company’s shareholders having the right to exchange their Ordinary Shares for cash, securities or other property subsequent to the Closing Date (collectively, the “Lock-up Permitted Transferees”); provided, however, that in the case of clauses (a) through (d) such Lock-up Permitted Transferee must execute an agreement to be bound in writing by the restrictions set forth in this Article 35.

36.
WINDING-UP

If the Company is wound up, then, subject to applicable Statutes and to the rights of the holders of shares with special rights upon winding up, the assets of the Company available for distribution among the shareholders shall be distributed to them in proportion to the nominal value of their respective holdings of the shares in respect of which such distribution is being made.
37.
AMENDMENT

Any amendment of these Articles shall require, in addition to the approval of the General Meeting of shareholders in accordance with these Articles, also the approval of the Board with the affirmative vote of a majority of the then serving Directors.
38.
FORUM SELECTION

38.1
Unless the Company consents in writing to the selection of an alternative forum:

(a)
the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, including against any person or entity, including such claims brought against the Company, its directors, officers, employees, advisors, attorneys, accountants, underwriters to any offering giving rise to such complaint, or any other professional or entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering; provided that the foregoing provisions of this Article shall not apply to causes of action arising under the U.S. Securities Exchange Act of 1934, as amended;

(b)
The competent courts in Tel Aviv, Israel shall be the exclusive forum for (A) any derivative action or proceeding brought on behalf of the Company, (B) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s shareholders, or (C) any action asserting a claim arising pursuant to any provision of the Companies Law or the Securities Law and providing that any person or entity purchasing or otherwise acquiring or holding any interest in shares of the Company shall be deemed to have notice of and consented to these provisions.

38.2
Any person or entity purchasing or otherwise acquiring any interest in any shares of the Company shall be deemed to have notice of and consented to the provisions of this Article.

* * *

EXHIBIT G
Form of PIPE Warrant Agreement
[omitted]

EXHIBIT H
Form of Plan of Merger
Dated          2022
(1)
Endurance Acquisition Corp.

(2)
SatixFy MS

(3)
SatixFy Communications Ltd.

PLAN OF MERGER

1

THIS PLAN OF MERGER (this Plan of Merger) is dated                   2022
PARTIES
(1)
Endurance Acquisition Corp., an exempted company incorporated under the laws of the Cayman Islands with registered number 374833 having its registered office at the offices of Appleby Global Services (Cayman) Limited, 71 Fort Street, PO Box 500, Grand Cayman, KY1-1106, Cayman Islands (the Company or the Surviving Company);

(2)
SatixFy MS, an exempted company incorporated under the laws of the Cayman Islands with registered number 387536 having its registered office at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the Merging Company); and

(3)
SatixFy Communications Ltd., a limited liability company organised under the laws of the State of Israel of 12 Hamada Street, Rehovot, 7670316, Israel (PubCo).

RECITALS
(A)
The Company and the Merging Company have agreed to merge on the terms and conditions contained in a Business Combination Agreement (as may be amended and modified from time to time, the Business Combination Agreement) dated            2022 between the Company, the Merging Company and PubCo in the form annexed in the Schedule to this Plan of Merger.

(B)
The board of directors of the Company and the board of directors of the Merging Company deem it desirable and in the commercial interests of the Company and the Merging Company, respectively, and have approved a merger pursuant to which the Merging Company will merge with and into the Company and cease to exist, with the Surviving Company continuing as the surviving company, and that the undertaking, property and liabilities of the Merging Company and the Company shall vest in the Surviving Company (the Merger).

(C)
The Merger shall be upon the terms and subject to the conditions of (i) the Business Combination Agreement, (ii) this Plan of Merger and (iii) the provisions of Part XVI of the Companies Act (as defined below).

(D)
The shareholders of the Company and the sole shareholder of the Merging Company have authorised this Plan of Merger on the terms and subject to the conditions set forth herein and otherwise in accordance with the Companies Act.

(E)
Each of the Company and the Merging Company wishes to enter into this Plan of Merger pursuant to the provisions of Part XVI of the Companies Act.

2

AGREED TERMS
1.
DEFINITIONS AND INTERPRETATION

1.1
Definitions

Terms used in this Plan of Merger and not otherwise defined in this Plan of Merger shall have the meanings given to them under the Business Combination Agreement.
In this Plan of Merger:
Companies Act	means the Companies Act (As Revised) of the Cayman Islands;
Constituent Company	means each of the Company and the Merging Company;
Effective Date	means the date on which this Plan of Merger is registered by the Registrar in accordance with section 233(13) of the Companies Act unless the Constituent Companies shall deliver a notice to the Registrar signed by a director of each of the Constituent Companies specifying a later date in accordance with section 234 of the Companies Act, in which case the Effective Date shall be such later date specified in such notice to the Registrar;
Effective Time	means the time at which this Plan of Merger takes effect on the Effective Date in accordance with the Business Combination Agreement;
Existing M&A	means the amended and restated memorandum and articles of association of the Company adopted by special resolution on 14 September 2021;
PubCo Ordinary Share	means a Company Ordinary Share (as defined in the Business Combination Agreement); and
Registrar	means the Registrar of Companies in the Cayman Islands.

1.2
Interpretation

The following rules apply in this Plan of Merger unless the context requires otherwise:
(a)
Headings are for convenience only and do not affect interpretation.

(b)
The singular includes the plural and the converse.

(c)
A gender includes all genders.

(d)
Where a word or phrase is defined, its other grammatical forms have a corresponding meaning.

(e)
A reference to any agreement, deed or other document (or any provision of it), includes it as amended, varied, supplemented, extended, replaced, restated or transferred from time to time.

(f)
A reference to any legislation (or any provision of it) includes a modification or re-enactment of it, a legislative provision substituted for it and any regulation or statutory instrument issued under it.

1.3
Schedule

The Schedule forms part of this Plan of Merger and shall have effect as if set out in full in the body of this Plan of Merger. Any reference to this Plan of Merger includes the Schedule.

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2.
PLAN OF MERGER

2.1
Company Details

(a)
The constituent companies (as defined in the Companies Act) to the Merger are the Company and the Merging Company.

(b)
The surviving company (as defined in the Companies Act) is the Surviving Company, which shall [continue to be named Endurance Acquisition Corp.].

(c)
The registered office of the Company is at the offices of Appleby Global Services (Cayman) Limited, 71 Fort Street, PO Box 500, Grand Cayman, KY1-1106, Cayman Islands. The registered office of the Merging Company is at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. Following the Effective Time, the registered office of the Surviving Company will be at the offices of [Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104], Cayman Islands.

(d)
Immediately prior to the Effective Time, the authorised share capital of the Company is US$22,200.00 divided into 200,000,000 Class A ordinary shares of a par value of US$0.0001 each (the Class A Ordinary Shares), 20,000,000 Class B ordinary shares of a par value of US$0.0001 each (Class B Ordinary Shares) and 2,000,000 preference shares of a par value of US$0.0001 each (Preference Shares), of which [ ] Class A Ordinary Shares are issued, fully paid and outstanding, [5,000,000] Class B Ordinary Shares are issued, fully paid and outstanding, and no Preference Shares are issued and outstanding.

(e)
Immediately prior to the Effective Time, the authorised share capital of the Merging Company is US$50,000.00 divided into 50,000 ordinary shares of a par value of US$1.00 each, of which 1 ordinary share is issued, fully paid and outstanding.

(f)
At the Effective Time, the authorised share capital of the Surviving Company shall be US$22,200.00 divided into 200,000,000 Class A ordinary shares of a par value of US$0.0001 each, 20,000,000 Class B ordinary shares of a par value of US$0.0001 each and 2,000,000 preference shares of a par value of US$0.0001.

2.2
Effective Date

It is intended that the Merger shall be effective at the Effective Time on the Effective Date.
2.3
Terms and Conditions of the Merger

(a)
The terms and conditions of the Merger, including the manner and basis of converting shares in each Constituent Company into shares in the Surviving Company or other property as provided in section 233(5) of the Companies Act, including into PubCo Ordinary Shares, are set out in the Business Combination Agreement.

(b)
PubCo undertakes and agrees (it being acknowledged that PubCo will be the sole shareholder of the Surviving Company after the Merger) in consideration of the Merger to issue the Merger Consideration (as defined in the Business Combination Agreement) in accordance with the terms of the Business Combination Agreement.

(c)
At the Effective Time, the rights and restrictions attaching to the shares in the Surviving Company are as set out in the Existing M&A.

2.4
Memorandum of Association and Articles of Association

At the Effective Time, the memorandum and articles of association of the Surviving Company shall be in the form of the Existing M&A. Immediately after the Effective Time, the memorandum and articles of association of the Surviving Company shall be amended and restated by a shareholder special resolution adopted by PubCo, acting in its capacity as the sole shareholder of the Surviving Company, to read in their entirety in the form of the memorandum and articles of association of the Merging Company in effect immediately prior to the Effective Time, which shall thereafter be the

4

memorandum and articles of association of the Surviving Company until further amended or restated as provided therein or by applicable law.
2.5
Property

At the Effective Time, the rights, the property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Constituent Companies shall immediately vest in the Surviving Company which shall be liable for and subject, in the same manner as the Constituent Companies, to all mortgages, charges, or security interests and all contracts, obligations, claims, debts and liabilities of each of the Constituent Companies.
2.6
Directors of the Surviving Company

At the Effective Time, the names and addresses of the directors of the Surviving Company shall be as follows:
Name	Address
[Yoel Gat]	[Ramat Raziel 60, Ramat Raziel, Israel]
[Yoav Leibovitch]	[Kalisher 8 St., Rehovot, Israel]

2.7
Directors’ Benefits

There are no amounts or benefits which are or shall be paid or payable to any director of either of the Constituent Companies or the Surviving Company, in that capacity, consequent upon the Merger.
2.8
Secured Creditors

(a)
The Surviving Company has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

(b)
The Merging Company has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

3.
APPROVAL AND AUTHORISATION

3.1
This Plan of Merger has been approved by board of directors of the Company and the board of directors of the Merging Company pursuant to section 233(3) of the Companies Act.

3.2
This Plan of Merger has been authorised by the shareholders of the Company pursuant to section 233(6) of the Companies Act by way of resolutions passed at an extraordinary general meeting of the Company.

3.3
This Plan of Merger has been authorised by special resolution of the sole shareholder of the Merging Company pursuant to section 233(6) of the Companies Act.

4.
AMENDMENT AND TERMINATION

4.1
At any time prior to the Effective Date, this Plan of Merger may be amended by the directors of the Constituent Companies, to:

(a)
change the name of the Surviving Company;

(b)
change the Effective Date provided that the new Effective Date shall not be a date later than the ninetieth (90th) day after the date of registration of this Plan of Merger by the Registrar; or

(c)
effect any other changes to this Plan of Merger which the directors of both the Company and the Merging Company deem advisable, provided that such changes do not materially adversely affect any rights of the shareholders of the Company or the Merging Company, as determined by the directors of both the Company and the Merging Company, respectively.

4.2
At any time prior to the Effective Date, this Plan of Merger may be terminated by the directors of the

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Constituent Companies, provided that such termination is in accordance with Article VII of the Business Combination Agreement.
4.3
If this Plan of Merger is amended or terminated in accordance with this Clause after it has been filed with the Registrar but before it has become effective, the Constituent Companies shall file notice of the amendment or termination (as applicable) with the Registrar in accordance with sections 235(2) and 235(4) of the Companies Act and shall distribute copies of such notice in accordance with section 235(3) of the Companies Act.

5.
NOTICES

All notices and other communications between the parties in connection with this Plan of Merger must be in writing and shall be given in accordance with section 8.4 of the Business Combination Agreement.
6.
COUNTERPARTS

This Plan of Merger may be executed in any number of counterparts (but shall not be effective until each party has executed at least one counterpart). This has the same effect as if the signatures on the counterparts were on a single copy of this Plan of Merger. Delivery of an executed counterpart of this Plan of Merger by e-mail (PDF) or facsimile shall be effective as delivery of a manually executed counterpart of this Plan of Merger.
7.
GOVERNING LAW

This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.
[Signature page follows]

6

IN WITNESS WHEREOF the Parties have duly executed this Plan of Merger on the date stated at the beginning of it.
SIGNED for and on behalf of Endurance Acquisition Corp. acting by:	) ) ) ) ) )	Name: Position: Director
SIGNED for and on behalf of SatixFy MS acting by:	) ) ) ) ) )	Name: Position: Director
SIGNED for and on behalf of SatixFy Communications Ltd. acting by:	) ) ) ) ) )	Name: Position:

7

Schedule
Business Combination Agreement

8

Annex A
Key Employees
1.
Yoel Gat

2.
Simona Gat

3.
Yoav Leibovitch

4.
RaySat Ltd.

5.
Ilan Gat Ltd.

Annex B
Reorganization Covenants
(i) The present plan and intention of the Company is (and will continue to be through the Closing) for the Company (together with the members of the Company’s qualified group within the meaning of Treasury Regulations Section 1.368-1(d)(4)(ii) after the Merger (the “Company’s Qualified Group”)) to retain and/or use for working capital, growth or other general corporate purposes at least fifty percent (50%) of the amount of cash in the Trust Account immediately prior to any exercise of SPAC Shareholder Redemption Rights (or, if the exercise of SPAC Shareholder Redemption Rights results in a lower amount of cash remaining in the Trust Account following such exercise of SPAC Shareholder Redemption Rights, the entire amount of cash in the Trust Account), and the Company does not have a plan or intention (and will not have a plan or intention through the Closing) contrary to the foregoing. In furtherance of the foregoing, the Company (together with the members of the Company’s Qualified Group) shall, during the one-year period following Closing, retain and/or use for working capital, growth or other general corporate purposes at least fifty percent (50%) of the amount of cash in the Trust Account immediately prior to any exercise of SPAC Shareholder Redemption Rights (or, if the exercise of SPAC Shareholder Redemption Rights results in a lower amount of cash remaining in the Trust Account following such exercise of SPAC Shareholder Redemption Rights, the entire amount of cash in the Trust Account). For clarity, any loan or other transfer of such cash by the Company to a member of the Company’s Qualified Group and between members of the Company’s Qualified Group will be treated as retained and/or used for working capital, growth or other general corporate purposes by the Company (together with the Company’s Qualified Group). After such one-year period such cash and/or substitute assets shall not be subject to any of the foregoing restrictions and may be used for any purpose thereafter.
(ii) The Company has no present plan or intention to (and will not have any plan or intention through the Closing to) (A) liquidate the Surviving Company, (B) merge the Surviving Company with and into another corporation, excluding (x) any merger of the Surviving Company with and into (a) the Company (or an entity that is disregarded from the Company for U.S. federal income tax purposes) or (b) any first-tier subsidiary of the Company (or any entity that is disregarded from any such first-tier subsidiary for U.S. federal income tax purposes), and (y) any merger where the Surviving Company is the surviving entity in the merger and continues to be wholly-owned by the Company, or (C) sell or otherwise dispose of the shares of the Surviving Company (excluding any transfer that is permitted by Treasury Regulations Section 1.368-2(k)(1)).
(iii) None of the Company, any of its Subsidiaries, or any Person acting as an intermediary of the foregoing, has any present plan or intention (and will not have any plan or intention through the Closing) to (1) redeem or otherwise acquire any of the Company Ordinary Shares issued to SPAC Shareholders pursuant to the Merger or any of the Company Warrants into which the SPAC Warrants were converted pursuant to the Warrant Assumption Agreement; provided, however, the Company may from time to time repurchase Company Ordinary Shares and/or Company Warrants if any such repurchases are made on the open market through a broker for the prevailing market price pursuant to an open-market repurchase program as described in Rev. Rul. 99-58; and (2) make any distribution with respect to the Company Ordinary Shares issued to SPAC Shareholders pursuant to the Merger other than regular normal dividends or distributions made to all holders of such Company Ordinary Shares in the ordinary course of business of the Company. To the knowledge of the Company, no Person (other than its Subsidiaries) is a person related to the Company as defined in Treasury Regulations Section 1.368-1(e)(4).
(iv) The Group Companies shall not knowingly take or cause to be taken any action, or knowingly fail to take or cause to be taken any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Intended Tax Treatment; provided that notwithstanding the foregoing, (x) nothing in this clause (iv) shall limit or restrict (A) the use or transfer of any cash held by the Group Companies or invested pursuant to the PIPE Financing (or assets purchased by the Group Companies with such cash), (B) any liquidation or merger of the Surviving Company or disposition of the shares of the Surviving Company, (C) any redemption or other acquisition of Company Ordinary Shares issued to SPAC Shareholders pursuant to the Warrant Assumption Agreement or Company Warrants into which the SPAC Warrants were converted pursuant to the Merger, (D) any distribution with respect to the Company Ordinary Shares issued to SPAC Shareholders pursuant to the Merger or (E) any transaction specifically contemplated by this Agreement, in each case, to the extent the Company complies with clauses (i)-(iii) of the Reorganization Covenants, and (y) nothing in this clause (iv) shall limit or restrict any Group Company from taking any reporting position to the extent such reporting position is taken in compliance with Section 5.5(b) of the Agreement.

Schedule A
[omitted]

Schedule B
[omitted]

EXECUTION VERSION
Confidential
AMENDMENT NO. 1
to
BUSINESS COMBINATION AGREEMENT
This Amendment No. 1 to the Business Combination Agreement (this “Amendment”) is made as of June 13, 2022, by and among Endurance Acquisition Corp., a Cayman Islands exempted company (“SPAC”), SatixFy MS, a Cayman Islands exempted company and a direct, wholly owned subsidiary of the Company (“Merger Sub”), and SatixFy Communications Ltd., a limited liability company organized under the laws of the State of Israel (the “Company”). Capitalized terms used, but not otherwise defined herein, shall have the meaning given to them in the BCA (as defined below).
WHEREAS, on March 8, 2022, SPAC, the Company and Merger Sub entered into that certain Business Combination Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms, the “BCA”);
WHEREAS, pursuant to Section 8.3 of the BCA, the BCA may be amended or modified only by a duly authorized agreement in writing executed by each of the Parties in the same manner as the BCA and which makes reference to the BCA; and
WHEREAS, each of SPAC, the Company and Merger Sub desire to amend the BCA in order to revise the vesting schedule applicable to the Price Adjustment Shares.
NOW, THEREFORE, in consideration for the mutual promises made herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, SPAC, the Company and Merger Sub hereby agree to amend the BCA as follows:
1.   Amendments to Section 2.10 of the BCA.   Section 2.10 of the BCA is hereby amended as set forth below:
(a)   Section 2.10(b) is hereby amended and restated in its entirety to read: “If, at any time after the date that is thirty (30) days after the Effectiveness Date (as defined in the Subscription Agreements) of the Registration Statement (as defined in the Subscription Agreements) and thereafter during the ten (10) years following the Closing Date, the VWAP of Company Ordinary Shares is greater than or equal to $12.50 for any seven (7) Trading Days within a period of thirty (30) consecutive Trading Days (the date when the foregoing is first satisfied, the “First Price Adjustment Achievement Date”), then a Price Adjustment Series Amount of the Price Adjustment Shares shall automatically become vested and shall no longer be subject to forfeiture.”
(b)   Section 2.10(c) is hereby amended and restated in its entirety to read: “If, at any time after the date that is thirty (30) days after the Effectiveness Date (as defined in the Subscription Agreements) of the Registration Statement (as defined in the Subscription Agreements) and thereafter during the ten (10) years following the Closing Date, the VWAP of Company Ordinary Shares is greater than or equal to $14.00 for any seven (7) Trading Days within a period of thirty (30) consecutive Trading Days (the date when the foregoing is first satisfied, the “Second Price Adjustment Achievement Date”), then a Price Adjustment Series Amount of the Price Adjustment Shares shall automatically become vested and shall no longer be subject to forfeiture.”
(c)   Section 2.10(d) is hereby amended and restated in its entirety to read: “If, at any time after the date that is thirty (30) days after the Effectiveness Date (as defined in the Subscription Agreements) of the Registration Statement (as defined in the Subscription Agreements) and thereafter during the ten (10) years following the Closing Date, the VWAP of Company Ordinary Shares is greater than or equal to $15.50 for any seven (7) Trading Days within a period of thirty (30) consecutive Trading Days (the date when the foregoing is first satisfied, the “Third Price Adjustment Achievement Date”), then a Price Adjustment Series Amount of the Price Adjustment Shares shall automatically become vested and shall no longer be subject to forfeiture.”

(d)   Section 2.10(e) is hereby amended and restated in its entirety to read: “For the avoidance of doubt, the Price Adjustment Series Amount of the Price Adjustment Participants shall be entitled to vesting of the Price Adjustment Shares described in Section 2.10(b), Section 2.10(c), and Section 2.10(d), respectively, only upon the occurrence of the respective Price Adjustment Achievement Date; provided, however, that each such date shall only occur once, if at all, and in no event shall such Price Adjustment Participants be collectively entitled to receive more than an aggregate of 27,500,000 shares of Company Ordinary Shares as Price Adjustment Shares.”
2.   Amendment to Section 5.9(h) of the BCA.   Section 5.9(h) is hereby amended and restated in its entirety to read: “enter into, renew, modify or revise any SPAC Related Party Transaction (or any Contract or agreement that if entered into prior to the execution and delivery of this Agreement would be a SPAC Related Party Transaction), except for SPAC Working Capital Loans equal to $500,000 in the aggregate (on substantially the same terms as its previous SPAC Working Capital Loan, except that no more than $200,000 of such SPAC Working Capital Loans may have a right or conversion);”.
3.   Effect of Amendments and Modifications.   Except as expressly amended hereby, the BCA shall remain unaltered and in full force and effect and the respective terms, conditions or covenants thereof are hereby in all respects confirmed. Whenever the BCA is referred to in any agreement, document or other instrument, such reference will be to the BCA as amended by this Amendment. For the avoidance of doubt, each reference in the BCA, as amended hereby, to “the date hereof”, the “date of this Agreement” and derivations thereof and other similar phrases shall continue to refer to March 8, 2022.
4.   Miscellaneous.   Sections 8.5, 8.7, 8.10, 8.11, 8.15 and 8.16 of the BCA are incorporated herein by reference, mutatis mutandis.

2

IN WITNESS WHEREOF, each of the Parties has caused this Business Combination Agreement to be duly executed on its behalf as of the day and year first above written.
ENDURANCE ACQUISITION CORP.
By:
/s/ Richard Davis

Name: Richard Davis
Title: Chief Executive Officer
[Signature Page to Amendment No. 1 to the Business Combination Agreement]

SATIXFY MS
By:
/s/ Yoav Leibovitch

Name:
Yoav Leibovitch

Title:
Chief Financial Officer

SATIXFY COMMUNICATIONS LTD.
By:
/s/ Yoav Leibovitch

Name:
Yoav Leibovitch

Title:
Chief Financial Officer

[Signature Page to Amendment No. 1 to the Business Combination Agreement]

4

EXECUTION VERSION
Confidential
AMENDMENT NO. 2
to
BUSINESS COMBINATION AGREEMENT
This Amendment No. 2 to the Business Combination Agreement (this “Amendment”) is made as of August 23, 2022, by and among Endurance Acquisition Corp., a Cayman Islands exempted company (“SPAC”), SatixFy Communications Ltd., a limited liability company organized under the laws of the State of Israel (the “Company”), and SatixFy MS, a Cayman Islands exempted company and a direct, wholly owned subsidiary of the Company (“Merger Sub”). Capitalized terms used, but not otherwise defined herein, shall have the meaning given to them in the BCA (as defined below).
WHEREAS, on March 8, 2022, SPAC, the Company and Merger Sub entered into that certain Business Combination Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms, the “BCA”);
WHEREAS, pursuant to Section 8.3 of the BCA, the BCA may be amended or modified only by a duly authorized agreement in writing executed by each of the Parties in the same manner as the BCA and which makes reference to the BCA;
WHEREAS, each of SPAC, the Company and Merger Sub agree that the conditions to the Closing set forth in Section 6.1(b), Section 6.1(d) and Section 6.1(f) of the BCA will not be satisfied as of the Termination Date and desire to amend Section 7.1(d) of the BCA to exercise the right to extend the Termination Date to November 7, 2022; and
WHEREAS, each of SPAC, the Company and Merger Sub desire to amend certain other provisions of the BCA on the terms set forth in this Amendment.
NOW, THEREFORE, in consideration for the mutual promises made herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, SPAC, the Company and Merger Sub hereby agree to amend the BCA as follows:
1.   Amendments.   The following Sections of the BCA are hereby amended as set forth below (with certain changes shown in blackline form, with bold and underlined text representing additions and ~~bold and struck through~~ text representing deletions):
(a)   Section 1.1.   Section 1.1 of the BCA is hereby amended as follows:
(i)   The definition of “Equity Value” is hereby amended and restated in its entirety to read: “means $365,000,000.”
(ii)   The definition of “Aggregate Transaction Proceeds” is hereby amended and restated in its entirety to read: “has the meaning set forth in the Sponsor Letter Agreement.”
(b)   Section 2.10(h).   The second sentence of Section 2.10(h) of the BCA is hereby amended as follows:
“(h)   No Price Adjustment Participant may Transfer any Price Adjustment Shares before such Price Adjustment Shares becomes vested (if at all) pursuant to this Section 2.10; provided, however, that if such Price Adjustment Participant is an individual, then such Price Adjustment Participant may transfer his or her Price Adjustment Shares, whether vested or not (i) by testamentary disposition by virtue of laws of descent and distribution upon death of the individual, (ii) pursuant to a qualified domestic relations order or (iii) by transfer to a member of such Price Adjustment Participant’s immediate family or to a trust, the beneficiary of which is such Price Adjustment Participant or a member of such Price Adjustment Participant’s immediate family, heirs or an affiliate thereof of such Price Adjustment Participant.”

(c)   Section 5.3(c).   Section 5.3(c) of the BCA is hereby amended as follows:
“(c)   From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, SPAC shall provide, or cause to be provided, to the Company and, subject to execution and delivery of a confidentiality agreement in a customary form, its Representatives (i) during normal business hours reasonable access to the directors, officers, books and records of SPAC (in a manner so as to not interfere with the normal business operations of SPAC) and (ii) information that is reasonably necessary for the Company to calculate the SPAC Expenses ~~and Aggregate Transaction Proceeds~~. Notwithstanding the foregoing, SPAC shall not be required to provide, or cause to be provided to, the Company or any of its Representatives any Evaluation Material.”
(d)   Section 6.3(c).   Section 6.3(c) of the BCA is hereby amended as follows:
“(c)   ~~the Aggregate Transaction Proceeds shall be equal to or greater than $115,000,000.~~ [Reserved.]”
(e)   Section 7.1(d).   Section 7.1(d) of the BCA is hereby amended as follows:
“(d)   by written notice by either SPAC or the Company to the other Parties, if the transactions contemplated by this Agreement shall not have been consummated on or prior to ~~Spetember~~ November 7, 2022 (the “Termination Date”)~~; provided, that either SPAC or the Company shall have the right, upon written notice to the other Parties before the Termination Date, to extend the Termination Date to November 7, 2022 if all conditions to the Closing listed in Article VI have been satisfied, other than the conditions set forth in Section 6.1(b), Section 6.1(d)~~, Section 6.1(f) and those conditions that are only capable of being satisfied at Closing; provided ~~further~~, that (i) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to SPAC if SPAC’s breach of any of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date, and (ii) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to the Company if either Company Party’s breach of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date~~, and (iii) the right to extend the Termination Date pursuant to this Section 7.1(d)~~ shall not be available to any Party who is then in breach of its covenants or obligations under this Agreement;”
2.   Effect of Amendments and Modifications.   Except as expressly amended hereby, the BCA shall remain unaltered and in full force and effect and the respective terms, conditions or covenants thereof are hereby in all respects confirmed. Whenever the BCA is referred to in any agreement, document or other instrument, such reference will be to the BCA as amended by this Amendment. For the avoidance of doubt, each reference in the BCA, as amended hereby, to “the date hereof”, the “date of this Agreement” and derivations thereof and other similar phrases shall continue to refer to March 8, 2022.
3.   Miscellaneous.   Sections 8.5, 8.7, 8.10, 8.11, 8.15 and 8.16 of the BCA are incorporated herein by reference, mutatis mutandis.
[Signature Pages Follow]

2

IN WITNESS WHEREOF, each of the Parties has caused this Business Combination Agreement to be duly executed on its behalf as of the day and year first above written.
ENDURANCE ACQUISITION CORP.
By:
/s/ Richard Davis

Name:
Richard Davis

Title:
Chief Executive Officer

[Signature Page to Amendment No. 2 to the Business Combination Agreement]

SATIXFY MS
By:
/s/ Yoav Leibovitch

Name:
Yoav Leibovitch

Title:
Chief Financial Officer

SATIXFY COMMUNICATIONS LTD.
By:
/s/ Yoav Leibovitch

Name:
Yoav Leibovitch

Title:
Chief Financial Officer

[Signature Page to Amendment No. 2 to the Business Combination Agreement]